                                               Filed pursuant to Rule 424(b)(2)
                                                         SEC File No. 333-34399

                               NUMAR CORPORATION
                                 508 LAPP ROAD
                          MALVERN, PENNSYLVANIA 19355

Dear Shareholder:

  A Special Meeting of Shareholders (the "Special Meeting") of NUMAR Corporation ("NUMAR") will be held at the offices of NUMAR, 508 Lapp Road, Malvern, Pennsylvania, on September 30, 1997 at 9:00 a.m. local time.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 9, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of a wholly owned subsidiary ("Merger Sub") of Halliburton Company ("Halliburton") with and into NUMAR, pursuant to which (a) NUMAR will be the corporation surviving the Merger (the "Surviving Corporation"), (b) each common share, par value $.01 per share, of NUMAR ("NUMAR Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into 0.9664 (after giving effect to the two-for-one split of the common stock, par value $2.50 per share, of Halliburton ("Halliburton Common Stock") described in the accompanying Proxy Statement/Prospectus) of one share of Halliburton Common Stock (the "Exchange Ratio"), (c) all outstanding options and warrants to purchase shares of NUMAR Common Stock will be converted into options and warrants to purchase shares of Halliburton Common Stock and (d) NUMAR will become a wholly owned subsidiary of Halliburton. In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by NUMAR shareholders at the Special Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about NUMAR and Halliburton.

  Schroder Wertheim & Co. Incorporated, the investment banking firm retained by the Board of Directors of NUMAR to act as its financial advisor in connection with the Merger, has rendered its opinion both as of June 9, 1997, and as of the date of this Proxy Statement/Prospectus that, as of such dates, the Exchange Ratio was fair from a financial point of view to the holders of shares of NUMAR Common Stock.

  THE NUMAR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR TO AND IN THE BEST INTERESTS OF NUMAR. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

  ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, HOWEVER, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                   [SIGNATURE OF MELVIN N. MILLER APPEARS HERE]

                                          MELVIN N. MILLER, Ph.D.
                                          Chairman of the Board,
                                          President and Chief Executive
                                          Officer

                               NUMAR CORPORATION
                                 508 LAPP ROAD
                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 30, 1997

To the Shareholders of NUMAR Corporation:

  A Special Meeting of Shareholders (the "Special Meeting") of NUMAR Corporation, a Pennsylvania corporation ("NUMAR"), will be held on Tuesday, September 30, 1997 at 9:00 a.m., local time, at the offices of NUMAR, 508 Lapp Road, Malvern, Pennsylvania, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 9, 1997 (the "Merger Agreement") among Halliburton Company, a Delaware corporation ("Halliburton"), Halliburton M.S. Corp., a Delaware corporation and a wholly owned subsidiary of Halliburton ("Merger Sub"), and NUMAR. Pursuant to the Merger Agreement, Merger Sub would be merged with and into NUMAR (the "Merger") and, among other things, each common share, par value $.01 per share, of NUMAR ("NUMAR Common Stock") outstanding at the effective time of the Merger would be converted into 0.9664 (after giving effect to the two-for-one split of Halliburton's common stock described in the accompanying Proxy Statement/Prospectus) of one share of common stock, par value $2.50 per share, of Halliburton, all as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix A thereto; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Board of Directors of NUMAR has fixed the close of business on July 25, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of NUMAR Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such shareholders will be available for examination at the offices of NUMAR in Malvern, Pennsylvania during normal business hours by any NUMAR shareholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting. Shareholders of NUMAR are entitled to appraisal rights under the Pennsylvania Business Corporation Law in respect of the Merger. See "Dissenters' Rights" in the Proxy Statement/Prospectus and Appendix E thereto.

  YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY ALL HOLDERS OF NUMAR COMMON STOCK ENTITLED TO VOTE IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                      [SIGNATURE OF RUTH E. LARSEN APPEARS HERE]

                                          RUTH E. LARSEN
                                          Assistant Secretary

Malvern, Pennsylvania
August 29, 1997

PROXY STATEMENT/PROSPECTUS
                                  PROSPECTUS
                                      OF
                              HALLIBURTON COMPANY

                                PROXY STATEMENT
                                      OF
                               NUMAR CORPORATION

  This Proxy Statement/Prospectus relates to the proposed merger of Halliburton M.S. Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Halliburton Company, a Delaware corporation ("Halliburton") with and into NUMAR Corporation, a Pennsylvania corporation ("NUMAR"), pursuant to the Agreement and Plan of Merger dated as of June 9, 1997 among Halliburton, Merger Sub and NUMAR (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

  As a result of the Merger, (i) each common share, par value $.01 per share, of NUMAR ("NUMAR Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than shares of NUMAR Common Stock held directly or indirectly by Halliburton or NUMAR and Dissenting Shares (as hereinafter defined), will be converted into 0.9664 (after giving effect to the stock split discussed below) of one share of common stock, par value $2.50 per share, of Halliburton ("Halliburton Common Stock") and (ii) NUMAR will become a wholly owned subsidiary of Halliburton.

  Halliburton has effected a two-for-one stock split in the form of a 100% stock dividend paid on July 21, 1997 to holders of Halliburton Common Stock of record on June 26, 1997 (the "Stock Split"). All information relating to Halliburton Common Stock set forth herein, including the Exchange Ratio and all per share information, gives effect to the two-for-one Stock Split (except as otherwise indicated and except for the information set forth in "The Merger--Opinion of Financial Advisor to NUMAR").

  This Proxy Statement/Prospectus is being furnished to holders of NUMAR Common Stock in connection with the solicitation of proxies by the Board of Directors of NUMAR for use at the special meeting of shareholders of NUMAR to be held on September 30, 1997. At the NUMAR special meeting, holders of NUMAR Common Stock will be asked to consider adoption of the Merger Agreement. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of NUMAR on or about September 2, 1997.

  This Proxy Statement/Prospectus also constitutes a prospectus of Halliburton with respect to up to 8,835,058 shares of Halliburton Common Stock to be issued pursuant to the Merger Agreement in exchange for currently outstanding shares of NUMAR Common Stock and additional shares of NUMAR Common Stock that may become outstanding prior to the Merger upon the exercise of options ("NUMAR Options") to purchase NUMAR Common Stock outstanding on the date of the Merger Agreement. The shares of Halliburton Common Stock issued pursuant to the Merger will be listed on the New York Stock Exchange (the "NYSE").

  On August 28, 1997, the closing prices of Halliburton Common Stock and NUMAR Common Stock, as reported on the NYSE Composite Tape and The Nasdaq National Market, were $48.25 and $46.00, respectively.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED  UPON   THE   ACCURACY  OR   ADEQUACY  OF   THIS   PROSPECTUS.  ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 29, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HALLIBURTON OR NUMAR. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HALLIBURTON OR NUMAR SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HALLIBURTON AND NUMAR EACH UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO HALLIBURTON, GUY T. MARCUS, VICE PRESIDENT-INVESTOR RELATIONS, HALLIBURTON COMPANY, 3600 LINCOLN PLAZA, 500 NORTH AKARD STREET, DALLAS, TEXAS, 75201-3391 (TELEPHONE (214) 978-2600), AND, IN THE CASE OF DOCUMENTS RELATING TO NUMAR, RUTH E. LARSEN, ASSISTANT SECRETARY, NUMAR CORPORATION, 508 LAPP ROAD, MALVERN, PENNSYLVANIA 19355 (TELEPHONE (610) 251-0116). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 23, 1997.

                             AVAILABLE INFORMATION

  Halliburton and NUMAR are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File Nos. 1-03492 and 0-23718, respectively), and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to their respective businesses, financial statements and other matters. Reports, proxy statements and other information filed by Halliburton and NUMAR can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Halliburton and NUMAR. The address of that web site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning (i) Halliburton may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and (ii) NUMAR may be inspected at the offices of The Nasdaq National Market at 1735 K. Street, N.W., Washington, D.C. 20006-1500.

  Halliburton has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering, sale and delivery of the Halliburton Common Stock to be issued pursuant to the Merger Agreement, certain parts of which were omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  All information contained in this Proxy Statement/Prospectus or incorporated herein by reference with respect to Halliburton was supplied by Halliburton, and all information contained in this Proxy Statement/Prospectus or incorporated herein by reference with respect to NUMAR was supplied by NUMAR.

FORWARD-LOOKING INFORMATION

  Certain of the information relating to Halliburton contained in this Proxy Statement/Prospectus is forward-looking in nature. Such forward-looking information constitutes estimates reflecting Halliburton's best judgment based on current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking information. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by Halliburton include unsettled political conditions, war, civil unrest, currency controls and governmental actions in countries of operation; trade restrictions and economic embargoes; environmental laws, including those that require emission performance standards for new and existing facilities; the magnitude of governmental spending for military and logistical support of the type provided by Halliburton; operations in high risk countries; technological and structural changes in the industries served by Halliburton; changes in the price of oil and natural gas; changes in capital spending by customers in the hydrocarbon industry for exploration, development, production, processing, refining and pipeline delivery networks; changes in capital spending by customers in the wood pulp and paper industries for plants and equipment; and changes in capital spending by governments for infrastructure. In addition, future trends for revenues and profitability remain difficult to predict in the industries served by Halliburton.

  Certain of the information in this Proxy Statement/Prospectus relating to NUMAR is forward-looking in nature, and such statements involve risks and uncertainties. Although NUMAR believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause actual results to differ materially from those anticipated include technological changes in the oilfield services industry, development and marketing of competitive well logging tools by NUMAR's competitors and loss of one or more of NUMAR's key employees, as well as all of the factors relating to the oil and gas industry referred to above with respect to Halliburton, all of which are also applicable to NUMAR.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

  1. For Halliburton, its:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31,
  1996;

    (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

    (c) Current Reports on Form 8-K filed with the Commission on January 14, 1997, January 23, 1997, January 31, 1997, February 10, 1997, February 12,
  1997, February 14, 1997, February 21, 1997, March 4, 1997, March 18, 1997,
  March 31, 1997, April 24, 1997, May 8, 1997, May 9, 1997, May 21, 1997,
  May 23, 1997, May 30, 1997, May 30, 1997, June 3, 1997, June 11, 1997, June
  13, 1997; July 7, 1997; July 7, 1997; July 7, 1997; July 17, 1997; July 18,
  1997; July 22, 1997; July 23, 1997; July 25, 1997; July 29, 1997; August 4,
  1997; August 4, 1997; and August 7, 1997; and

    (d) Registration Statement on Form 8-B dated December 12, 1996.

  2. For NUMAR, its:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31,
  1996;

    (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

    (c) Current Reports on Form 8-K filed with the Commission on June 15, 1997; and

    (d) Registration Statement on Form 8-A dated March 24, 1994.

  All documents filed by Halliburton or NUMAR pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the special meeting of the shareholders of NUMAR shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
  Forward-Looking Information.............................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
SUMMARY...................................................................   6
  The Companies...........................................................   6
  The Special Meeting.....................................................   6
  Reasons for the Merger..................................................   7
  Opinion of Financial Advisor............................................   8
  The Merger and the Merger Agreement.....................................   9
  Stock Option Agreement..................................................  12
  Voting Agreements.......................................................  12
  Certain Federal Income Tax Consequences.................................  13
  Anticipated Accounting Treatment........................................  13
  Rights of Dissenting Shareholders.......................................  13
  Exchange of NUMAR Common Stock Certificates.............................  13
  Certain Potential Conflicts of Interest.................................  14
  Comparative Rights of NUMAR and Halliburton Stockholders................  15
  Market Price and Dividend Data..........................................  16
  Halliburton Selected Historical Consolidated Financial Information......  17
  NUMAR Selected Historical Consolidated Financial Information............  18
  Selected Unaudited Pro Forma Combined Balance Sheet Information.........  19
  Comparative Per Share Data..............................................  20
THE COMPANIES.............................................................  21
  Halliburton.............................................................  21
  Merger Sub..............................................................  22
  NUMAR...................................................................  22
THE SPECIAL MEETING.......................................................  22
  Date, Time and Place....................................................  22
  Purpose of the Special Meeting..........................................  23
  Record Date and Outstanding Shares......................................  23
  Voting and Revocation of Proxies........................................  23
  Vote Required...........................................................  23
  Solicitation of Proxies.................................................  24
  Other Matters...........................................................  24
THE MERGER................................................................  25
  General Description of the Merger.......................................  25
  Background of the Merger................................................  25
  Certain Information Provided............................................  28
  Halliburton's Reasons for the Merger....................................  29
  NUMAR's Reasons for the Merger; Recommendation of the Board of Directors
   of NUMAR...............................................................  30
  Opinion of Financial Advisor to NUMAR...................................  32
  Certain Potential Conflicts of Interest.................................  36
  Certain Federal Income Tax Consequences.................................  38
  Accounting Treatment.....................................................  39
  Governmental and Regulatory Approvals....................................  40
  Restrictions on Resales by Affiliates....................................  40
  Rights of Dissenting Shareholders........................................  40
CERTAIN TERMS OF THE MERGER AGREEMENT......................................  42
  Effective Time of the Merger.............................................  42
  Manner and Basis of Converting Shares....................................  43
  NUMAR Options............................................................  44
  Conditions to the Merger.................................................  44
  Representations and Warranties...........................................  45
  Certain Covenants; Conduct of Business Prior to the Merger...............  46
  No Solicitation..........................................................  47
  Certain Post-Merger Matters..............................................  48
  Termination or Amendment of the Merger Agreement.........................  48
  Expenses and Termination Fee.............................................  49
  Indemnification..........................................................  50
STOCK OPTION AGREEMENT.....................................................  50
VOTING AGREEMENTS..........................................................  52
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION...........  53
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS............................  55
  Halliburton..............................................................  55
  NUMAR....................................................................  55
DESCRIPTION OF HALLIBURTON CAPITAL STOCK...................................  58
  General..................................................................  58
  Halliburton Common Stock.................................................  58
  Rights to Purchase Preferred Stock.......................................  58
  Halliburton Preferred Stock..............................................  60
  Certain Provisions of Halliburton
   Charter and Bylaws......................................................  60
  Transfer Agent and Registrar.............................................  61
COMPARATIVE RIGHTS OF HALLIBURTON AND NUMAR STOCKHOLDERS...................  61
LEGAL MATTERS..............................................................  67
EXPERTS....................................................................  67
STOCKHOLDER PROPOSALS......................................................  68

Appendices:
A--Agreement and Plan of Merger
B--Stock Option Agreement
C--Form of Voting Agreement
D--Opinion of Schroder Wertheim & Co. Incorporated
E--Provisions of Pennsylvania Business Corporation Law regarding Dissenters'
   Rights of Appraisal

                                    SUMMARY

  A substantial portion of the following information is a summary of information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Proxy Statement/Prospectus, unless otherwise required by the context, the term "Halliburton" means Halliburton Company and its consolidated subsidiaries and the term "NUMAR" means NUMAR Corporation and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

THE COMPANIES

  HALLIBURTON AND MERGER SUB. Halliburton is one of the world's largest diversified energy services and engineering and construction services companies. Such services include those related to the exploration, development, and production of oil and natural gas, in the case of energy services, and the design, procurement, construction, project management and maintenance of industrial facilities, in the case of engineering and construction services. Halliburton conducts business worldwide in more than 100 countries.

  At June 30, 1997, Halliburton had consolidated total assets of approximately $5.2 billion and consolidated stockholders' equity of approximately $2.3 billion and employed approximately 60,000 persons worldwide.

  Halliburton's predecessor was established in 1919, incorporated under the laws of the State of Delaware in 1924 and reorganized under the laws of the State of Delaware in 1996. Merger Sub is a wholly owned subsidiary of Halliburton incorporated on May 30, 1997 in the State of Delaware. Halliburton and Merger Sub maintain their principal executive offices at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas 75201-3391. Their telephone number at such offices is (214) 978-2600.

  NUMAR. NUMAR designs, manufactures, and markets a patented, proprietary well logging device, the Magnetic Resonance Imaging Logging ("MRIL(R)") tool, which utilizes magnetic resonance imaging ("MRI") technology, widely used in medical diagnostic imaging devices, to evaluate subsurface rock formations in newly-drilled oil and gas wells. The MRIL(R) tool is a commercially-available well logging tool able to measure, in real time at the wellsite, the proportion of fluid that is free to flow within a formation, effective formation porosity, fluid viscosity and rock grain size, to perform direct hydrocarbon typing ("DHT(R)") and to derive formation permeability. Further, a new application was introduced in 1996, which allows the MRIL(R) to identify clay bound water and thus determine total porosity ("C/TP").

  At June 30, 1997, NUMAR had consolidated total assets of $34.4 million and consolidated shareholders' equity of $20.8 million and employed approximately 140 persons.

  NUMAR was incorporated under the laws of the Commonwealth of Pennsylvania in 1983 and maintains its principal executive offices at 508 Lapp Road, Malvern, Pennsylvania 19355. Its telephone number at such offices is (610) 251-0116.

THE SPECIAL MEETING

  DATE, TIME AND PLACE. The Special Meeting of Shareholders of NUMAR (the "Special Meeting") will be held on Tuesday, September 30, 1997, at the offices of NUMAR, 508 Lapp Road, Malvern, Pennsylvania, commencing at 9:00 a.m. local time.

  PURPOSES. The purposes of the Special Meeting are (i) to consider and vote upon a proposal to adopt the Merger Agreement; and (ii) to transact such other business as may properly come before the Special Meeting.

  RECORD DATE; SHARES ENTITLED TO VOTE. The Board of Directors of NUMAR has fixed the close of business on July 25, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Each issued and outstanding share of NUMAR Common Stock is entitled to one vote on each matter to be presented at the Special Meeting. Only holders of record of shares of NUMAR Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. On such date, there were 8,418,541 shares of NUMAR Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

  QUORUM; VOTE REQUIRED. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of NUMAR Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of a majority of the votes cast by all holders of NUMAR Common Stock entitled to vote thereon at the Special Meeting is required under the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL") to approve and adopt the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

  SECURITY OWNERSHIP OF NUMAR MANAGEMENT. At the Record Date, the directors and executive officers of NUMAR beneficially owned approximately 13.3% of the outstanding shares of NUMAR Common Stock entitled to vote at the Special Meeting. Four directors of NUMAR (Dr. Melvin N. Miller, the Chairman of the Board, President and Chief Executive Officer, Barry M. Davis, Seymour G. Mandell and Dr. James H. Simons), Davis Venture Partners, L.P., an affiliate of Mr. Davis, and the Bermuda Trust Company Limited, as trustee of the Lord Jim Trust, of which Dr. Simons is a beneficiary (Dr. Simons disclaims beneficial ownership of the shares held by such trust, which shares represent approximately 10.7% of the outstanding shares of NUMAR Common Stock entitled to vote at the Special Meeting) have entered into Voting Agreements with Halliburton dated as of June 9, 1997 (the "Voting Agreements") pursuant to which they have agreed to vote all shares of NUMAR Common Stock owned by them in favor of the Merger Agreement. At the Record Date, an aggregate of 1,938,290 shares of NUMAR Common Stock (representing approximately 23.0% of the outstanding shares) entitled to vote at the Special Meeting were subject to the Voting Agreements. See "Voting Agreements." In addition, each of the other directors and executive officers of NUMAR, who on the Record Date together owned beneficially an aggregate of 77,575 shares of NUMAR Common Stock (approximately 0.9% of the outstanding NUMAR Common Stock) entitled to vote at the Special Meeting, has advised NUMAR that he or she plans to vote or to direct the vote of all such shares of NUMAR Common Stock in favor of the Merger Agreement. As a result, the affirmative vote of holders of only 34.3% of the outstanding shares of NUMAR Common Stock entitled to vote at the Special Meeting (other than shares subject to the Voting Agreements and shares held by officers and directors of NUMAR) is required to approve and adopt the Merger Agreement.

REASONS FOR THE MERGER

  HALLIBURTON. The Board of Directors of Halliburton believes that the Merger will represent a significant step in achieving an important Halliburton objective: to offer customers a complete array of oil field services. The Board of Directors also believes that the Merger will strengthen Halliburton's position in the provision of formation evaluation services. For further information, see "The Merger--Halliburton's Reasons for the Merger."

  NUMAR. The Board of Directors of NUMAR has determined that the Merger is fair to and in the best interests of NUMAR. In its deliberations with respect to the Merger, the Board of Directors consulted with management of NUMAR and the financial and legal advisors to NUMAR. The composite mix of information available to the Board of Directors with respect to the Merger included information regarding the matters enumerated under "The Merger--NUMAR's Reasons for the Merger; Recommendation of the Board of Directors of NUMAR." While this information was considered by the Board of Directors, the Board of Directors did not evaluate and make determinations with respect to each such factor. Rather, the Board of Directors made its determination with respect to the Merger based on the total mix of information available to it and the judgments of individual directors may have been influenced to a greater or lesser degree by differing factors. Such information included: (i) the fact that the consideration to be received by NUMAR's shareholders represents a significant premium over the historical price of NUMAR Common Stock; (ii) the fact that Halliburton is an industry leader and that its stock price historically has been strong; (iii) management's determination that the long term growth potential with Halliburton compares very favorably to that presented by a business combination with other potential acquirors and is superior to NUMAR remaining an independent public company; (iv) the opinion of Schroder Wertheim & Co. Incorporated ("Schroder Wertheim") dated June 9, 1997 to the effect that, as of such date and based on certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the shareholders of NUMAR; (v) management's view that the Merger would result in significant efficiencies, operating benefits and commercial and other synergies that would benefit NUMAR, its customers, the public and its shareholders through their continued interest in the combined company; (vi) management's belief that the resulting efficiencies, benefits and synergies would better meet needs of NUMAR's constituencies than combinations with other possible acquirors; (vii) the resulting benefits to customers of both NUMAR and Halliburton from the enhanced services that can be provided by a combined company with the financial strength to support substantial research and development; (viii) the fact that local communities in Pennsylvania will benefit from maintaining NUMAR's Malvern facility; (ix) the fact that all of the executive officers of NUMAR have agreed to enter into employment agreements effective at the Effective Time that will allow them to continue pursuing their strategic view of the future of NUMAR;
(x) the treatment of the transaction as a tax free reorganization; (xi) the fact that entering into a merger or similar transaction with some other potential acquiror may raise more serious antitrust concerns than those raised by the Merger and could result in the prevention of the consummation of a proposed third-party transaction; and (xii) the friendly and cooperative working relationships between NUMAR and Halliburton.

  The Board of Directors of NUMAR also considered the following negative factors: (i) the fact that the execution of the Merger Agreement would contractually prohibit NUMAR from soliciting or facilitating other offers from third parties; and (ii) the potentially adverse effect the Merger may have on the employees of NUMAR'S various field offices in the long term. In the view of the Board of Directors of NUMAR, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination in the manner in which it was proposed. With respect to the possibility that the Merger might foreclose other options that could be viewed as preferable, the Board of Directors of NUMAR took into consideration the fact that, under Pennsylvania law, the directors of a Pennsylvania corporation may, after considering all of the factors involved in a proposed transaction, bind the corporation to a business combination agreement that the Board of Directors believes is fair to and in the best interests of the corporation, even in the face of a subsequent, arguably superior proposal. Moreover, management and the Board of Directors of NUMAR believe that the shareholders of NUMAR could vote against the Merger if a third party should commence a tender or exchange offer that was regarded as superior to the Merger transaction. See "Certain Terms of the Merger Agreement--No Solicitation."

  THE BOARD OF DIRECTORS OF NUMAR HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF NUMAR AND RECOMMENDS THAT THE SHAREHOLDERS OF NUMAR ADOPT THE MERGER AGREEMENT.

  For further information, see "The Merger--NUMAR's Reasons for the Merger; Recommendation of the Board of Directors of NUMAR."

OPINION OF FINANCIAL ADVISOR

  Schroder Wertheim was retained by NUMAR to act as its financial advisor in connection with the Merger and related matters based on Schroder Wertheim's experience and expertise. At the meeting of the Board of

Directors of NUMAR held on June 9, 1997, Schroder Wertheim rendered to the Board of Directors of NUMAR a written opinion, subsequently confirmed as of the date of this Proxy Statement/Prospectus, to the effect that, as of such dates and based on certain matters stated therein, the Exchange Ratio (as defined below) pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of NUMAR Common Stock. The full text of the Schroder Wertheim opinion dated as of the date hereof (the "Schroder Wertheim Opinion" or its "Opinion"), which is substantially equivalent to its opinion dated June 9, 1997 and sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of NUMAR Common Stock should read the Schroder Wertheim Opinion carefully in its entirety. Each Schroder Wertheim opinion is directed to the Board of Directors of NUMAR and addresses the fairness of the Exchange Ratio from a financial point of view to the holders of shares of NUMAR Common Stock; it does not address any other aspect of the Merger nor does it constitute a recommendation to any holder of NUMAR Common Stock as to how to vote at the Special Meeting. The summary of the Schroder Wertheim Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such Opinion. See "The Merger--Opinion of Financial Advisor to NUMAR." For information regarding the fees to be paid to Schroder Wertheim for its services as financial advisor to NUMAR, see "The Merger--Opinion of Financial Advisor to NUMAR."

THE MERGER AND THE MERGER AGREEMENT

  THE MERGER. At the Effective Time, Merger Sub will be merged with and into NUMAR, with NUMAR being the surviving corporation and continuing as a wholly owned subsidiary of Halliburton (the "Surviving Corporation"). In the Merger, each share of NUMAR Common Stock outstanding at the Effective Time (other than shares held directly or indirectly by Halliburton or NUMAR and Dissenting Shares) will be converted into 0.9664 of one share of Halliburton Common Stock (the "Exchange Ratio"). The Exchange Ratio reflects the two-for-one Stock Split of the Halliburton Common Stock effected in the form of a 100% stock dividend paid on July 21, 1997 to stockholders of record on June 26, 1997.

  Based on the numbers of shares of Halliburton Common Stock and NUMAR Common Stock outstanding as of the Record Date, 8,135,678 shares of Halliburton Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise prior to the Effective Time of NUMAR Options and warrants), representing approximately 3.2% of the total Halliburton Common Stock to be outstanding after such issuance. In addition, Halliburton will be required to reserve for issuance an aggregate of approximately 956,000 shares of Halliburton Common Stock that may be issued upon the exercise of NUMAR Options and warrants after the Effective Time (assuming no exercise thereof after the Record Date and prior to the Effective Time.) See "Certain Terms of the Merger Agreement--NUMAR Options."

  RECOMMENDATION OF THE BOARD OF DIRECTORS OF NUMAR. THE BOARD OF DIRECTORS OF NUMAR HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF NUMAR AND RECOMMENDS THAT THE SHAREHOLDERS OF NUMAR ADOPT THE MERGER AGREEMENT. See "The Merger--Background of the Merger" and "--NUMAR's Reasons for the Merger; Recommendation of the Board of Directors of NUMAR." In considering the recommendation of the NUMAR Board with respect to the Merger, NUMAR shareholders should be aware that certain officers and directors of NUMAR have certain interests respecting the Merger, apart from their interests as shareholders of NUMAR. See "The Merger--Certain Potential Conflicts of Interest."

  EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania and a certificate of merger with the Secretary of State of the State of Delaware. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or, if permissible, waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.

  CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER. The respective obligations of Halliburton and NUMAR to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) adoption of the Merger Agreement by the shareholders of NUMAR; (ii) the absence of any law, regulation or order making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) Halliburton and NUMAR having been advised in writing by Arthur Andersen LLP that the Merger should be treated for financial accounting purposes as a "pooling of interests;" (iv) the holders of record of no more than 7% of the outstanding shares of NUMAR Common Stock immediately prior to Effective Time having perfected and continued to perfect Dissenters Rights (as defined below); (v) the accuracy of the representations and warranties of each party (except to the extent that the aggregate of any inaccuracies is not material to such party) and compliance in all material respects with all agreements and covenants by each party; and (vi) the listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE") of the Halliburton Common Stock to be issued in the Merger.

  Halliburton and NUMAR anticipate that all of the conditions to the consummation of the Merger (other than obtaining the required approvals of the shareholders of NUMAR) will be satisfied prior to or at the time of the Special Meeting. Either Halliburton or NUMAR may extend the time for performance of any of the obligations of the other party or, in certain instances, may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger Agreement--Conditions to the Merger."

  GOVERNMENTAL APPROVALS. On June 13, 1997, Halliburton and NUMAR each filed a notification and report, together with requests for early termination of the waiting period, under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice in respect of the Merger. Expiration or early termination of the applicable waiting period under the HSR Act was a condition to the obligations of Halliburton and NUMAR to consummate the Merger. The waiting period expired on July 13, 1997. See "The Merger-- Governmental and Regulatory Approvals." Neither Halliburton nor NUMAR is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

  NO SOLICITATION. Pursuant to the Merger Agreement, NUMAR has agreed (i) that it will not (a) initiate, solicit or encourage (including by way of furnishing nonpublic information or assistance) or take any other action knowingly to facilitate any inquiries from any other person or entity or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), (b) enter into discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, (c) agree to, or endorse, a Competing Transaction or (d) authorize or permit any of its directors, officers, employees or other representatives to take any such action, (ii) that it will promptly notify Halliburton of all relevant terms of any such inquiries and proposals received by NUMAR or any of its directors, officers, employees or other representatives and (iii) that, if such inquiry or proposal is in writing, it will deliver a copy thereof promptly to Halliburton; provided, however, that this provision of the Merger Agreement will not prevent the Board of Directors of NUMAR from complying with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer for the NUMAR Common Stock commenced prior to the Special Meeting. A "Competing Transaction" means (a) any merger, consolidation, share exchange, business combination or similar transaction involving NUMAR or any of its Significant Subsidiaries (as defined in the Merger Agreement), (b) a sale, lease, exchange, transfer or other disposition of 35% or more of the assets of NUMAR and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, (c) the acquisition by a person or group (in the case of a group, through the formation thereof or otherwise) of beneficial ownership of 35% or more of the outstanding NUMAR Common Stock, whether by tender or exchange offer or otherwise or (d) the acquisition in any manner, directly or indirectly, of a Material (as defined in the Merger Agreement) equity interest in any voting securities of, or a substantial portion of the assets of, NUMAR or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement. See "Certain Terms of the Merger Agreement--No Solicitation." Moreover, NUMAR has agreed that, prior to the Effective Time, it will not, through action of its Board of Directors, approve the acquisition of NUMAR Common Stock by any person who, following such acquisition, would be an "interested shareholder" under Subchapter F of Chapter 25 of the PBCL.

  TERMINATION OF THE MERGER AGREEMENT.

  BY EITHER PARTY. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of Halliburton and NUMAR or (ii) by either party if (a) the Merger has not been consummated before December 31, 1997 (or February 28, 1998, if the Merger shall not have been consummated as a result of either party having failed by December 31, 1997 to receive all required regulatory approvals or consents with respect to the Merger), (b) consummation of the Merger shall have been prohibited by order of a court or governmental authority or (c) the required approval of the shareholders of NUMAR is not received at the Special Meeting.

  BY HALLIBURTON. Halliburton may terminate the Merger Agreement (i) upon a material breach of any covenant or agreement on the part of NUMAR set forth in the Merger Agreement or if any representation or warranty of NUMAR shall have become untrue in any material respect, in either case such that Halliburton's conditions to consummation of the Merger would not be satisfied, (ii) if any person (other than Halliburton or any of its Affiliates) shall have commenced a tender or exchange offer to purchase 35% or more of the outstanding NUMAR Common Stock and the NUMAR Board of Directors, within 10 business days thereafter, either fails to recommend against acceptance of such tender or exchange offer by the NUMAR shareholders or takes no position with respect thereto; or (iii) if any person (other than Halliburton or any of its Subsidiaries) or group shall, subsequent to the date of this Agreement, acquire beneficial ownership or the right to acquire beneficial ownership of (A) 35% or more of the then outstanding NUMAR Common Stock and the Merger Agreement has failed to receive the requisite vote for adoption thereof at the Special Meeting or (B) 45% or more of the then outstanding NUMAR Common Stock.

  BY NUMAR. NUMAR may terminate the Merger Agreement upon a material breach of any covenant or agreement on the part of Halliburton set forth in the Merger Agreement or if any representation or warranty of Halliburton shall have become untrue in any material respect, in either case such that NUMAR's conditions to closing of the Merger would not be satisfied.

  See "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement."

  TERMINATION FEE. Upon termination of the Merger Agreement under certain specific circumstances, NUMAR will be required to pay to Halliburton a termination fee of $9 million. For a specific list of such circumstances, see "Certain Terms of the Merger Agreement--Termination or Amendment of the Merger Agreement." Moreover, the occurrence of those events will also cause the Stock Option to become exercisable. For information regarding these events, see "Stock Option Agreement." NUMAR will be required to pay Halliburton an additional amount of up to $3 million if Halliburton should thereafter exercise its rights pursuant to the Stock Option Agreement to cause NUMAR to purchase any NUMAR Common Stock acquired by Halliburton pursuant to the Stock Option or to cause NUMAR to purchase the unexercised portion of the Stock Option.

  CONDUCT OF BUSINESS PRIOR TO THE MERGER. Prior to the Effective Time, Halliburton and NUMAR have agreed to operate their respective businesses in the usual and ordinary course and to preserve and maintain their respective business organizations. NUMAR also has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) increasing or changing employee compensation, (ii) paying dividends or other distributions with respect to its capital stock, (iii) acquiring its own capital stock, (iv) amending or changing its capital structure, (v) effecting business combinations, sales of its assets or businesses or acquisitions of assets or businesses and (vi) incurring obligations for borrowed money. In addition, Halliburton has agreed to certain restrictions on its activities prior to the Effective Time, including certain restrictions with respect to (i) paying extraordinary dividends or distributions with respect to its capital stock, (ii) acquiring its own capital stock, (iii) amending or changing its capital structure, (iv) effecting certain business combinations, sales of its assets or businesses or acquisitions of assets or businesses and (v) incurring obligations for borrowed money. See "Certain Terms of the Merger Agreement--Certain Covenants; Conduct of Business Prior to the Merger."

  ASSUMPTION OF NUMAR OPTIONS. As of the Effective Time, each NUMAR Option that remains unexercised in whole or in part will be assumed by the Surviving Corporation and will become an option to purchase, in lieu of the shares of NUMAR Common Stock previously subject thereto, that number of shares of Halliburton Common Stock equal to the product of the number of shares of NUMAR Common Stock subject to the NUMAR Option and the Exchange Ratio. The exercise price per share of Halliburton Common Stock subject to each option so assumed will be equal to the previous exercise price per share under the NUMAR Option divided by the Exchange Ratio. Assuming that no shares of NUMAR Common Stock are issued subsequent to the Record Date and prior to the Effective Time on exercise of any NUMAR Options, Halliburton will be required to reserve for issuance an aggregate of approximately 924,000 shares of Halliburton Common Stock for such purpose. See "Certain Terms of the Merger Agreement--NUMAR Options."

  INDEMNIFICATION. The Merger Agreement also provides that, for a period of six years after the Effective Time, (i) indemnification provisions of the Surviving Corporation's charter and bylaws will not be amended in a manner that would reduce or limit the rights of indemnity thereunder of present or former directors and officers of NUMAR or reduce or limit the ability of the Surviving Corporation to indemnify such persons or hinder or delay the exercise of such rights by such persons and (ii) Halliburton will, subject to certain limitations, cause to be maintained in effect NUMAR's current directors' and officers' liability insurance, or policies that are substantially equivalent thereto. See "Certain Terms of the Merger Agreement--Indemnification."

STOCK OPTION AGREEMENT

  Halliburton and NUMAR have entered into a Stock Option Agreement in connection with, and as an inducement for, the execution and delivery of the Merger Agreement by Halliburton and Merger Sub. Under the Stock Option Agreement, NUMAR has granted to Halliburton an irrevocable option to purchase, out of the authorized but unissued shares of NUMAR Common Stock, a number of shares equal to up to 15% of the shares of NUMAR Common Stock outstanding as of June 9, 1997 (as adjusted as set forth in the Stock Option Agreement) for an exercise price of $36.00 per share, which option is exercisable only after the occurrence of certain specific events. These events, in general, involve either
(i) the commencement by any person (other than Halliburton or any of its Affiliates) of a tender or exchange offer to purchase 35% or more of the outstanding NUMAR Common Stock and the failure of the NUMAR Board of Directors, within 10 business days thereafter, to recommend against acceptance of such tender or exchange offer by the NUMAR shareholders or its election to take no position with respect thereto; or (ii) the acquisition by any person (other than the Halliburton or any of its Subsidiaries) or group, subsequent to the date of the Merger Agreement, of beneficial ownership or the right to acquire beneficial ownership of (A) 35% or more of the then outstanding NUMAR Common Stock and the Merger Agreement has failed to receive the requisite vote for adoption thereof at the Special Meeting or (B) 45% or more of the then outstanding NUMAR Common Stock. See "Certain Terms of the Merger Agreement-- Termination or Amendment of the Merger Agreement" and "Stock Option Agreement."

VOTING AGREEMENTS

  Four directors of NUMAR and affiliates of two of them have entered into Voting Agreements with Halliburton pursuant to which such directors and affiliates have agreed to vote all shares of NUMAR Common Stock owned by them in favor of the Merger Agreement. These directors are Dr. Melvin N. Miller, the Chairman of the Board, President and Chief Executive Officer of NUMAR, Barry M. Davis, Seymour G. Mandell and James H. Simons. The affiliates are Davis Venture Partners, L.P., an affiliate of Mr. Davis, and the Bermuda Trust Company Limited, as trustee of the Lord Jim Trust, of which Mr. Simons is a beneficiary. At the Record Date, an aggregate of 1,938,290 shares of NUMAR Common Stock (representing approximately 23.0% of the outstanding NUMAR Common Stock) were subject to these Voting Agreements. See "Voting Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Halliburton, Merger Sub or NUMAR as a result of the Merger. A holder of NUMAR Common Stock generally will not recognize any gain or loss for federal income tax purposes by reason of the conversion of NUMAR Common Stock into Halliburton Common Stock, except to the extent of cash received, if any, in lieu of fractional shares of Halliburton Common Stock. For a discussion of all material federal income tax considerations in connection with the Merger and the opinions received from counsel to Halliburton and NUMAR, see "The Merger--Certain Federal Income Tax Consequences." HOLDERS OF NUMAR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE PERSONAL CIRCUMSTANCES OF SUCH HOLDERS AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. See "The Merger--Accounting Treatment." Receipt of written advice from Arthur Andersen LLP that such firm knows of no reason why the Merger should not be treated for financial accounting purposes as a "pooling of interests" is a condition to the obligations of both Halliburton and NUMAR to consummate the Merger.

RIGHTS OF DISSENTING SHAREHOLDERS

  Holders of NUMAR Common Stock who do not wish to accept the Merger consideration to be paid under the terms of the Merger Agreement may dissent from the Merger and elect to have a judicial determination of the fair value of their shares of NUMAR Common Stock ("Dissenting Shares") at the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Merger). To do so, such shareholders must comply with the requirements of Subchapter 15D of the PBCL, 15 Pa C.S.A. Sections 1571 through 1580 ("Dissenters Rights"), the full text of which is attached as Appendix E to this Proxy Statement/Prospectus. These requirements include filing with NUMAR a written notice of intention to demand payment for the "fair value" of such shares prior to the taking of any shareholder vote on the Merger. To exercise such rights properly, holders of NUMAR Common Stock must hold their shares on the date of mailing of the notice of intention to demand payment and continuously hold such shares through the Effective Time, and must comply with all other procedural requirements of Sections 1571 through 1580 of the PBCL. Failure to follow any of these and other applicable procedures may result in the loss of Dissenters Rights. By itself, a vote against the Merger is not sufficient to exercise Dissenters Rights. See "The Merger--Rights of Dissenting Shareholders."

EXCHANGE OF NUMAR COMMON STOCK CERTIFICATES

  Promptly after consummation of the Merger, Halliburton will mail a letter of transmittal with instructions to each holder of record of NUMAR Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of NUMAR Common Stock for certificates representing shares of Halliburton Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of NUMAR Common Stock until they have received the letter of transmittal from Halliburton. For more detailed information in this regard, see "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares."

CERTAIN POTENTIAL CONFLICTS OF INTEREST

  EMPLOYMENT AGREEMENTS. At the insistence of Halliburton, NUMAR entered into Executive Employment Agreements with Dr. Melvin N. Miller, Chairman of the Board, President and Chief Executive Officer of NUMAR, and five other officers of NUMAR. The other officers are Thomas Blades, Executive Vice President and Chief Operating Officer; Edward P. Delson, Senior Vice President-Finance and Administration, Chief Financial Officer and Treasurer; Dr. Richard N. Chandler, Vice President-Engineering and Manufacturing; George R. Coates, Vice President-Petrophysical Applications; and Dr. Manfred G. Prammer, Vice President-Research. Halliburton conditioned its offer to acquire NUMAR upon execution of the Executive Employment Agreements because, in its view, the continued employment of these six officers was essential to the continued development and implementation of the MRIL(R) tool and the related technology. Except as noted below, the terms of the Executive Employment Agreements are substantially similar. The term of each Executive Employment Agreement begins at the Effective Time and ends on December 31, 2000 (2001, in the case of Dr. Miller.) Each of the officers is to be employed in his current capacity at the base salary indicated below; each is entitled, commencing January 1, 1998, to participate in an incentive compensation plan pursuant to which he will have the opportunity to earn an annual incentive bonus of up to the percentage of his base salary indicated below; each will receive a nonqualified stock option under the Halliburton 1993 Stock and Long-Term Incentive Plan (the "Halliburton Incentive Plan") to purchase the number of shares of Halliburton Common Stock indicated below at an exercise price equal to the market price of the Halliburton Common Stock on the date of grant; certain of such officers will receive awards under the Halliburton Incentive Plan of "restricted stock" in the amounts indicated below; and each will be entitled to participate, on the same basis generally as other employees of NUMAR, in all such general employee benefit plans as are made available to substantially all of NUMAR's executive employees. Each of such officers will continue to be entitled to all of his rights under NUMAR Options held by him prior to the Effective Time. In addition, Dr. Miller will be entitled, commencing January 1, 1998, to participate in the Halliburton Senior Executives' Deferred Compensation Plan and in each calendar year during the term will receive an allocation of at least $62,500 to his deferred compensation account.

  Pursuant to each Executive Employment Agreement, if the employment of such officer is terminated during the term for any reason other than by his death or permanent disability, by NUMAR for "cause" (as defined therein) or by him in a "Voluntary Termination," such officer is entitled to be paid as a severance benefit his base salary at the rate in effect on the date of such officer's termination of employment and all options to purchase Halliburton Common Stock then held by such officer will vest in full. The term "Voluntary Termination" excludes any termination (i) because of an uncorrected material breach of the agreement by the employer or (ii) within six months following a reduction in title, a material reduction in responsibility or a required relocation outside a 60-mile radius of Malvern, Pennsylvania or, with respect to Messrs. Blades and Coates, Houston, Texas. Each of the Employment Agreements contains a noncompetition covenant pursuant to which the officer agrees not to compete with NUMAR commencing on termination of the agreement and continuing for two years thereafter or, if longer, the period over which such officer's severance benefit is to be paid.

                                           BASE   INCENTIVE  OPTION   RESTRICTED
            NAME OF OFFICER               SALARY   MAXIMUM  SHARES(A) SHARES(A)
            ---------------              -------- --------- --------- ----------
Dr. Melvin N. Miller.................... $250,000    70%     25,000        --
Thomas Blades........................... $207,200    70%     20,000     8,000
Edward P. Delson........................ $170,000    40%     15,000     6,000
Dr. Richard N. Chandler................. $150,000    40%     15,000     6,000
George R. Coates........................ $143,600    30%     15,000     6,000
Dr. Manfred G. Prammer.................. $160,000    40%     15,000     6,000

--------
(a) Adjusted to reflect the Stock Split.

  Certain terms of the Executive Employment Agreements entered into by each of Dr. Miller and the five other officers of NUMAR are more favorable than their existing employment arrangements with NUMAR. Specifically, Dr. Miller's new Executive Employment Agreement contains a slightly longer term than his previous employment agreement, provides for an annual base salary of $250,000 (as opposed to his 1997 base salary of $225,000 and his 1998 base salary of $240,000), and allows him to participate in Halliburton's Senior Executive Deferred Compensation Plan. The 1997 annual base salaries of Messrs. Blades, Delson, Chandler, Prammer and Coates are $192,000, $150,000, $112,200 and $132,300, respectively, which in each case is less than the base salaries provided for by the relevant Executive Employment Agreement. In addition, as set forth in the table above, the Executive Employment Agreements provide for grants of stock options and restricted stock while the grant of stock-based compensation pursuant to NUMAR's plans is at the discretion of the compensation committee of NUMAR.

  See "The Merger--Certain Potential Conflicts of Interest."

  STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each NUMAR Option will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will be determined by multiplying the number of shares of NUMAR Common Stock previously subject thereto by the Exchange Ratio, and the exercise price will be determined by dividing the exercise price per share of NUMAR Common Stock stated therein by the Exchange Ratio. Otherwise, the terms and conditions of such NUMAR Stock Options will remain the same. For information as to the holdings of NUMAR Stock Options by directors and executive officers of NUMAR, see "The Merger--Certain Potential Conflicts of Interest."

COMPARATIVE RIGHTS OF NUMAR AND HALLIBURTON STOCKHOLDERS

  The shareholders of NUMAR are being asked to adopt the Merger Agreement pursuant to which each share of NUMAR Common Stock (other than shares of NUMAR Common Stock held directly or indirectly by Halliburton or NUMAR and Dissenting Shares) will be converted into 0.9664 (after giving effect to the Stock Split) of one share of Halliburton Common Stock. Consequently, such shareholders will no longer hold shares in a Pennsylvania corporation but will instead hold shares in Halliburton, a Delaware corporation whose internal affairs are governed by the Halliburton Charter and Bylaws (as defined below) and by the General Corporation Law of the State of Delaware (the "DGCL").

  Rights of shareholders of NUMAR are currently governed by the PBCL, the Articles of Incorporation, as amended, of NUMAR (the "NUMAR Charter") and NUMAR's By-Laws, as amended (the "NUMAR Bylaws"). Upon consummation of the Merger, NUMAR shareholders will become stockholders of Halliburton and their rights as stockholders of Halliburton will be governed by the DGCL, the Restated Certificate of Incorporation of Halliburton (the "Halliburton Charter") and Halliburton's By-Laws, as amended (the "Halliburton Bylaws"). There are various differences between the rights of NUMAR shareholders and the rights of Halliburton stockholders. See "Comparative Rights of Halliburton and NUMAR Stockholders" and "Description of Halliburton Capital Stock."

MARKET PRICE AND DIVIDEND DATA

  MARKET PRICES. Halliburton Common Stock is traded on the NYSE under the symbol "HAL" and NUMAR Common Stock is included in The Nasdaq National Market under the symbol "NUMR". The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Halliburton Common Stock and NUMAR Common Stock as reported on the NYSE Composite Tape and The Nasdaq National Market. Prices for the Halliburton Common Stock have been restated to adjust mathematically for the two-for-one Stock Split effected by means of a 100% stock dividend paid on July 21, 1997 to holders of Halliburton Common Stock of record on June 26, 1997.

                                                                       NUMAR
                                         HALLIBURTON     NUMAR     PRO FORMA(A)
                                        ------------- ------------ -------------
                                         HIGH   LOW    HIGH   LOW   HIGH   LOW
                                        ------ ------ ------ ----- ------ ------
1995
  First Quarter........................ $19.44 $16.75 $12.38 $8.00 $18.79 $16.19
  Second Quarter.......................  19.75  17.75  13.00  9.00  19.09  17.15
  Third Quarter........................  22.63  17.57  12.63  9.50  21.87  16.98
  Fourth Quarter.......................  25.32  19.88  12.50 10.00  24.47  19.21
1996
  First Quarter........................  29.19  22.88  14.38 10.63  28.21  22.11
  Second Quarter.......................  29.38  25.00  18.00 12.75  28.39  24.16
  Third Quarter........................  28.63  25.38  17.00 13.50  27.67  24.53
  Fourth Quarter.......................  31.44  25.94  16.88 13.13  30.38  25.07
1997
  First Quarter........................  36.69  30.00  21.75 13.38  35.46  28.99
  Second Quarter ......................  41.94  31.63  40.50 17.50  40.53  30.57
  Third Quarter (through August 28)....  48.25  39.31  46.25 37.38  46.63  37.99

--------
(a) Determined by multiplying the applicable sales price for Halliburton Common Stock by the Exchange Ratio.

  On June 9, 1997, the last trading day prior to the date of the joint announcement by Halliburton and NUMAR that they had entered into the Merger Agreement, the closing per share sales prices of Halliburton Common Stock (adjusted mathematically for the Stock Split) and NUMAR Common Stock, as reported on the NYSE Composite Tape and The Nasdaq National Market, were $41.00 and $20.75, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of Halliburton Common Stock and NUMAR Common Stock.

  Following the Merger, Halliburton Common Stock will continue to be traded on the NYSE, NUMAR Common Stock will cease to be traded on The Nasdaq National Market and there will be no further market for the NUMAR Common Stock.

  DIVIDENDS. No cash dividends have ever been declared or paid on the NUMAR Common Stock.

  In each of the calendar quarters indicated in the table above, Halliburton declared and paid a cash dividend of $0.125 per share of Halliburton Common Stock (adjusted mathematically for the Stock Split). On July 17, 1997, the Board of Directors of Halliburton declared a cash dividend of $0.125 per share of Halliburton Common Stock payable September 24, 1997 to stockholders of record at the close of business on September 3, 1997.

  The Board of Directors of Halliburton intends to continue to consider the payment of quarterly dividends on the outstanding shares of Halliburton Common Stock. The declaration and payment of future dividends, however, will be at the discretion of the Board of Directors of Halliburton and will depend upon, among other things, future earnings of Halliburton, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

       HALLIBURTON SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical consolidated financial information for each of the years ended December 31, 1992 through 1996 has been derived from Halliburton's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial information as of June 30, 1996 and 1997 and for the six month periods then ended, derived from the unaudited consolidated financial statements of Halliburton, has been prepared on the same basis as the other financial statements of Halliburton and, in the opinion of Halliburton, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Halliburton for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Halliburton's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, incorporated by reference in this Proxy Statement/Prospectus.

                                                                               SIX MONTHS
                                    YEARS ENDED DECEMBER 31                   ENDED JUNE 30
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Revenues:
 Energy group...........  $3,536.9  $3,765.1  $3,364.0  $3,604.0  $4,286.3  $1,896.1  $2,576.7
 Engineering and
  construction group....   2,848.1   2,459.6   2,297.1   2,278.9   3,098.8   1,639.4   1,551.9
                          --------  --------  --------  --------  --------  --------  --------
  Total revenues........  $6,385.0  $6,224.7  $5,661.1  $5,882.9  $7,385.1  $3,535.5  $4,128.6
                          ========  ========  ========  ========  ========  ========  ========
Operating income (loss):
 Energy group...........  $  205.1  $  253.1  $  264.1  $  398.2  $  484.4  $  207.2  $  277.3
 Engineering and
  construction group....     (19.3)     13.3      15.2      44.6      53.7       9.5      59.4
 Special charges (a)....    (272.9)   (321.8)    (16.6)     (8.4)    (85.8)    (12.2)       --
 General corporate......     (21.0)    (22.0)    (22.9)    (33.5)    (34.4)    (17.2)    (16.0)
                          --------  --------  --------  --------  --------  --------  --------
  Total operating income
   (loss) (a)...........  $ (108.1) $  (77.4) $  239.8  $  400.9  $  417.9  $  187.3  $  320.7
                          ========  ========  ========  ========  ========  ========  ========
  Income (loss) from
   continuing
   operations...........  $ (142.5) $ (127.9) $  175.4  $  249.2  $  300.4  $  117.3  $  184.9
                          ========  ========  ========  ========  ========  ========  ========
Income (loss) per share
 (b):
 Continuing operations..  $  (0.62) $  (0.53) $   0.71  $   1.00  $   1.19  $   0.47  $   0.72
 Cash dividends per
  share.................      0.50      0.50      0.50      0.50      0.50      0.25      0.25
 Average common shares
  outstanding...........     230.0     242.0     248.4     249.4     252.2     251.1     255.7
CONSOLIDATED BALANCE
 SHEET DATA:
Net working capital.....  $1,150.0  $1,217.7  $1,366.5  $  987.9  $  893.3  $  968.5  $  959.6
Total assets............   4,185.3   4,318.6   4,197.4   3,862.0   4,436.6   4,104.6   5,162.9
Property, plant, and
 equipment..............   1,214.6   1,189.3   1,117.4   1,157.9   1,291.6   1,172.0   1,487.7
Long-term debt..........     657.8     637.4     655.7     205.2     200.1     200.2     433.4
Shareholders' equity....   1,982.8   2,023.5   2,090.2   1,920.2   2,159.2   1,996.3   2,339.5
Total capitalization....   2,641.3   2,752.9   2,776.6   2,130.2   2,405.6   2,248.9   2,931.1
Shareholders' equity per
 share..................      8.62      8.19      8.44      7.71      8.62      8.00      9.24

--------
(a) Operating income (loss) includes the following special charges: in 1996 and 1995, $85.8 million and $8.4 million, respectively, related to merger and restructuring costs, including severance costs, and the write-off of acquired in-process research and development activities; in 1994, $16.6 million related to merger and restructuring costs; in 1993, $321.8 million related to loss on sale of geophysical business and employee severance costs; in 1992, $272.9 million related to restructuring/reorganization costs and consolidation of certain support functions.
(b) Adjusted for the two-for-one Stock Split.

          NUMAR SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical consolidated financial information for each of the years ended December 31, 1992 through 1996 has been derived from NUMAR's Consolidated Financial Statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected historical consolidated financial information as of June 30, 1996 and 1997 and for the six month periods then ended, derived from the unaudited consolidated financial statements of NUMAR, has been prepared on the same basis as the other financial statements of NUMAR and, in the opinion of NUMAR, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of NUMAR for such periods. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in NUMAR's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, incorporated by reference in this Proxy Statement/Prospectus.

                                                                         SIX MONTHS
                                  YEARS ENDED DECEMBER 31               ENDED JUNE 30
                          -------------------------------------------   -------------
                           1992     1993     1994     1995     1996     1996     1997
                          -------  -------  -------  -------  -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME
 STATEMENT DATA:
Revenues................  $ 1,445  $ 4,121  $ 6,610  $10,239  $18,795  $ 7,079  $12,738
Cost of sales and
 services...............    3,048    4,348    5,830    8,383   12,272    4,899    7,078
Depreciation of fixed
 assets.................      612    1,257    1,505    2,448    4,000    1,845    2,269
Write-down of "B" Series
 tools..................       --       --      878       --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
 Gross profit (loss)....  $(2,215) $(1,484) $(1,603) $  (592) $ 2,523  $   335  $ 3,391
General and
 administrative expense.      856    1,024    1,125    1,444    1,570      790      736
Research and development
 expense................    1,131      934    1,551    1,769    2,096      973    1,203
                          -------  -------  -------  -------  -------  -------  -------
 Income (loss) from
  operations............  $(4,202) $(3,442) $(4,279) $(3,805) $(1,143) $(1,428) $ 1,452
Interest income.........       --       --      389      417      294      158      138
Interest expense........     (999)  (1,572)    (289)     (35)     (24)     (15)    (11)
Other income (expense)..       44       17        4      (34)     (14)      --       --
                          -------  -------  -------  -------  -------  -------  -------
 Income (loss) before
  income taxes..........  $(5,157) $(4,997) $(4,175) $(3,457) $  (887) $(1,285) $ 1,579
Income tax expense
 (benefit)..............       --      104      135      309      223       68      104
                          -------  -------  -------  -------  -------  -------  -------
 Net income (loss)......  $(5,157) $(5,101) $(4,310) $(3,766) $(1,110) $(1,353) $ 1,475
                          =======  =======  =======  =======  =======  =======  =======
 Net income (loss)
  applicable to common
  shares (a)............  $(6,044) $(5,985) $(4,310) $(3,766) $(1,110) $(1,353) $ 1,475
                          =======  =======  =======  =======  =======  =======  =======
 Net income (loss) per
  common share (a)......  $(18.72) $(17.54) $ (0.63) $ (0.48) $ (0.13) $ (0.16) $  0.17
                          =======  =======  =======  =======  =======  =======  =======
Weighted average common
 shares outstanding (b).      323      341    6,812    7,788    8,334    8,291    8,399
                          =======  =======  =======  =======  =======  =======  =======
Supplementary pro forma
 net loss per share (c).           $ (0.52)
                                   =======
Depreciation and
 amortization...........  $ 1,038  $ 1,499  $ 1,814  $ 2,811  $ 4,350  $ 2,068  $ 2,423
Research and development
 expense................    1,131      934    1,551    1,769    2,096      973    1,203
Capital expenditures....    2,898    2,245    7,508   12,165    5,778    4,198    3,411
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital
 (deficiency)...........  $(5,384) $   392  $ 8,952  $ 5,151  $ 4,135  $ 3,040  $ 5,320
Total assets............    6,241    9,108   21,755   30,327   31,829   31,959   34,448
Total debt..............   12,298    6,379      380      291      205      291      162
Redeemable preferred
 shares.................   15,465       --       --       --       --       --       --
Shareholders' equity
 (deficit)..............  (22,229)  (2,432)  15,033   19,674   19,130   18,847   20,845

--------
(a) Net loss utilized in calculating net loss per share, on a historical basis, has been increased by $887 and $883 for deemed dividends on preferred shares for the years ended December 1992 and 1993, respectively.
(b) The weighted average number of shares is calculated based on common shares issued and outstanding. The common share equivalents related to stock options issued and all other common share equivalents are not included in the per share calculations for periods in which NUMAR reported losses because they are anti-dilutive. NUMAR's reorganization on December 31, 1993 increased the number of shares outstanding to 5,423 on that date. NUMAR's initial public offering on April 14, 1994 further increased the number of shares outstanding by 1,950, and NUMAR's public offering on July 25, 1995 increased the number of shares outstanding by an additional 900.
(c) NUMAR significantly changed its capital structure on December 31, 1993. The supplementary pro forma net loss per common share has been computed by adjusting the 1993 net loss and weighted average common shares outstanding to show the effects of (i) the December 31, 1993 reorganization and (ii) the repayment of the $5.4 million of subordinated debentures with a portion of the proceeds of NUMAR's initial public offering as if these transactions had occurred on January 1, 1993. These events, had they occurred on January 1, 1993, would have increased NUMAR's weighted average shares outstanding by 6,921 shares and decreased the net loss applicable to common shares for 1993 by $2,199 by eliminating certain interest costs and dividend and accretion charges required during 1993.

        SELECTED UNAUDITED PRO FORMA COMBINED BALANCE SHEET INFORMATION

  The following selected unaudited pro forma combined balance sheet information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined balance sheet information and notes thereto included elsewhere in this Proxy Statement/Prospectus, and is based on adjustments to the historical consolidated balance sheets of Halliburton and NUMAR to give effect to the Merger using the pooling of interests method of accounting for business combinations. Halliburton considers the proposed transaction an immaterial pooling of interests combination and will not restate its historical financial statements subsequent to the Merger. Accordingly, unaudited pro forma condensed combined income statements have not been presented. The following selected unaudited pro forma combined balance sheet information may not necessarily reflect the financial condition of Halliburton that would have actually resulted had the Merger occurred as of the date indicated. Intercompany transactions are not material to the selected unaudited pro forma combined balance sheet information.

                                                                   JUNE 30, 1997
                                                                   -------------
                                                                   (IN MILLIONS,
                                                                    EXCEPT PER
                                                                    SHARE DATA)
COMBINED BALANCE SHEET DATA:
 Net working capital..............................................   $  964.9
 Total assets.....................................................    5,197.3
 Property, plant, and equipment...................................    1,509.3
 Long-term debt...................................................      425.1
 Shareholders' equity.............................................    2,360.3
 Total capitalization.............................................    2,952.1
 Shareholders' equity per share (a)...............................       9.03

--------
(a) Adjusted for the two-for-one Stock Split.

                           COMPARATIVE PER SHARE DATA

  Set forth below are the income (loss) from continuing operations, cash dividends and book value per common share data for each of Halliburton and NUMAR on an historical basis and similar data on a pro forma basis for Halliburton and on an equivalent pro forma basis for NUMAR. The Halliburton pro forma data was derived by combining historical consolidated financial information of Halliburton and NUMAR using the pooling of interests method of accounting for business combinations. The equivalent pro forma data for NUMAR was calculated by multiplying the Halliburton pro forma per common share data by the Exchange Ratio of 0.9664 (adjusted for the Stock Split). While Halliburton paid dividends of $0.125 per share of Halliburton Common Stock (after adjustment for the Stock Split) during each calendar quarter of each period presented, NUMAR paid no dividends during such periods.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Halliburton and NUMAR incorporated by reference in this Proxy Statement/Prospectus and the unaudited pro forma condensed combined balance sheet and notes thereto included elsewhere in this Proxy Statement/Prospectus. Intercompany transactions are not material to the pro forma per common share data.

                                                                  SIX MONTHS
                                             YEARS ENDED          ENDED JUNE
                                             DECEMBER 31,            30,
                                         ----------------------  -------------
                                          1994    1995    1996    1996   1997
                                         ------  ------  ------  ------  -----
Halliburton Historical Per Common Share
 Data (a):
  Income (loss) from continuing
   operations........................... $ 0.71  $ 1.00  $ 1.19  $ 0.47  $0.72
  Cash dividends........................   0.50    0.50    0.50    0.25   0.25
  Book value............................   8.44    7.71    8.62    8.00   9.24
Halliburton Pro Forma Per Common Share
 Data (a) :
  Income (loss) from continuing
   operations........................... $ 0.67  $ 0.96  $ 1.15  $ 0.45  $0.71
  Cash dividends........................   0.50    0.50    0.50    0.25   0.25
  Book value............................                   8.42           9.03
NUMAR Historical Per Common Share Data:
  Income (loss) from continuing
   operations........................... $(0.63) $(0.48) $(0.13) $(0.16) $0.17
  Cash dividends........................    ---     ---     ---     ---    ---
  Book value............................   2.04    2.38    2.28    2.25   2.48
NUMAR Pro Forma Per Equivalent Common
 Share Data (a):
  Income (loss) from continuing
   operations........................... $ 0.65  $ 0.93  $ 1.11  $ 0.43  $0.69
  Cash dividends........................   0.48    0.48    0.48    0.24   0.24
  Book value............................                   8.14           8.73

--------
(a) Adjusted for the two-for-one Stock Split.

                                 THE COMPANIES

HALLIBURTON

  Halliburton, whose predecessor was established in 1919, incorporated in Delaware in 1924 and reorganized under the laws of the State of Delaware in 1996, together with its subsidiaries, is one of the world's largest diversified energy services and engineering and construction services companies.

  DESCRIPTION OF SERVICES AND PRODUCTS. The following summary briefly describes Halliburton's services and products for each business segment.

  The energy group business segment ("Energy Group") offers a wide range of services and products to provide integrated solutions to customers in the exploration, development and production of oil and natural gas. The Energy Group operates worldwide, serving major oil companies, independent operators and national oil companies. The segment includes Halliburton Energy Services, which offers drilling systems and services, pressure pumping equipment and services, logging and perforating products and services, specialized completion and production equipment and services and well control products and services; Brown & Root Energy Services, which provides upstream oil and gas engineering, construction, project management and maintenance activities, subsea construction, fabrication and installation of subsea pipelines, offshore platforms, and production platforms, marine engineering and other marine related projects; Landmark Graphics Corporation, which provides integrated exploration and production information systems and professional services; and Halliburton Energy Development, which has been formed to create business opportunities for the development, production and operation of customers' oil and gas fields.

  The engineering and construction group ("Engineering and Construction Group") provides conceptual design, process design, detailed engineering, procurement, project and construction management; construction of chemical plants, petrochemical plants, refineries, pulp and paper mills, metal processing plants, highways and bridges; technical and economic feasibility studies, site evaluation, contract maintenance and operations and maintenance services for both industry and government; engineering and environmental consulting and waste management services for industry, utilities and government; and remedial engineering and construction services for hazardous waste sites.

  MARKETS AND COMPETITION. Halliburton is one of the world's largest diversified energy services and engineering and construction services companies. Halliburton's services and products are sold in highly competitive markets throughout the world. Competition in both services and products is based upon a combination of price, service (including the ability to deliver services and products on an "as needed, where needed" basis), product quality, warranty and technical proficiency. Some customers have indicated a preference for integrated services and solutions. These integrated solutions, in the case of the Energy Group, relate to all phases of exploration and production of oil and gas, and, in the case of the Engineering and Construction Group, relate to all phases of design, procurement, construction, project management and maintenance of a facility. Demand for these types of integrated solutions is based primarily upon quality of service, technical proficiency and overall price.

  Halliburton conducts business worldwide in over 100 countries. Since the market for Halliburton's services and products is so large and crosses many geographic lines, a meaningful estimate of the number of competitors cannot be made. The markets are, however, highly competitive with many substantial companies operating in each market. Generally, Halliburton's services and products are marketed through its own servicing and sales organizations. A small percentage of sales of the Energy Group's products is made by supply stores and third-party representatives.

  Operations in some countries may be affected by unsettled political conditions, expropriation or other governmental actions, and exchange control and currency problems. Halliburton believes the geographic diversification of its business activities reduces the risk that loss of its operations in any one country would be material to the conduct of its operations taken as a whole.

  HOLDING COMPANY REORGANIZATION. Halliburton's predecessor (the "Predecessor") reorganized its corporate structure on December 12, 1996 to establish Halliburton as the parent corporation for the operating subsidiaries (the "Reorganization"). In order to effect the Reorganization, the Predecessor incorporated a new holding company (being Halliburton) as a wholly owned subsidiary of the Predecessor and merged with an indirect, wholly owned subsidiary of the new holding company. The merger was effected without a vote of stockholders of the Predecessor pursuant to the provisions of the DGCL. In connection with the merger, the name of the new holding company was changed to "Halliburton Company" and all the issued common stock of the Predecessor was converted into a like number of shares of common stock of the new holding company (being Halliburton). The capital structure of Halliburton upon completion of the Reorganization was the same as that of the Predecessor prior to the merger.

MERGER SUB

  Merger Sub is a wholly owned subsidiary of Halliburton incorporated on May 30, 1997 in the State of Delaware. Merger Sub has conducted no operations other than those related to the transactions contemplated by the Merger Agreement.

NUMAR

  NUMAR designs, manufactures, and markets a patented, proprietary well logging device, the MRIL(R) tool, which utilizes MRI technology, widely used in medical diagnostic imaging devices, to evaluate subsurface rock formations in newly-drilled oil and gas wells. The MRIL(R) tool is a commercially-available well logging tool able to measure, in real time at the wellsite, the proportion of fluid that is free to flow within a formation, effective formation porosity, fluid viscosity and rock grain size, to perform DHT(R) and to derive formation permeability. Further, a new application was introduced in 1996, which allows the MRIL(R) to identify clay bound water and thus determine total porosity. The MRIL(R) tool addresses some of the limitations of conventional well logging tools and has the capability of replacing a number of such tools.

  The MRIL(R) tool is compatible with the standard seven conductor wireline cable used on well logging units and can be lowered into the hole simultaneously with other wireline logging companies' tools using NUMAR's switching sub. This procedure, however, does not allow for automatic interpretation of the MRIL(R) log with other logs. Working with its industry partners, NUMAR has fully integrated the MRIL(R) tool with the Western Atlas Logging Services ("WALS") and Halliburton tool strings. NUMAR also provides special processing and interpretation services of MRIL(R) data.

  NUMAR's customers include both major oil companies, independent production companies and NUMAR's industry partners, including WALS and Halliburton.

  The well logging industry, one of the largest sectors of the oil field services business, is dominated by Schlumberger, Ltd. Other major competitors in the well logging industry include WALS and Halliburton. A large number of small companies also compete in the wireline logging market. The major well logging companies all have on-going tool development programs to upgrade and improve their existing logging tools and to develop new technologies.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting of Shareholders of NUMAR will be held on Tuesday, September 30, 1997, at the offices of NUMAR, 508 Lapp Road, Malvern, Pennsylvania, commencing at 9:00 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

  The purposes of the Special Meeting are to consider and vote upon (i) a proposal to adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

  Only holders of record of NUMAR Common Stock at the close of business on the Record Date (July 25, 1997) are entitled to notice of, and to vote at, the Special Meeting. There were approximately 170 holders of record of NUMAR Common Stock on the Record Date, with 8,418,541 shares of NUMAR Common Stock issued and outstanding. Each share of NUMAR Common Stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See "Security Ownership by Certain Beneficial Owners" for information regarding persons known to the management of NUMAR to be the beneficial owners of more than 5% of the outstanding NUMAR Common Stock.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If a holder of NUMAR Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of NUMAR. A shareholder of NUMAR who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by
(i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of NUMAR, stating that the proxy is revoked, or (iii) attending the Special Meeting and voting in person.

VOTE REQUIRED

  The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of NUMAR Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business, and adoption of the Merger Agreement requires the affirmative vote of a majority of votes cast by all holders of NUMAR Common Stock entitled to vote thereon. On the Record Date, there were 8,418,541 shares of NUMAR Common Stock outstanding and entitled to vote at the Special Meeting. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

  Four directors of NUMAR, including Dr. Melvin N. Miller, the Chairman of the Board, President and Chief Executive Officer, an affiliate of one of the directors and a trust of which one of the directors is a beneficiary (such director disclaims beneficial ownership of the shares held by such trust, which shares represent approximately 10.7% of the outstanding shares of NUMAR Common Stock entitled to vote at the Special Meeting) have entered into Voting Agreements with Halliburton dated as of June 9, 1997 (the "Voting Agreements") pursuant to which they have agreed to vote all shares of NUMAR Common Stock owned by them in favor of the Merger Agreement. At the Record Date, an aggregate of 1,938,290 shares of NUMAR Common Stock (representing approximately 23.0% of the outstanding shares) entitled to vote at the Special Meeting were subject to the Voting Agreements. See "Voting Agreements." The signatories to the Voting Agreements (other than Halliburton) have also agreed to vote such shares against any business combination proposal or other matter that may interfere or be inconsistent with the Merger or the Merger Agreement (including, without limitation, a Competing Transaction). The obligations of the signatories to the Voting Agreements are not subject to the continued support of the Board of Directors of NUMAR in recommending adoption of the Merger Agreement (although the Voting Agreements would terminate upon a termination of the Merger Agreement). See "Voting Agreements."

  In addition, directors and officers of NUMAR, other than those party to the Voting Agreements, owned beneficially an aggregate of 77,575 shares of NUMAR common Stock that were issued and outstanding on the Record Date (representing approximately 0.9% of the outstanding NUMAR Common Stock on the Record Date). Each of such directors and officers has advised NUMAR that he or she intends to vote or direct the vote of all such shares of NUMAR Common Stock in favor of adoption of the Merger Agreement at the Special Meeting. See "Security Ownership of Certain Beneficial Owners."

  As a result, the affirmative vote of holders of only 34.3% of the outstanding shares of NUMAR Common Stock entitled to vote at the Special Meeting (other than shares subject to the Voting Agreements and shares held by officers and directors of NUMAR) is required to approve and adopt the Merger Agreement.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, the directors, officers, employees and agents of NUMAR may solicit proxies from its shareholders by personal interview, telephone, telegram or otherwise. NUMAR will bear the costs of the solicitation of proxies from its shareholders, except that Halliburton and NUMAR will each pay one-half of the cost of printing this Proxy Statement/Prospectus, Commission and other regulatory filing fees incurred in connection with this Proxy Statement/Prospectus and the solicitation fee of $8,500 described below. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of NUMAR for the forwarding of solicitation materials to the beneficial owners thereof. NUMAR will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. NUMAR has engaged the services of Georgeson & Company Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from NUMAR shareholders for a fee of $8,500 plus payment of certain transaction costs and additional out-of-pocket expenses.

OTHER MATTERS

  At the date of this Proxy Statement/Prospectus, the Board of Directors of NUMAR does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

  A representative of Coopers & Lybrand L.L.P. is expected to be present at the Special Meeting to make a statement if desired and to be available to respond to any appropriate questions.

                                  THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, Merger Sub will be merged with and into NUMAR with NUMAR being the Surviving Corporation. Also at the Effective Time, each outstanding share of NUMAR Common Stock (other than shares of NUMAR Common Stock held in the treasury of NUMAR or owned by Halliburton or by any direct or indirect wholly owned subsidiary of Halliburton or of NUMAR and Dissenting Shares), will be converted into 0.9664 of one share of Halliburton Common Stock (after adjustment for the Stock Split). Any resulting fractional shares will be settled in cash in the manner described under "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares."

  Based on the number of shares of Halliburton Common Stock and NUMAR Common Stock outstanding as of the Record Date, 8,135,678 shares of Halliburton Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise subsequent to the Record Dates and prior to the Effective Time of the NUMAR Options), representing approximately 3.1% of the total Halliburton Common Stock to be outstanding after such issuance.

BACKGROUND OF THE MERGER

  On April 3, 1997, NUMAR received an unsolicited inquiry from Halliburton as to whether NUMAR was interested in being acquired by Halliburton. At that time, the management of NUMAR indicated that NUMAR was not for sale, but, if Halliburton made an offer, management would bring such offer to the attention of the Board of Directors of NUMAR. NUMAR had not considered, or received any solicitation regarding, a business combination with another party since its initial public offering in April 1994. NUMAR retained Schroder Wertheim to act as its financial advisor in connection with a possible transaction subject to negotiation and execution of a formal engagement letter. Schroder Wertheim provided advice to NUMAR prior to being formally engaged as NUMAR's financial advisor in the expectation that a formal engagement agreement would be entered into in due course. On April 4, 1997, representatives from NUMAR, Schroder Wertheim and counsel to NUMAR, in a telephone conference, discussed the possibility of a merger between NUMAR and Halliburton. NUMAR's management reported that Halliburton's representatives had stated that they contemplated a merger of NUMAR with a subsidiary of Halliburton in which the NUMAR Common Stock would be converted into Halliburton Common Stock that would constitute a tax-free reorganization and, for financial accounting purposes, a pooling of interests. The Halliburton representatives further indicated that a Halliburton offer would be conditioned upon an exclusive acquisition agreement between Halliburton and NUMAR, as well as a stock option agreement between Halliburton and NUMAR and voting agreements between Halliburton and certain affiliates of NUMAR. Immediately thereafter, a meeting was scheduled among representatives of NUMAR and Halliburton and their financial and legal advisors to be held on April 8, 1997 in Philadelphia to explore the possibility of a business combination of NUMAR with Halliburton.

  On April 8, 1997, Lester L. Coleman, Executive Vice President and General Counsel of Halliburton, met in Philadelphia with Dr. Melvin N. Miller, the Chairman of the Board, President and Chief Executive Officer of NUMAR, and Edward P. Delson, Senior Vice President--Finance and Administration, Chief Financial Officer and Treasurer of NUMAR, together with the financial and legal advisors to Halliburton and NUMAR. At that time, Halliburton made an initial proposal to acquire NUMAR in a merger with a wholly owned subsidiary of Halliburton in which the outstanding NUMAR Common Stock would be converted into Halliburton Common Stock. Halliburton's initial proposal contemplated a fixed conversion ratio that would imply a value of $30.00 per share of NUMAR Common Stock. The closing sales price for the NUMAR Common Stock on April 7, 1997 was $19.00. Halliburton's representatives indicated that, if NUMAR were to be acquired by Halliburton, it would be Halliburton's intention (i) to continue NUMAR's current operations in Pennsylvania, (ii) to continue to employ NUMAR's key technical and other personnel and (iii) eventually to consolidate NUMAR's field operations with those of Halliburton. Halliburton advised NUMAR that Halliburton did not want to jeopardize the existing business relationship between the two companies by precipitating an auction for NUMAR and accordingly advised NUMAR that its initial proposal was conditioned on maintenance of confidentiality of the proposal and that it would be withdrawn if NUMAR believed it would compel an auction of NUMAR. NUMAR's representatives told Halliburton that, although NUMAR was not for sale, they would submit Halliburton's proposal to the Board of Directors of NUMAR for its consideration.

  On April 17, 1997, NUMAR formally engaged Schroder Wertheim to act as its financial advisor in connection with the Merger.

  The Board of Directors of NUMAR met with its financial and legal advisors on April 18, 1997 in New York and received a report from Schroder Wertheim regarding Halliburton's initial proposal. Schroder Wertheim also made a presentation to the Board of Directors of NUMAR regarding the various methods it used to derive a valuation of NUMAR. (For additional information regarding the presentation by Schroder Wertheim, see "The Merger--Opinion of Financial Advisor to NUMAR.") The Board of Directors of NUMAR discussed with its financial and legal advisors the business prospects of NUMAR, the potential existence of any events or agreements that could influence the share value of NUMAR and the likelihood of receiving any offers from third parties to acquire NUMAR. While the Board of Directors considered seeking business combination proposals from other parties, it chose not to do so, primarily because of Halliburton's concern for confidentiality and the likelihood that to do so would cause Halliburton to withdraw its proposal and to withdraw from further discussions. Additionally, the Board of Directors of NUMAR discussed the fiduciary responsibilities of directors under Pennsylvania law with counsel to NUMAR. In light of the conversations that occurred during the course of the meeting, the Board of Directors of NUMAR voted to reject Halliburton's initial offer and to authorize its representatives to contact Halliburton and attempt to solicit a higher bid.

  On April 23, 1997, NUMAR engaged B. G. Consulting Corporation ("B.G. Consulting") to assist NUMAR in the negotiation process with a view toward obtaining greater consideration for the shareholders of NUMAR in the Merger.
B. G. Consulting was engaged because of its expertise in negotiating transactions involving technology companies and was not engaged to render any report, opinion or appraisal with respect to the Merger or the Exchange Ratio.

  On April 23, 1997, NUMAR's financial advisors met with Halliburton's financial advisors at the New York office of Schroder Wertheim. NUMAR's financial advisors informed Halliburton's representatives during the course of the meeting that NUMAR was not for sale. Additionally, NUMAR's financial advisors stated that the Board of Directors of NUMAR believed that Halliburton's offer of $30.00 per share of NUMAR Common Stock was inadequate and had rejected Halliburton's initial proposal.

  The Board of Directors of NUMAR met again by telephone conference on May 2, 1997 with the Board's financial advisors in attendance during the call. The Board of Directors discussed its dissatisfaction with the price offered by Halliburton, and expressed the view that a significantly higher bid by Halliburton would be required in order to compensate shareholders fully for their NUMAR Common Stock and to justify the Board's approval of an exclusive acquisition agreement as requested by Halliburton. The Board of Directors of NUMAR also discussed the likelihood that NUMAR would receive an offer for a higher price from any other potential acquiror and concluded that NUMAR's value to other strategic acquirors was not likely to be higher than its value to Halliburton. The Board of Directors of NUMAR also concluded, based on conversations with its financial advisors, that Halliburton's offer of an exchange ratio based on $30.00 per share of NUMAR Common Stock was within the range of prices offered in comparable transactions in the technology industry.

  On May 5, 1997, NUMAR's financial advisors met with representatives of Halliburton and its financial advisors in New York. During the course of the meeting, NUMAR's financial advisors reiterated the position of the Board of Directors of NUMAR that Halliburton's current offer of a conversion ratio based on $30.00 per share of NUMAR Common Stock was inadequate. Halliburton then, through its financial advisors, increased its bid by revising the proposed conversion ratio to indicate an implied value to NUMAR's shareholders of $33.00 per share based on a value of $70.25 per share of Halliburton Common Stock. The closing sales price for the NUMAR Common Shares on May 5, 1997 was $21.25. Halliburton's representatives also expressed a desire to complete negotiations in time to present a concrete proposal to the Board of Directors of Halliburton for its consideration at the board meeting to be held on May 20, 1997.

  The following day, the Board of Directors of NUMAR again met with its financial and legal advisors by telephone conference to discuss the revised Halliburton offer. The Board of Directors and management of NUMAR discussed extensively with its financial and legal advisors the likelihood of NUMAR receiving a rival offer from other potential acquirors, as well as the purchase price such potential acquirors might be willing to offer. The Board of Directors of NUMAR determined that Halliburton was the most likely company of all the potential acquirors to pursue a business combination with NUMAR at a higher price and agreed that the best strategy would be to counter Halliburton's then pending offer by proposing a merger transaction with a conversion ratio with an implied value of $36.00 per share of NUMAR Common Stock. The Board of Directors of NUMAR authorized such counteroffer subject to (i) the results of a meeting between Dr. Miller, Chairman of the Board, President and Chief Executive Officer of NUMAR, and Richard B. Cheney, Chairman of the Board, President and Chief Executive Officer of Halliburton (which occurred on May 29, 1997) and (ii) the negotiation of acceptable agreements to document the terms of the proposed merger.

  On May 9, 1997, the Board of Directors of NUMAR met again with its financial advisors by telephone conference to discuss the likelihood of NUMAR receiving an offer from a potential third party acquiror and whether or not such potential acquiror would be likely to make an offer superior to the one made by Halliburton.

  On May 20, 1997, the Board of Directors of Halliburton authorized a revised offer to NUMAR that included a fixed conversion ratio of 0.4832 of one share of Halliburton Common Stock (before giving effect to the Stock Split) for each share of NUMAR Common Stock. The revised offer would imply a value of $36.00 per share of NUMAR Common Stock based on the closing price of Halliburton Common Stock on May 19, 1997 of $74.50 per share. Later that day, representatives of Halliburton conveyed the revised offer to representatives of NUMAR. The closing sales price for NUMAR Common Stock on May 20, 1997 was $20.50 per share.

  On May 21, 1997, the Board of Directors of NUMAR held a telephonic board meeting during which it discussed with its financial advisors the latest information received from Halliburton. The Board of Directors of NUMAR was informed of the revised offer from Halliburton. NUMAR's financial advisors informed the Board of Directors of NUMAR that the conversion ratio contained in the revised offer was less than the conversion ratio of 0.5125 proposed in NUMAR's counteroffer. The Board of Directors of NUMAR considered the recent price appreciation of Halliburton Common Stock and the potential exposure to declines in the price of Halliburton Common Stock. Additionally, the directors discussed with NUMAR's financial advisors contractual provisions that could be used to limit such exposure. As a result of these discussions, the Board of Directors of NUMAR voted to approve Halliburton's offer subject to (i) the implementation of contractual provisions to limit such exposure to declines in the price of Halliburton Common Stock and (ii) the outcome of the meeting between Dr. Miller and Mr. Cheney.

  The following day, May 22, 1997, representatives of NUMAR, Halliburton and their financial advisors conferred by telephone. Halliburton's representatives were informed that Halliburton's latest proposal was acceptable to the Board of Directors of NUMAR subject to (i) a satisfactory meeting between Dr. Miller and Mr. Cheney, (ii) the negotiation of acceptable merger documents and (iii) the acceptance by Halliburton of a variable conversion ratio that would imply a value of $36.00 per share of NUMAR Common Stock if the price of Halliburton Common Stock fell below $70.25 per share. The Halliburton representatives objected to the third condition on the basis that a fixed conversion ratio was essential in order to permit Halliburton to offer as high a conversion ratio as it had in its last proposal. NUMAR's representatives indicated that they would need to discuss Halliburton's position with respect to the variable conversion ratio with the Board of Directors of NUMAR before they could respond.

  Later that day, NUMAR's financial advisors spoke with Dr. Miller and relayed to him the substance of their earlier conversations with representatives of Halliburton and Halliburton's financial advisors. Dr. Miller, after consulting individually with each other member of NUMAR's Board of Directors, indicated that NUMAR accepted Halliburton's rationale for a fixed conversion ratio and withdrew its request for a variable conversion ratio and accept Halliburton's most recent proposal.

  On May 27, 1997, prior to Halliburton's commencing its due diligence review of NUMAR, Halliburton and NUMAR executed and delivered a Mutual Confidentiality Agreement. Halliburton's representatives conducted their financial and legal due diligence review at the offices of NUMAR's corporate counsel in Philadelphia through May 29, 1997. Halliburton's patent counsel began their due diligence review at the Philadelphia offices of NUMAR's corporate counsel on May 27, 1997, continued its efforts at the New York offices of NUMAR's patent counsel on May 28, 1997 and completed their due diligence review in the offices of NUMAR's corporate counsel in Philadelphia on May 29, 1997.

  On May 29, 1997, Dr. Miller met in Philadelphia with Mr. Cheney to discuss their views concerning the wireline logging business, NUMAR's involvement in that business, Dr. Miller's views concerning the future of its MRIL(R) tool and the related technology and Halliburton's views of the compatibility of the business and organization of NUMAR and those of Halliburton. They also discussed the anticipated relationship of Dr. Miller, as President of NUMAR after the Merger, to the other senior management of Halliburton. The two chief executive officers concluded that the business and organizations of NUMAR and Halliburton were compatible and that the merger discussions should continue. They did not discuss the financial or other terms of the Merger.

  On May 30, 1997, Halliburton's legal counsel provided NUMAR and its financial and legal advisors with drafts of the Merger Agreement, Stock Option Agreement and Voting Agreements for their consideration. Thereafter, representatives of Halliburton and NUMAR and their financial and legal advisors initiated discussions regarding the terms and provisions of the Merger Agreement, Stock Option Agreement and Voting Agreements at the Washington, D.C. offices of Halliburton's legal counsel on June 4, 1997. Such negotiations continued at such offices and by telephone conference thereafter through the morning of June 9, 1997. Drafts of the Executive Employment Agreements Halliburton proposed to enter into with the executive officers of NUMAR were delivered to representatives of NUMAR on June 5, 1997. Negotiations with respect to the Executive Employment Agreements were conducted directly by Halliburton and such employees and were completed by June 9, 1997.

  Both the Board of Directors of NUMAR and the Board of Directors of Halliburton, at special meetings thereof held on June 9, 1997, considered the Merger Agreement, Stock Option Agreement, Voting Agreements and Executive Employment Agreements.

  During the course of the special meeting of the Board of Directors of NUMAR, the financial and legal advisors of NUMAR provided the Board of Directors of NUMAR with their analysis of the proposed Merger. Counsel to NUMAR explained the terms of the Merger Agreement and the Stock Option Agreement to the Board of Directors of NUMAR. Additionally, counsel reminded the Board of Directors of NUMAR of their fiduciary duties under Pennsylvania law. Schroder Wertheim advised the Board of Directors of NUMAR that, as of that date and based on certain matters discussed during the course of the Special Meeting, in the opinion of Schroder Wertheim, the Exchange Ratio was fair from a financial point of view to the holders of shares of NUMAR Common Stock. While B.G. Consulting was not engaged to render any report, opinion or appraisal with respect to the Merger or the Exchange Ratio, Bernard Goldstein, a principal of B.G. Consulting Corp. present at the meeting, having listened to the presentation by Schroder Wertheim, expressed the unsolicited oral view, based on such presentation and B.G. Consulting's participation in the negotiation process, that he concurred in their analysis. Written confirmation of such view was neither requested nor provided. (For additional information regarding the opinion of Schroder Wertheim, see "The Merger--Opinion of Financial Advisor to NUMAR.") Following such presentations, the Board of Directors of NUMAR concluded that the proposal presented by Halliburton was in the best interests of NUMAR and unanimously approved the Merger Agreement, the Stock Option Agreement and the Executive Employment Agreements and recommended that the shareholders of NUMAR vote for adoption of the Merger Agreement. For more detailed discussions of the Merger Agreement and the Stock Option Agreement, see "Certain Terms of the Merger Agreement" and "Stock Option Agreement." For a more detailed discussion of the Employment Agreements, see "The Merger-- Interests of Certain Persons in the Merger--Employment Agreements".

  At its special meeting on June 9, 1997, the Board of Directors of Halliburton approved the transactions contemplated by the Merger Agreement.

  The Merger Agreement and related documents were executed and delivered by the parties thereto on June 10, 1997.

CERTAIN INFORMATION PROVIDED

  In connection with the discussions between Halliburton and NUMAR described above, NUMAR provided to Halliburton a summary of the NUMAR consolidated budget for the year ending December 31, 1997 (the

"1997 Budget"). The 1997 Budget was developed for internal use only, was not prepared with the intent that it would be publicly distributed, was based on numerous assumptions (many of which are beyond the control of NUMAR) and is not necessarily indicative of future results. The 1997 Budget estimated 1997 revenues at approximately $28.9 million. See "Available Information--Forward-Looking Information."

  In connection with its engagement, Schroder Wertheim, NUMAR's financial advisor, in conjunction with management of NUMAR, prepared (i) a financial model for NUMAR by extrapolating the consolidated results of operations and cash flows for the five years ending December 31, 2001 from the 1997 Budget (the "Financial Model") and (ii) estimates of the synergies (reduction in operating expenses and increase in revenues) that would result from the combination of Halliburton and NUMAR. The Financial Model and estimated synergies were developed solely for use by Schroder Wertheim in its analysis of the value of NUMAR and to assist it in providing financial advice to NUMAR with respect to a business combination transaction.

  The Financial Model assumed sales growth of 84% between 1997 and 1998, 59% between 1998 and 1999, 60% between 1999 and 2000 and 50.5% between 2000 and 2001, which implies a compound average annual growth in revenue of 61% between 1997 and 2001. The assumptions also assume an increase in NUMAR's operating margins from 3.2% in 1997 to 49.0% in 2001. The Financial Model assumes the number of MRIL(R) logging tools, including those operated by NUMAR and those that are sold directly to industry partners, grows from 47 in 1997 to 282 in 2001. NUMAR does not intend and, if the Merger is consummated, Halliburton does not intend, by disclosing information regarding these financial projections, that such disclosure shall constitute a current projection of revenues or operating income for such periods. Moreover, if the Merger is consummated, Halliburton does not intend to report separately the results of operations of NUMAR. See "Available Information--Forward-Looking Information."

  The anticipated reduction in operating expenses and general and administrative expenses resulting from a combination of Halliburton and NUMAR was estimated to be approximately $7 million in the aggregate over the five year period ended December 31, 2001 and the anticipated increase in revenues of the combined enterprise with respect to open hole wire line operations, formation evaluation and measurement while drilling operations and integrated service operations through increased market share was estimated to range from $135 million to $181 million in the aggregate over the same period. The estimated increase in revenues was based on a number of assumptions, including
(i) market conditions in the oil and gas services industry which industry is heavily dependent on the price of oil and gas, the level of development activity, the availability of alternative energy resources and overall global economic conditions; (ii) market demand for the oil and gas services to be offered by the combined enterprise; (iii) the incremental attractiveness to the customers of each enterprise and the ability of the combined enterprise to provide a broader range of services; and (iv) the potential barriers to competitors to develop a competitive range of services. These assumptions are subject to a number of risks and uncertainties, many of which will be beyond the control of the combined enterprise, and, as a result, the actual increase in revenues may differ significantly from such estimate.

  In connection with NUMAR's investigation of the business, operations and prospects of Halliburton prior to executing and delivering the Merger Agreement, representatives of NUMAR's financial advisors interviewed several officers of Halliburton and its units regarding the general business prospects of Halliburton. Halliburton does not prepare long range financial projections and, accordingly, did not provide any such financial projections to NUMAR or its financial advisors.

HALLIBURTON'S REASONS FOR THE MERGER

  The Board of Directors of Halliburton believes that the Merger will represent a significant step in achieving an important Halliburton objective: to offer customers a complete array of oil field services. The Board of Directors also believes that the Merger will strengthen Halliburton's position in the provision of formation evaluation services.

  Management of Halliburton expects that the Merger will allow Halliburton to help NUMAR accelerate development, delivery and application of MRIL(R) technology to the benefit of customers by utilizing Halliburton's worldwide infrastructure in the oil and gas industry and that synergies will be achieved through integration of NUMAR's tools and services with existing oil field products and services of Halliburton. The Board of Directors believes that NUMAR has established itself as an industry leader with its proprietary MRIL(R) and DHT(R) technology and that, while the technology is currently applied to a small percentage of wells drilled worldwide, the future growth opportunities are significant.

  The Board of Directors of Halliburton determined that the Merger is in the best interests of Halliburton and its stockholders. In reaching its determination, the Board of Directors considered a number of factors, including the matters discussed above and the following: (i) the judgment, advice and analyses of management of Halliburton, including its favorable recommendation of the Merger; (ii) the technological achievements of NUMAR and especially its development of the MRIL(R) technology, (iii) the financial condition and results of operations of Halliburton and NUMAR on an historical basis and a pro forma combined enterprise basis for both historical and certain future periods; (iv) the synergies and operating efficiencies that are expected to be achieved as a result of the Merger; (v) the strategic benefits of the Merger to Halliburton, including the advancement of its objective to provide a complete array of oil field services to its customers; (vi) the terms of the Merger Agreement and related agreements, including price and structure, which were considered by both management and the Board of Directors of Halliburton to provide an equitable basis for the Merger; (vii) the adverse competitive effect on Halliburton if a competitor should acquire NUMAR; (viii) the historical market prices and trading information with respect to the Halliburton Common Stock and the NUMAR Common Stock; (ix) the ability to effect the Merger on both a tax-free basis and as a pooling of interests for financial accounting purposes; and (x) the significantly enhanced position of the combined enterprise in the market for the provision of formation evaluation services in the oil field industry.

  In evaluating the Merger, the Board of Directors of Halliburton considered that the Merger would have certain dilutive effects on the pro forma income per share of the combined companies. The Board of Directors also evaluated the risks, inherent in any transaction such as the Merger, that currently unanticipated difficulties could arise in integrating the operations and that the synergies expected from combining the operations of NUMAR with those of Halliburton may not be realized or, if realized, may not be realized within the period expected.

  In analyzing the proposed Merger, the Board of Directors of Halliburton did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the Board of Directors of Halliburton made its determination based on the total mix of information available to it.

NUMAR'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
NUMAR

  The Board of Directors of NUMAR has determined that the Merger is fair to and in the best interests of NUMAR. In making such determination, the Board of Directors of NUMAR considered, among other things, the following factors, which constitute all the material factors considered:

    (i) The historical and recent market prices of shares of NUMAR Common Stock and the fact that approval of the Merger Agreement would enable the holders of such shares to realize a significant premium over the prices at which such shares are currently trading. On May 22, 1997, the date that NUMAR agreed to the Exchange Ratio, the Exchange Ratio implied a value of $36.00 price per share of NUMAR Common Stock based on the closing price per share of Halliburton Common Stock of $74.50, resulting in a 75.6% premium over NUMAR's closing price per share of $20.50. On June 9, 1997, the day immediately prior to the public announcement of the Merger, the Exchange Ratio implied a premium of 93.3% based on the closing prices of Halliburton Common Stock ($82.00) and NUMAR Common Stock ($20.50);

    (ii) The historical and recent market prices of the shares of the Halliburton Common Stock, as well as its prominence as an industry leader. Halliburton's historical performance when compared to the historical performance of other competitors in the industry has led management to believe that the long term growth opportunity presented to NUMAR and its shareholders through a merger with a wholly owned subsidiary of Halliburton compares very favorably to that presented by a business combination with any of Halliburton's competitors in the industry and is superior to NUMAR remaining an independent public company;

    (iii) The opinion of Schroder Wertheim dated June 9, 1997 to the effect that, as of such date and based on certain matters stated therein, the Exchange Ratio is fair to NUMAR's shareholders from a financial point of view. The Board of Directors did not consider the unsolicited oral concurrence by Bernard Goldstein, a principal of B.G. Consulting, in the analysis presented by Schroder Wertheim to be material in arriving at the Board's determination as to the fairness of the Exchange Ratio;

    (iv) Management's view that the transactions contemplated by the Merger Agreement would result in significant efficiencies, operating benefits and commercial and other synergies attainable through the combination of NUMAR's technology with Halliburton's significant financial resources and much larger field operations and marketing capabilities; that, while the reduction in operating expenses and general and administrative expenses would be modest, the increase in revenues of the combined enterprise with respect to open hole wire line operations, formation evaluation and measurement while drilling operations and integrated service operations through increased market share was expected to be significant (see "--Certain Information Provided" for a further information regarding such anticipated synergies); that such efficiencies, benefits, and synergies would benefit NUMAR and its customers and be in the public interest, and that such efficiencies, benefits and synergies would benefit NUMAR's shareholders through their continued interest in the combined company;

    (v) Management's view that the efficiencies, benefits and synergies that would result pursuant to the consummation of the transactions contemplated by the Merger Agreement would better meet the needs of NUMAR's constituencies than would combinations with other potential suitors. Management has based the conclusions set forth in this section and the previous section on the representations Halliburton has made with respect to (a) maintaining NUMAR's Malvern facility; (b) continuing to employ substantially all of NUMAR's employees in much the same fashion as they are currently being employed by NUMAR, including maintaining the benefits currently provided by NUMAR until such benefits can gradually be phased out in favor of the benefit programs provided by Halliburton; and (c) maintaining the customer relationships and performance currently provided by NUMAR.

    (vi) The benefits that the transactions contemplated by the Merger Agreement would provide to the customers of both NUMAR and Halliburton, including enhanced services and the benefits that can be provided by a combined company with the financial strength to support substantial research and development;

    (vii) The benefits provided generally to the communities served by NUMAR, and particularly to the local communities in Pennsylvania, by maintaining NUMAR's Malvern facility and maintaining the field operations of NUMAR for at least the short term (Halliburton had advised NUMAR that Halliburton intended to maintain NUMAR's field operations until late 1997 or early 1998 and then blend them into Halliburton's field operations without any anticipated termination of NUMAR employees);

    (viii) The fact that each of the current executive officers of NUMAR has entered into an employment agreement effective as of the Effective Time and will therefore be able to continue the pursuit of their strategic view of the future of NUMAR;

    (ix) The intended advantageous tax treatment of the transactions contemplated by the Merger Agreement as a tax-free reorganization;

    (x) Management's belief that other potential suitors might be competitors in the oil field services industry and that any combination with such a company could present more serious antitrust concerns than those presented by the Merger and could prevent the consummation of the proposed third-party transaction; and

    (xi) The friendly and cooperative working relationships that have existed between NUMAR and Halliburton in connection with the provision of engineering support by NUMAR to Halliburton pursuant to the license agreement entered into in March 1996 as well as the interaction of each party's personnel through the administration of that agreement.

  The Board of Directors of NUMAR also considered the following negative factors: (i) the fact that the execution of the Merger Agreement would contractually prohibit it from soliciting or facilitating other offers from third parties; and (ii) the potentially adverse effect the Merger may have on the employees of NUMAR'S various field offices in the long term. In the view of the Board of Directors of NUMAR, these considerations were not sufficient, either individually or together, to outweigh the advantages of the proposed combination in the manner in which it was proposed.

  With respect to the possibility that the Merger might foreclose other options that could be viewed as preferable, the Board of Directors of NUMAR took into consideration the fact that, under Pennsylvania law, directors of Pennsylvania corporations may, after considering all of the factors involved in a proposed transaction, bind the corporation to a business combination agreement that the Board of Directors believes is fair to and in the best interests of the corporation, even in the face of a subsequent, arguably superior proposal. Moreover, management and the Board of Directors of NUMAR believe that the shareholders of NUMAR could vote against the Merger if a third party should commence a tender or exchange offer that was regarded as superior to the Merger transaction. See "Certain Terms of the Merger Agreement--No Solicitation."

  In evaluating the fairness of the Merger to NUMAR, the Board of Directors of NUMAR considered the interests of NUMAR, the shareholders of NUMAR and various constituencies of NUMAR and gave no special consideration to any constituency, individual or group of shareholders. The composite mix of information available to the Board of Directors with respect to the Merger included information regarding the matters enumerated above. While this information was considered by the Board of Directors of NUMAR, the Board of Directors did not evaluate and make determinations with respect to each such factor. Rather, the Board of Directors made its determination with respect to the Merger based on the total mix of information available to it and the judgments of individual directors may have been influenced to a greater or lesser degree by differing factors.

  THE BOARD OF DIRECTORS OF NUMAR HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, NUMAR AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO NUMAR

  Schroder Wertheim was retained by NUMAR to act as its financial advisor in connection with the Merger and related matters based upon Schroder Wertheim's experience and expertise. At the April 18, 1997 meeting of the Board of Directors of NUMAR, Schroder Wertheim made a preliminary presentation which included an analysis of NUMAR's value on a discounted cash flow basis; a comparable company analysis; a comparable transaction analysis; and an analysis of the dilutive effect of the Merger on Halliburton's pro forma earnings per share. These analyses were substantially identical to the analyses described below with respect to the opinion rendered at the June 9, 1997 meeting of the Board of Directors of NUMAR, except that (a) fewer comparable transactions were considered and described than in the June 9, 1997 presentation; (b) the presentation on April 18, 1997 did not include an analysis of premiums paid in all major public transactions since 1992; and (c) the presentation on April 18, 1997 included an analysis of NUMAR's possible value to certain other potential acquirors. This latter analysis, based in part on hypothetical assumptions regarding cost savings, synergies and market shares, implied a discounted cash flow value range that was greater than the values produced by comparable calculations with respect to four of Halliburton's principal competitors and suggested that, of the group of potential acquirors considered, NUMAR was likely to be of the greatest value to Halliburton. At the June 9, 1997 meeting of the Board of Directors of NUMAR, Schroder Wertheim rendered to the Board of Directors of NUMAR its written opinion, which was confirmed as of the date of this Proxy Statement/Prospectus, to the effect that, as of such dates and based on certain matters stated therein, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of NUMAR Common Stock. Schroder Wertheim has consented to the inclusion of its written opinion in this Proxy Statement/Prospectus.

  A COPY OF THE SCHRODER WERTHEIM OPINION DATED AS OF THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY SCHRODER WERTHEIM, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. SCHRODER WERTHEIM ADDRESSED ITS OPINION TO THE BOARD OF DIRECTORS OF NUMAR AND SUCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF NUMAR TO ENGAGE IN THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE PROPOSED MERGER. THE SUMMARY OF THE SCHRODER WERTHEIM OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SCHRODER WERTHEIM OPINION WHICH IS ATTACHED HERETO AS APPENDIX D.

  In arriving at its Opinion, Schroder Wertheim (i) analyzed certain publicly available financial statements and other information of NUMAR; (ii) analyzed certain publicly available financial statements and other information of Halliburton; (iii) analyzed certain internal financial statements and other financial operating data concerning NUMAR prepared by the management of NUMAR;
(iv) considered certain prospective financial information provided by the management of NUMAR; (v) discussed the past and current business operations and financial condition and the prospects of NUMAR with senior executives of NUMAR; (vi) discussed the past and current business operations and financial condition and the prospects of Halliburton with senior executives of Halliburton and analyzed the pro forma impact of the Merger on Halliburton's earnings per share, consolidated capitalization and financial ratios; (vii) reviewed the reported prices and trading activity for NUMAR Common Stock;
(viii) reviewed the reported prices and trading activity for the Halliburton Common Stock; (ix) compared the financial performance of NUMAR Common Stock and the prices, trading activity and trading multiples of NUMAR Common Stock with that of certain other comparable publicly traded companies and their securities; (x) compared the financial performance of Halliburton and the prices, trading activity and trading multiples of the Halliburton Common Stock with that of certain other comparable publicly traded companies and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xii) participated in discussions and negotiations among representatives of NUMAR, Halliburton and certain other parties and their financial and legal advisors; (xiii) reviewed the Merger Agreement and certain related documents; and (xiv) performed such other analyses as it deemed appropriate (none of which analyses referenced in this clause (xiv) was material to Schroder Wertheim in arriving at its Opinion). Schroder Wertheim has consented to the inclusion of its Opinion in this Proxy Statement/Prospectus.

  In rendering its opinion, Schroder Wertheim assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Schroder Wertheim for purposes of its opinion. With respect to financial projections, Schroder Wertheim assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of NUMAR. Schroder Wertheim did not make an independent valuation or appraisal of the assets or liabilities of NUMAR or Halliburton, nor was Schroder Wertheim furnished with any such appraisals. Schroder Wertheim assumed that the Merger will be accounted for as a "pooling of interests" business combination in accordance with United States generally accepted accounting principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Schroder Wertheim also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. The Schroder Wertheim Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Schroder Wertheim as of, the date thereof.

  The following is a brief summary of certain analyses performed by Schroder Wertheim and reviewed with the Board of Directors of NUMAR at its meeting on June 9, 1997 as the basis for the Schroder Wertheim opinion dated June 9, 1997, as well as the Schroder Wertheim Opinion.

  COMPARABLE COMPANY ANALYSIS. Schroder Wertheim prepared a comparable company analysis that compared different valuation multiples which relate share price to historical and projected earnings for NUMAR and a selected group of peer companies. Schroder Wertheim analyzed the trading performance of NUMAR and a group of companies in the oil field services sector (the "Comparable Companies"). Companies in this group include: Western Atlas, Inc., Schlumberger, Ltd., Halliburton Company, Petroleum Geo-Services A/S, Input/Output Inc., GeoSciences Corp. and Seitel, Inc. The Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in industries in which NUMAR operates. This analysis seeks to impute enterprise value and market price from the multiples applicable to the Comparable Companies. NUMAR currently lacks the operating history and stability of revenues and earnings of the Comparable Companies. As a result, NUMAR currently has higher ratios than the Comparable Companies. Valuation multiples, however, typically diminish with maturity and size and therefore were considered to provide an appropriate indicator of future enterprise value for NUMAR. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios below was as of June 5, 1997. Revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and cash flow estimates for NUMAR and the Comparable Companies were provided by Investext(R) Group (a division of Thomson Financial Networks). Earnings per share ("EPS") estimates for NUMAR, Halliburton and the Comparable Companies were median analyst estimates provided by FIRST CALL.

  Schroder Wertheim analyzed the relative performance and value for NUMAR by comparing certain market trading statistics for NUMAR with the Comparable Companies. Among the market trading information considered in the valuation analysis were the ratios of (i) enterprise value, defined as market price times outstanding shares plus total debt less cash, to revenue estimates for 1997 and 1998; (ii) enterprise value to EBITDA estimates for 1997 and 1998; (iii) market price times outstanding shares to cash flow estimates for 1997 and 1998; and (iv) market price to EPS estimates for 1997 and 1998. Enterprise values and market prices were determined as of June 5, 1997. The pre-announcement ratios of enterprise value to revenue estimates for NUMAR for 1997 and 1998 were 5.9x and 3.8x, respectively. The low and high ratios of enterprise value to revenue estimates for the Comparable Companies were .9x and 3.8x in 1997 (with a median of 2.7x), and 1.1x and 2.7x in 1998, respectively (with a median of 2.1x). The pre-announcement ratios of enterprise value to EBITDA estimates for NUMAR for 1997 and 1998 were 21.3x and 10.6x, respectively. The low and high ratios of enterprise value to EBITDA estimates for the Comparable Companies were 5.8x and 13.1x in 1997, and 6.7x and 10.9x in 1998 (with a median of 9.4x). The ratios of market price times outstanding shares to cash flow estimates for NUMAR for 1997 and 1998 were 22.5x and 12.9x, respectively. The low and high ratios of market price times outstanding shares to cash flow estimates for the Comparable Companies were 6.0x and 17.3x in 1997 (with a median of 13.0x), and 7.7x and 13.7x in 1998 (with a median of 12.2x). The pre-announcement ratios of market price to EPS estimates for NUMAR for 1997 and 1998 were 53.3x and 28.5x, respectively. The low and high ratios of market price to EPS estimates for the Comparable Companies were 13.3x and 29.2x in 1997 (with a median of 24.6x), and 13.6x and 22.5x in 1998 (with a median of 18.7x). Based upon this analysis, Schroder Wertheim calculated per share equity values for NUMAR ranging from $4.28 to $26.12 on a fully diluted basis.

  No company utilized in the comparable companies analysis as a comparison is identical to NUMAR. In evaluating the Comparable Companies, Schroder Wertheim made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NUMAR, such as the impact of competition on the business of NUMAR and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of NUMAR or the industry or in the financial markets in general.

  COMPARABLE TRANSACTION ANALYSIS. Schroder Wertheim performed an analysis of 29 precedent transactions ("Comparable Transactions") involving certain technology ("Technology Comparable Transactions") and oil field services ("Oilfield Services Comparable Transactions") companies which, in Schroder Wertheim's judgment, were deemed to be comparable to the Merger for purposes of this analysis. Schroder Wertheim chose transactions involving companies that performed substantially similar business functions to NUMAR (i.e., providing technology-related oil field services). Because NUMAR's business is based on patented, proprietary technology, the transaction universe was expanded to include transactions involving pure technology companies that are typically valued on the basis of a multiple of revenues. The purchase prices in such transactions expressed as multiples of the revenues and EBITDA of the acquired companies for the last twelve months preceding announcement of the transaction for the Comparable Transactions were based upon available public information. The Technology Comparable Transactions were announced during the period from November 1994 through January 1997. The Oilfield Services Comparable Transactions were announced during the period from August 1994 through March 1997. For the Technology Comparable Transactions and the Oilfield Services Comparable Transactions the analysis showed that the purchase prices for such transactions represented low and high multiples of such revenues of 4.0x and 19.9x and low and high multiples of such EBITDA of 9.9x and 36.0x. Based upon this analysis, Schroder Wertheim calculated per share equity values for NUMAR ranging from $2.98 to $63.50 on a fully diluted basis.

  No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Schroder Wertheim made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NUMAR, such as impact of competition on the business of NUMAR and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of NUMAR or the industry or in the financial markets in general.

  DISCOUNTED CASH FLOW ANALYSIS. Schroder Wertheim performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that NUMAR is expected to generate if it performs in accordance with the Financial Model (see "--Certain Information Provided for a detailed description of the Financial Model). Unlevered free cash flows of NUMAR were calculated as the sum of net income, depreciation and amortization, deferred taxes, minority interest, other noncash expenses and after-tax net interest expense less capital expenditures and investment in working capital. Schroder Wertheim calculated terminal values by applying a range of exit multiples to the unlevered free cash flows in fiscal 2001 from 4.0x to 6.0x representing estimated ranges of unlevered free cash flows. The unlevered free cash flows and terminal values were then discounted to their present value using a range of discount rates from 12.5% to 17.5%. The discount rate ranges were selected based upon a weighted average cost of capital analysis. Based upon this analysis, Schroder Wertheim calculated per share equity values of NUMAR ranging from $28.54 to $49.49 on a fully diluted basis.

  PREMIUM ANALYSIS. Schroder Wertheim performed an analysis comparing premiums paid in various transactions involving companies in the technology and oil field services businesses since 1992. These transactions were the same as those analyzed by Schroder Wertheim for purposes of its comparable transaction analysis described above. In particular, the analysis examined premiums paid in 29 precedent transactions in the energy industry ("Energy Premiums"), in all other transactions ("General Premiums") and in the interim period of 1997 ("1997 Premiums"). In analyzing the various classes of premiums, Schroder Wertheim included reference points of 1 day and 4 weeks prior to the announcement of the specific transaction. Schroder Wertheim observed a low and high range of 23.0% and 33.6% respectively for the Energy Premiums; 31.0% and 43.0%, respectively for the General Premiums; and 30.5% and 44.1%, respectively for the 1997 Premiums. Based upon NUMAR's market price of $20.50, one day and $20.13, 4 weeks before the announcement, the Exchange Ratio implies low and high premiums of 93.3% and 96.9%.

  PRO FORMA ANALYSIS OF THE MERGER. Schroder Wertheim analyzed the pro forma impact of the Merger on Halliburton's earnings per share for the fiscal years ended 1997 and 1998. Such analysis was based on EPS estimates provided by FIRST CALL for the fiscal years ended 1997 and 1998. Schroder Wertheim observed that, if the Merger were treated as a pooling of interests for accounting purposes and if no post Merger synergies were assumed, the issuance of Halliburton Common Stock in the Merger would have a dilutive effect on pro forma earnings per share of Halliburton Common Stock of approximately 2.7% in fiscal year 1997 and 1.4% in fiscal year 1998. In light of the relatively modest dilutive effect of the Merger on earnings per share of Halliburton Common Stock, dilution was not expected to have any significant adverse effect on the value of the Halliburton Common Stock.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Schroder Wertheim considered the results of all its analyses as a whole and did not attribute any particular weight to any particular analyses or factor considered by it. Furthermore, selecting any portion of Schroder Wertheim's analyses, without considering all analyses, would create an incomplete view of the process underlying the Schroder Wertheim Opinion. In addition, Schroder Wertheim may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Schroder Wertheim's view of the actual value of NUMAR.

  In performing its analysis, Schroder Wertheim made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NUMAR or Halliburton. The analyses performed by Schroder Wertheim are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Schroder Wertheim's analysis of the fairness of the Exchange Ratio from a financial point of view to the holders of shares of NUMAR Common Stock and were provided to the Board of Directors of NUMAR in connection with the delivery of the Schroder Wertheim opinion dated June 9, 1997. The analyses do not purport to be appraisals or to reflect the prices at which NUMAR or Halliburton might actually be sold. Because such estimates are inherently subject to uncertainty, neither NUMAR, Halliburton or Schroder Wertheim nor any other person assumes responsibility for their accuracy, except with respect to information supplied by NUMAR or Halliburton as to which each is responsible. In addition, as described above, the Schroder Wertheim opinion dated June 9, 1997, including Schroder Wertheim's presentation to the Board of Directors of NUMAR, was one of the many factors taken into consideration by the Board of Directors of NUMAR in making its determination to approve the Merger.

  The Board of Directors of NUMAR retained Schroder Wertheim based upon its experience and expertise. Schroder Wertheim is an internationally recognized investment banking and advisory firm. Schroder Wertheim, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Schroder Wertheim is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Schroder Wertheim or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the account of customers, in securities of NUMAR or Halliburton. Except in its capacity as a market maker with respect to the NUMAR Common Stock, Schroder Wertheim and its affiliates do not own any shares of NUMAR Common Stock or options or warrants to purchase such shares. In the past, Schroder Wertheim and its affiliates have provided financial advisory services to NUMAR and have received customary fees for the rendering of these services. Schroder Wertheim acted as a managing underwriter for NUMAR's initial public offering in April 1994 and its secondary public offering in July 1995 for which it received customary underwriting discounts and fees.

  FINANCIAL ADVISOR FEES. Pursuant to a letter agreement dated April 17, 1997, NUMAR has agreed to pay Schroder Wertheim (i) an advisory fee of $200,000 and
(ii), if the Merger is consummated, a total fee equal to not more than 1.15% of the total consideration received by NUMAR and/or its shareholders (against which any previously paid fees would be credited). Based on the closing price of Halliburton Common Stock on August 25, 1997, Schroder Wertheim's total fees would be $4,542,500. In addition to the foregoing compensation, NUMAR has agreed to reimburse Schroder Wertheim for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Schroder Wertheim for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

  In addition, by agreement dated April 23, 1997, NUMAR has agreed to pay B.G. Consulting a financial advisory fee that is equal to 10% of the fee payable to Schroder Wertheim and to reimburse its out-of-pocket expenses as incurred.

CERTAIN POTENTIAL CONFLICTS OF INTEREST

  In considering the recommendation of NUMAR's Board of Directors with respect to the Merger, NUMAR's shareholders should be aware that certain members of NUMAR's Board of Directors and officers have certain interests respecting the Merger separate from their interests as holders of NUMAR Common Stock, including those referred to below. In addition, Schroder Wertheim, NUMAR's financial advisor that rendered its opinion to the Board of Directors that the Exchange Ratio was fair from a financial point of view to the holders of NUMAR Common Stock, and B.G. Consulting will receive additional compensation if the Merger is effected. See "--Opinion of Financial Advisor to NUMAR--Financial Advisor Fees."

  EMPLOYMENT AGREEMENTS. At the insistence of Halliburton, NUMAR entered into Executive Employment Agreements with Dr. Melvin N. Miller, the Chairman of the Board, President and Chief Executive Officer of NUMAR, and with five other officers of NUMAR. The other officers are Thomas Blades, Executive Vice President and Chief Operating Officer; Edward P. Delson, Senior Vice President--Finance and Administration, Chief Financial Officer and Treasurer; Dr. Richard N. Chandler, Vice President--Engineering and Manufacturing; George
R. Coates, Vice President--Petrophysical Applications; and Dr. Manfred G. Prammer, Vice President--Research. Except as noted below, the terms of the Executive Employment Agreements are substantially similar. The term of each Executive Employment Agreement begins at the Effective Time and ends on December 31, 2000 (2001, in the case of Dr. Miller.) Each of the officers is to be employed in his current capacity at the base salary indicated below; each is entitled, commencing January 1, 1998, to participate in an incentive compensation plan pursuant to which he will have the opportunity to earn an annual incentive bonus of up to the percentage of his base salary indicated below; each will receive a nonqualified stock option under the Halliburton 1993 Stock and Long-Term Incentive Plan (the "Halliburton Incentive Plan") to purchase the number of shares of Halliburton Common Stock indicated below at an exercise price equal to the market price of the Halliburton Common Stock on the date of grant; certain of such officers will receive awards under the Halliburton Incentive Plan of "restricted stock" in the amounts indicated below; and each will be entitled to participate, on the same basis generally as other employees of NUMAR, in all such general employee benefit plans as are made available to substantially all of NUMAR's executive employees. Each of such officers will continue to be entitled to all of his rights under NUMAR Options held by him prior to the Effective Time. In addition, Dr. Miller will be entitled, commencing January 1, 1998, to participate in the Halliburton Senior Executives' Deferred Compensation Plan and in each calendar year during the term of his Executive Employment Agreement will receive an allocation of at least $62,500 to his deferred compensation account.

  Under the Executive Employment Agreements, if the employment of such officer is terminated during the term for any reason other than by his death or permanent disability, by the employer for "cause" (as defined therein) or by him in a "Voluntary Termination", each of such officers is entitled to be paid as a severance benefit for the remainder of his unexpired employment term his base salary at the rate in effect on the date of such officer's termination of employment and all options to purchase Halliburton Common Stock then held by such officer will vest in full. The term "Voluntary Termination" excludes any termination (i) because of an uncorrected material breach of the agreement by the employer or (ii) within six months following a reduction in title, a material reduction in responsibility or a required relocation outside a 60-mile radius of Malvern, Pennsylvania or, with respect to Messrs. Blades and Coates, Houston, Texas. Each of the Employment Agreements contains a noncompetition covenant pursuant to which the officer agrees not to compete with NUMAR commencing on termination of the agreement and continuing for two years thereafter or, if longer, the period over which such officer's severance benefit is to be paid.

                                           BASE   INCENTIVE  OPTION   RESTRICTED
            NAME OF OFFICER               SALARY   MAXIMUM  SHARES(A) SHARES(A)
            ---------------              -------- --------- --------- ----------
Dr. Melvin N. Miller.................... $250,000    70%     25,000        --
Thomas Blades........................... $207,200    70%     20,000     8,000
Edward P. Delson........................ $170,000    40%     15,000     6,000
Dr. Richard N. Chandler................. $150,000    40%     15,000     6,000
George R. Coates........................ $143,600    30%     15,000     6,000
Dr. Manfred G. Prammer.................. $160,000    40%     15,000     6,000

--------
(a) Adjusted to reflect the Stock Split.

  Certain terms of the Executive Employment Agreements entered into by each of Dr. Miller and the five other officers of NUMAR are more favorable than their existing employment arrangements with NUMAR. Specifically, Dr. Miller's new Executive Employment Agreement contains a slightly longer term than his previous employment agreement, provides for an annual base salary of $250,000 (as opposed to his 1997 base salary of $225,000 and his 1998 base salary of $240,000), and allows him to participate in Halliburton's Senior Executive Deferred Compensation Plan. The 1997 annual base salaries of Messrs. Blades, Delson, Chandler, Prammer and Coates are $192,000, $150,000, $112,200 and $132,300, respectively, which in each case is less than the base salaries provided for by the relevant Executive Employment Agreement. In addition, as set forth in the table above, the Executive Employment Agreements provide for grants of stock options and restricted stock while the grant of stock-based compensation pursuant to NUMAR's plans is at the discretion of the compensation committee of NUMAR.

  STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each NUMAR Option will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will be obtained by multiplying the number of shares of NUMAR Common Stock previously subject thereto by the Exchange Ratio and the exercise price per share of Halliburton Common Stock will be obtained by dividing the exercise price per share of NUMAR Common Stock stated therein by the Exchange Ratio. Otherwise, the terms and conditions of such NUMAR Options will remain the same.

  The following table sets forth the names of those directors and executive officers of NUMAR who hold NUMAR Options, the number of shares of NUMAR Common Stock subject to such NUMAR Options, the average exercise price thereunder, the number of shares of NUMAR Common Stock subject thereto that are currently unvested, the number of shares subject thereto that will vest upon the occurrence of the Merger by virtue of the terms of the NUMAR Option or the plan pursuant to which such NUMAR Option was issued, the number of shares of Halliburton Common Stock to which all NUMAR Options will apply after the Effective Time and the average exercise price per share of Halliburton Common Stock.

                                  WEIGHTED UNVESTED  NUMAR               WEIGHTED
                           NUMAR  AVERAGE   NUMAR    COMMON  HALLIBURTON AVERAGE
  NAME OF DIRECTOR OR     COMMON  EXERCISE  COMMON  STOCK TO   COMMON    EXERCISE
   EXECUTIVE OFFICER       STOCK   PRICE    STOCK   VEST (A)  STOCK(B)   PRICE(B)
  -------------------     ------- -------- -------- -------- ----------- --------
Dr. Melvin N. Miller....  317,101  $ 9.02  106,000  106,000    306,446    $ 9.33
Edward P. Delson........   85,244  $ 9.63   40,700   40,700     82,379    $ 9.97
Thomas Blades...........  100,000  $14.03  100,000  100,000     96,640    $14.52
Dr. Richard N. Chandler.   55,122  $10.14   25,000   24,200     53,269    $10.49
George R. Coates........   54,311  $10.98   27,500   25,500     52,486    $11.36
Dr. Manfred G. Prammer..   51,500  $13.12   35,600   35,200     49,769    $13.58
Barry M. Davis..........    7,500  $15.60    2,500    2,500      7,248    $16.15
David S. Hirsch.........    9,000  $15.60    3,000    3,000      8,697    $16.15
Seymour G. Mandell......    7,500  $15.60    2,500    2,500      7,248    $16.15
Dr. James H. Simons.....    7,000  $15.54    2,500    2,500      6,764    $16.09
Ralph F. Spinnler.......   17,000  $13.37    4,000    4,000     16,428    $13.83
All directors and
 executive officers
 as a group.............  711,278  $10.78  349,300  346,100    687,374    $11.15

--------
(a) Pursuant to the NUMAR Corporation 1994 Stock Incentive Plan.
(b) Adjusted for the Stock Split.

  INDEMNIFICATION. The Merger Agreement provides that, for a period of six years after the Effective Time, the indemnification provisions of the Charter and Bylaws of the Surviving Corporation will not be amended in a manner that would reduce or limit the rights of indemnity thereunder of present or former directors and officers of NUMAR, to reduce or limit the ability of the Surviving Corporation to indemnify such persons or to hinder or delay the exercise of such rights by such persons. In addition, the Merger Agreement requires Halliburton, subject to certain limitations, to cause to be maintained in effect for a comparable period the current NUMAR directors' and officers' liability insurance or policies that are substantially equivalent thereto. See "Certain Terms of the Merger Agreement--Indemnification."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material federal income tax consequences of the Merger to the holders of NUMAR Common Stock and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of NUMAR Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

  No ruling from the Internal Revenue Service (the "IRS") has been or will be requested in connection with the Merger. Halliburton has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Halliburton, Merger Sub and NUMAR will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that Halliburton, Merger Sub and NUMAR will not recognize any gain or loss as a result of the Merger. NUMAR has received from its counsel, Drinker Biddle & Reath LLP, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Halliburton, Merger Sub and NUMAR will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that:

    (a) no gain or loss will be recognized by a holder of NUMAR Common Stock upon the exchange of all of such holder's shares of NUMAR Common Stock solely for shares of Halliburton Common Stock in the Merger;

    (b) the aggregate basis of the shares of Halliburton Common Stock received by a NUMAR shareholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of NUMAR Common Stock surrendered in exchange therefor;

    (c) the holding period of the shares of Halliburton Common Stock received by a NUMAR shareholder in the Merger (including any fractional share deemed received) will include the holding period of the shares of NUMAR Common Stock surrendered in exchange therefor, provided that such shares of NUMAR Common Stock are held as capital assets at the Effective Time; and

    (d) a shareholder of NUMAR who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph
  (b) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the NUMAR Common Stock is held by such shareholder as a capital asset at the Effective Time, with the tax rate applicable to such capital gain or loss depending on the holding period for the fractional share (as described in paragraph (c) above) as of that time.

  The foregoing opinions cover all of the material federal income tax consequences of the Merger to the participants to the Merger and to the shareholders of NUMAR. Such opinions are based upon the Merger Agreement (including the representations and warranties contained in Sections 4.18 and 5.16 thereof (in general, no plan or intention on the part of certain shareholders of NUMAR to dispose of a certain number of shares of Halliburton Common Stock to be received in the Merger; payment of expenses incurred in connection with the Merger; no intercorporate indebtedness existing between Halliburton and NUMAR that was issued, acquired or will be settled at a discount; NUMAR is not an investment company as defined in the Code; NUMAR is not in bankruptcy, receivership or a similar proceeding; following the Merger the Surviving Corporation will hold a certain percentage of the net and gross assets of NUMAR and Merger Sub; no plan or intention on the part of Halliburton to liquidate, merge or dispose of shares of the Surviving Corporation (subject to certain exceptions), to issue shares of capital stock of the Surviving Corporation such that Halliburton would lose control (as defined in the Code) of the Surviving Corporation, to dispose of assets of the Surviving Corporation (subject to certain exceptions) or to reacquire any shares of Halliburton Common Stock issued in the Merger; the Surviving Corporation will continue the historic business of NUMAR or use a significant portion of its assets in a business; and Halliburton has not owned during the past five years any shares of capital stock of NUMAR)), the facts set forth in the Registration Statement (including this Proxy Statement/Prospectus), written representations of officers of NUMAR and Halliburton (including representations substantially similar to the representations and warranties contained in Sections 4.18 and 5.16 of the Merger Agreement), current provisions of the Code, existing regulations thereunder, current administrative rulings of the IRS, court decisions and the assumption that the transaction contemplated by the Merger Agreement will be carried out strictly in accordance with the terms thereof. Shareholders of NUMAR should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court. Each of such opinions has been filed with the Commission as an exhibit to the Registration Statement.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. Halliburton considers the proposed transaction an immaterial pooling of interests combination and will not restate its historical financial statements subsequent to the Merger. Accordingly, unaudited pro forma condensed combined income statements have not been presented.

  Halliburton has been preliminarily advised by its independent public accountants, Arthur Andersen LLP, that the Merger should be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon the written confirmation of such advice. Also, such advice contemplates that each person who may be deemed an affiliate of NUMAR or Halliburton will enter into an agreement with Halliburton not to sell or otherwise transfer any shares of NUMAR Common Stock or Halliburton Common Stock, as the case may be, within 30 days prior to the Effective Time or any Halliburton Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Halliburton and NUMAR. Forms of such agreements ("Affiliate's Agreements") are attached as Annexes B and C to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A. In accordance with the provisions of the Merger Agreement, Halliburton and NUMAR have heretofore obtained executed Affiliate's Agreements from all persons known to the managements of Halliburton or NUMAR to be affiliates of such corporations, respectively.

GOVERNMENTAL AND REGULATORY APPROVALS

  Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Halliburton and NUMAR filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on June 13, 1997. The applicable waiting period expired on July 13, 1997.

  At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Halliburton to divest itself, in whole or in part, of NUMAR or of other businesses conducted by Halliburton. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Halliburton and NUMAR will prevail.

  Halliburton and NUMAR are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Halliburton Common Stock to be received by NUMAR shareholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Halliburton Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of NUMAR prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Halliburton, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of Halliburton Common Stock or NUMAR Common Stock by an affiliate of either Halliburton or NUMAR, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of Halliburton Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of Halliburton and NUMAR (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that each of NUMAR and Halliburton will use all reasonable efforts to cause its affiliates to execute an agreement (an "Affiliates' Agreement"), in the form thereof attached to the Merger Agreement as Annexes B and C, respectively, to the effect that such persons will not sell, transfer or otherwise dispose of any shares of NUMAR Common Stock or Halliburton Common Stock, as the case may be, during the Pooling Period and, with respect to affiliates of NUMAR, that such persons will not sell, transfer or otherwise dispose of Halliburton Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. As indicated under "--Accounting Treatment," Halliburton and NUMAR have heretofore obtained executed Affiliates' Agreements from all persons known to the managements of Halliburton or NUMAR to be affiliates of such corporations, respectively.

RIGHTS OF DISSENTING SHAREHOLDERS

  Pursuant to Subchapter 15D of the PBCL, holders of record of shares of NUMAR Common Stock are entitled to assert Dissenters Rights in connection with the Merger and obtain payment of the "fair value" of their shares, provided that such shareholders comply with the requirements of the PBCL. The following is a summary of the procedures to be followed by holders of shares of NUMAR Common Stock electing to exercise their Dissenters Rights and is qualified in its entirety by reference to the PBCL, the full text of which is set forth in Appendix E to this Proxy Statement. The PBCL should be reviewed carefully by such shareholders who wish to assert their Dissenters Rights or who wish to preserve the right to do so, since failure to comply with those procedures will result in the loss of such Dissenters Rights.

  NOTICE OF INTENTION TO DISSENT. Holders of shares of NUMAR Common Stock who elect to exercise Dissenters Rights must satisfy each of the following conditions: (1) before the taking of the vote with respect to the Merger, such holders must file with NUMAR written notice of their intention to demand payment of the fair value of their shares (this written notice must be in addition to and separate from any proxy or vote against the Merger; neither voting against nor a failure to vote for the Merger will constitute such a notice); (2) such holders must effect no change in the beneficial ownership of their shares from the date of such filing continuously through the Effective Date; and (3) such holders must not vote in favor of the Merger (a failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of such holder's Dissenters Rights and will nullify any previously filed written notice of intent to demand payment). Holders of shares of NUMAR Common Stock who fail to comply with any of these conditions will have no Dissenters Rights with respect to their shares.

  All written notices should be addressed to: NUMAR Corporation, 508 Lapp Road, Malvern, Pennsylvania 19355, Attention: Secretary and should be executed by, or with the consent of, the holder of record. The notice must identify the shareholder and indicate the intention of such shareholder to demand payment for the fair value for his or her shares of NUMAR Common Stock. In the notice, the shareholder's name should be stated as it appears on his or her stock certificates. A beneficial owner of shares of NUMAR Common Stock who is not the holder of record may assert Dissenters Rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the holder of record to NUMAR at or before the time such rights are asserted.

  A holder of shares of NUMAR Common Stock may not assert Dissenters Rights as to less than all of the shares registered in his or her name except in the situation in which certain shares are beneficially owned by another person but registered in such shareholder's name. If a holder of shares of NUMAR Common Stock wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and disclose the name and address of the beneficial owner on whose behalf the holder is dissenting.

  NUMAR'S NOTICE TO DEMAND PAYMENT. After a vote approving the Merger, and assuming the Merger is consummated, NUMAR must give written notice that the Merger has been approved to each shareholder who filed a written notice of intent to demand payment for such shareholder's shares of NUMAR Common Stock and who did not vote in favor of the Merger. NUMAR's notice shall specify the address to which a demand for payment and stock certificates must be sent by the dissenting shareholder in order to obtain payment and shall include a form for demanding payment to be completed by the shareholder. In order to receive the fair value of his or her shares, a dissenting shareholder must, within 30 days after the mailing date of NUMAR's notice, send his or her demand for payment and stock certificates, together with certain information pertaining to such stock on the form supplied by NUMAR. A shareholder who fails timely to demand payment, or who fails timely to deposit certificates, as required by NUMAR's notice, shall not have any right to receive payment of the fair value of his shares of NUMAR Common Stock.

  PAYMENT FOR SHARES; SHAREHOLDER'S ESTIMATE OF FAIR VALUE. If a valid demand for payment and the related certificates are timely received by NUMAR, NUMAR must promptly remit to each dissenting shareholder who has complied with the requirements either (i) the amount NUMAR estimates to be the fair value of that shareholder's shares of NUMAR Common Stock, or (ii) give written notice that no remittance will be made, in each case together with a statement of the method used to determine such estimate, the closing balance sheet and statement of income of NUMAR for the period ended December 31, 1996, the latest updated interim financial statements of NUMAR, and a copy of subchapter D of Chapter 15 of the PBCL. NUMAR believes that the Merger consideration is equal to the fair value of the shares of NUMAR Common Stock.

  If a dissenting shareholder believes that the amount remitted by NUMAR is less than the fair value of his or her shares of NUMAR Common Stock, plus interest, or if NUMAR gives written notice that no remittance will be made and such notice contains an estimate by NUMAR of the fair value of the dissenting shareholder's shares which such shareholder believes is less than the fair value of his or her shares, the holder of shares of NUMAR Common Stock may give written notice to NUMAR of his or her own estimate of the fair value of his or her shares within 30 days after the mailing date of NUMAR's remittance or NUMAR's notice, as the case may be, and demand payment of the difference.

  FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT. If the shareholder fails to give written notice of his or her estimate and demand payment of the difference within the 30-day time period, such shareholder will be entitled only to the amount remitted by NUMAR or the amount of NUMAR's estimate of the fair value of such shareholder's shares provided in NUMAR's notice, as the case may be. Notwithstanding any such failure of the shareholder, he or she shall retain all other rights of a shareholder under the PBCL until modified by effectuation of the Merger.

  VALUATION PROCEEDINGS. If NUMAR and the dissenting shareholder are unable to settle the shareholder's demand within 60 days, NUMAR may file in court a petition requesting that the court determine the fair value of the shares of NUMAR Common Stock, plus interest. If NUMAR fails to file a petition as provided above, any dissenting shareholder who made a demand and who has not already settled his claim against NUMAR may do so in the name of NUMAR at any time within 30 days after the expiration of the 60-day period. If a dissenting shareholder does not file an application within the 30-day period, each dissenter entitled to file an application will be paid NUMAR's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted. All holders of shares of NUMAR Common Stock whose demands are not settled within the applicable 60-day settlement periods shall be made parties to this proceeding. The court, after determining that the shareholder has complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate, whether or not used by NUMAR or the dissenting shareholder, or may appoint appraisers to determine the fair value of the shares of NUMAR Common Stock. The court's determination is binding on all holders of shares of NUMAR Common Stock and the court must enter judgment for any amount by which the court determines fair value exceeds the amount remitted to the shareholders by NUMAR.

  COSTS AND EXPENSES OF VALUATION PROCEEDINGS. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be assessed against NUMAR, unless the court, in its discretion, determines that the dissenting shareholder's action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in which event the court may assess all or a part of such costs against the shareholder. Fees and expenses of counsel for the dissenting shareholder may be awarded by the court out of the amount, if any, awarded to such shareholder.

  The Board of Directors recommends to any holder of shares of NUMAR Common Stock having questions with respect to his or her rights under the PBCL to consult with his or her legal counsel.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

  The following is a description of all of the material terms of the Merger Agreement. The description does not, however, purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  The Merger Agreement provides that, promptly after the satisfaction or, if permissible, the waiver of the conditions to effecting the Merger or at such other time as the parties to the Merger Agreement may agree, the parties shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and a Certificate of Merger with the Secretary of State of the State of Delaware, in such forms as required by, and executed in accordance with, the relevant provisions of the PBCL and the DGCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meeting or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

  At the Effective Time, except for shares of NUMAR Common Stock held in the treasury of NUMAR or owned by Halliburton or any direct or indirect wholly owned subsidiary of either Halliburton or NUMAR, which shares will be canceled at the Effective Time, and except for Dissenting Shares, each outstanding share of NUMAR Common Stock will be converted into 0.9664 of one share of Halliburton Common Stock. The foregoing Exchange Ratio has been adjusted to reflect the two-for-one Stock Split of the Halliburton Common Stock effected in the form of a 100% stock dividend paid on July 21, 1997 to holders of Halliburton Common Stock of record on June 26, 1997. If between the date of the Merger Agreement and the Effective Time the outstanding shares of Halliburton Common Stock shall again have been changed, or if the outstanding shares of NUMAR Common Stock shall have been changed, into a different number of shares or a different class, by reason of any stock dividend, any subdivision, combination or exchange of shares or any reclassification or recapitalization, the Exchange Ratio will again be correspondingly adjusted to reflect such stock dividend, subdivision, combination or exchange of shares or any reclassification or recapitalization.

  As soon as practicable following the Effective Time, Halliburton will cause ChaseMellon Shareholder Services, L.L.C., which has been selected by Halliburton to act as exchange agent pursuant to the Merger Agreement (the "Exchange Agent"), to mail to each record holder of NUMAR Common Stock immediately prior to the Effective Time, information advising such holder of the consummation of the Merger and a letter of transmittal for use in exchanging NUMAR Common Stock certificates for Halliburton Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange Agent at ChaseMellon Shareholder Services, L.L.C., 120 Broadway, 13th Floor, New York, NY 10271, Attention: Reorganization Department, and holders of certificates that previously evidenced NUMAR Common Stock may, at their option after the Effective Time, surrender such certificates for certificates evidencing Halliburton Common Stock at the offices of the Exchange Agent in person. After the Effective Time, there will be no further registration of transfers on the stock transfer books of NUMAR of shares of NUMAR Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by shareholders of NUMAR prior to the Effective Time.

  No fractional shares of Halliburton Common Stock will be issued in the Merger. Each holder of NUMAR Common Stock entitled to a fractional share will receive an amount in cash, without interest thereon, determined as follows:
Pursuant to instructions from Halliburton, the Exchange Agent will determine the number of fractional shares allocable to all holders of NUMAR Common Stock pursuant to the Merger Agreement, will aggregate all such fractional shares into whole shares, will sell such whole shares of Halliburton Common Stock in the open market at then prevailing prices on behalf of the holders who would otherwise be entitled thereto and will distribute to each such holder, at the time of surrender of such holder's NUMAR Common Stock certificates, such holder's ratable share of such proceeds, after withholding federal income taxes and any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sales will be paid by Halliburton.

  Until so surrendered and exchanged, each certificate previously evidencing NUMAR Common Stock will be deemed, for all purposes other than the payment of dividends and other distributions, to evidence whole shares of Halliburton Common Stock and the right to receive cash in lieu of fractional shares of Halliburton Common Stock. Unless and until any such certificates that previously evidenced NUMAR Common Stock are so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Halliburton Common Stock as of any time on or after the Effective Time will be paid to the holders of such certificates previously evidencing NUMAR Common Stock. Upon any such surrender and exchange of such certificates, however, there will be paid to the record holders of the certificates issued and exchanged therefor (i), at the time of such surrender and exchange, the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Halliburton Common Stock and (ii), at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Halliburton Common Stock.

NUMAR OPTIONS

  The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each NUMAR Option will be assumed by the Surviving Corporation and will become an option to purchase Halliburton Common Stock. The number of shares of Halliburton Common Stock subject thereto will be obtained by multiplying the number of shares of NUMAR Common Stock previously subject thereto (without regard to any vesting schedule) by the Exchange Ratio and the exercise price per share of Halliburton Common Stock will be obtained by dividing the exercise price per share of NUMAR Common Stock stated therein by the Exchange Ratio. Otherwise, the terms and conditions of such NUMAR Options will remain the same.

  Based on the NUMAR Options outstanding at the Record Date and assuming none of such NUMAR Options are exercised prior to the Effective Time, Halliburton will be required at the Effective Time to reserve an aggregate of approximately 924,000 shares of Halliburton Common Stock for issuance upon exercise of NUMAR Options.

  The NUMAR 1994 Stock Incentive Plan provides that, in the event of a "Change in Control" as defined therein, the options granted thereunder shall become fully vested and immediately exercisable. As a result, NUMAR Options relating to an aggregate of approximately 561,000 shares of NUMAR Common Stock (equivalent to approximately 542,000 shares of Halliburton Common Stock) that were unvested will, at the Effective Time, become fully vested and immediately exercisable. Of such shares, 346,100 shares of NUMAR Common Stock (equivalent to approximately 334,471 shares of Halliburton Common Stock) are subject to stock options held by NUMAR directors and officers. For information as to the individual holdings of NUMAR Options by directors and executive officers of NUMAR, see "The Merger--Certain Potential Conflicts of Interest."

  For information regarding the effect of the Executive Employment Agreements on options held by those executive officers of NUMAR who are parties to the Executive Employment Agreements, see "The Merger--Certain Potential Conflicts of Interest."

CONDITIONS TO THE MERGER

  The respective obligations of Halliburton and NUMAR to consummate the Merger are subject to the satisfaction of the following conditions: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission; (b) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of NUMAR; (c) no Court or Governmental Authority (as such terms are defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any Law, Regulation, or Order (all as defined in the Merger Agreement) (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (d) the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated;
(e) Halliburton and NUMAR shall have been advised in writing by Arthur Andersen LLP on the date of the Effective Time that such firm knows of no reason why the Merger should not be treated for financial accounting purposes as a pooling of interests in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the Commission; and

(f) the holders of record of no more than 7% of the outstanding shares of NUMAR Common Stock shall, immediately prior to the Effective Time, have perfected and continued to perfect Dissenters Rights. The condition specified in clause (e) may be waived by Halliburton and NUMAR; neither Halliburton nor NUMAR, however, intends to waive such condition without resoliciting the votes of the shareholders of NUMAR.

  The obligation of Halliburton to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by Halliburton, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of NUMAR contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made again as of the Effective Time, except to the extent that any misrepresentations and breaches of warranty shall not in the aggregate be Material (as such term is defined in the Merger Agreement) to NUMAR; and (b) NUMAR shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

  The obligation of NUMAR to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by NUMAR, in whole or in part, to the extent permitted by applicable law: (a) each of the representations and warranties of Halliburton and Merger Sub contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Effective Time as though made again as of the Effective Time, except to the extent that any misrepresentations and breaches of warranty shall not in the aggregate be Material (as such term is defined in the Merger Agreement) to Halliburton; (b) Halliburton and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and (c) the shares of Halliburton Common Stock to be issued pursuant to the Merger shall have been approved for listing, subject to official notice of issuance, on the NYSE.

  There can be no assurance that all of the conditions to the Merger will be satisfied. All the conditions referenced in the two preceding paragraphs, other than clause (c) of the immediately preceding paragraph, may be waived by the party entitled to satisfaction thereof. Neither Halliburton nor NUMAR, however, intends to waive satisfaction of any such condition if such waiver would be material to the consideration and vote of the shareholders of NUMAR upon the proposal to adopt the Merger Agreement without resoliciting the votes of such shareholders.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of each of NUMAR and Halliburton relating to, among other things, (i) its organization and similar corporate matters, (ii) its capitalization, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Stock Option Agreement and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents, (iv) the documents and reports filed by it with the Commission and the accuracy of the information contained therein, (v) the absence of certain changes and events, (vi) the title to its assets and properties, (vii) its material contracts and agreements, (viii) the material permits and orders from Governmental Authorities required to conduct its business, (ix) its litigation and compliance with laws, (x) its employee benefit plans, (xi) its taxes, (xii) certain environmental matters, (xiii) its insurance policies, (xiv) certain matters relating to pooling of interests accounting and taxes, (xv) its brokers or investment bankers involved in the transaction and (xvi) certain business practices. In addition, the Merger Agreement contains representations and warranties by NUMAR relating to (i) reports filed by it with Governmental Authorities in addition to the Commission, (ii) its intellectual property and (iii) the receipt of an opinion from its investment banker with respect to the Exchange Ratio. The representations and warranties of NUMAR and Halliburton also extend in many respects to their respective subsidiaries and, in the case of Halliburton, Merger Sub joins in the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

  BUSINESS MAINTENANCE. NUMAR has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Halliburton, NUMAR will do and will cause its subsidiaries to do the following: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and
(d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

  NEGATIVE COVENANTS. NUMAR has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by Halliburton, it will not do, and will not permit any of its subsidiaries to do, any of the following: (a)(i) increase the compensation payable to or to become payable to any director or executive officer; (ii) grant any severance or termination pay to, or enter into or amend in any material respect any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan; or (iv) amend, or take any other actions with respect to, any employee benefit plans of such party; (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock; (c)(i) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, NUMAR or any of its subsidiaries; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of the capital stock, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, or such equity interests, of NUMAR or any of its subsidiaries; (d)(i) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, NUMAR or any of its subsidiaries; (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to accelerate the vesting of NUMAR Options; or (iv) grant any lien with respect to any shares of capital stock of, or other equity interest in, any subsidiary of NUMAR; (e) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person; (f) sell or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries; (g) adopt certain amendments to its charter or bylaws; (h) change any of its significant accounting policies or take certain actions with respect to taxes; (i) incur any obligation for borrowed money or purchase money indebtedness; (j) release any third party from its obligations under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or similar agreement; (k) enter into certain material contracts; or (l) agree in writing or otherwise to do any of the foregoing.

  Halliburton has agreed that, prior to the Effective Date, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by NUMAR, it will not do, and will not permit any of its Subsidiaries to do, any of the following: (a) declare or pay any extraordinary dividend or distribution in cash or property (other than Halliburton Common Stock), other than, in the case of the parent company, regular quarterly dividends payable to holders of Halliburton Common Stock;
(b)(i) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, Halliburton or any of its subsidiaries; or (ii) effect any reorganization or recapitalization, other than any such reorganization or recapitalization that could not reasonably be expected to have a material adverse effect on Halliburton's ability to perform its obligations under the Merger Agreement;

(c) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interest in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, Halliburton or any of its subsidiaries, other than any issuance of shares of Halliburton Common Stock for cash or in connection with any acquisition of equity interests, assets or businesses that could not reasonably be expected to have a material adverse effect on Halliburton's ability to perform its obligations under the Merger Agreement; (d) acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person, other than any such acquisition that could not reasonably be expected to have a material adverse effect on Halliburton's ability to perform its obligations under the Merger Agreement; (e) sell or otherwise dispose of, or grant any lien with respect to, any of its material assets or any material assets of any of its subsidiaries; (f) adopt certain amendments to its charter or bylaws; (g) incur any obligations for borrowed money or purchase money indebtedness other than any such obligations that could not reasonably be expected to have a material adverse effect on Halliburton's ability to perform its obligations under the Merger Agreement; or (h) agree in writing or otherwise to do any of the foregoing.

  ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the Merger Agreement, Halliburton and NUMAR have each agreed to afford, and to cause its subsidiaries to afford, to the other party and its representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to their books and records. Each of them has also agreed to furnish, and to cause its subsidiaries to furnish, to the other party and its representatives such information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as may be reasonably requested. If the Merger Agreement is terminated in accordance with its terms, a party that has received information pursuant to the Merger Agreement is obligated to return or destroy such information within ten days after a request therefor by the other party. All information furnished by either party pursuant to the Merger Agreement is subject to a confidentiality agreement executed and delivered by Halliburton and NUMAR prior to negotiation of the Merger Agreement.

NO SOLICITATION

  As an inducement to Halliburton to enter into the Merger Agreement, NUMAR has agreed that it will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action knowingly to facilitate, any inquiries from any person or entity, or the making of any proposal by any person or entity that constitutes or may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of NUMAR or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by NUMAR or any of NUMAR's subsidiaries to take any such action, that NUMAR will promptly notify Halliburton of all relevant terms of any such inquiries and proposals received by NUMAR or any of its subsidiaries or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and, if such inquiry or proposal is in writing, that NUMAR will promptly deliver a copy of it to Halliburton; provided, however, that this provision of the Merger Agreement will not prevent the Board of Directors of NUMAR from complying with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer for the NUMAR Common Stock commenced prior to the Special Meeting. For this purpose, a "Competing Transaction" means (a) any merger, consolidation, share exchange, business combination or similar transaction involving NUMAR or any of its Significant Subsidiaries (as defined in the Merger Agreement), (b) a sale, lease, exchange, transfer or other disposition of 35% or more of the assets of NUMAR and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, (c) the acquisition by a person or group (in the case of a group, through the formation thereof or otherwise) of beneficial ownership of 35% or more of the outstanding NUMAR Common Stock, whether by tender or exchange offer or otherwise or (d) the acquisition in any manner, directly or indirectly, of a Material (as defined in the Merger Agreement) equity interest in any voting securities of, or a substantial portion of the assets of, NUMAR or any of its Significant Subsidiaries, other than the transactions contemplated by the Merger Agreement. See "Certain Terms of the Merger Agreement--No Solicitation." Moreover, NUMAR has agreed that, prior to the Effective Time, it will not, through action of its Board of Directors, approve the acquisition of NUMAR Common Stock by any person who, following such acquisition, would be an "interested shareholder" under Subchapter F of Chapter 25 of the PBCL.

CERTAIN POST-MERGER MATTERS

  Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and NUMAR, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of NUMAR and Merger Sub.

  Pursuant to the Merger Agreement, the articles of incorporation and the bylaws of NUMAR, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the PBCL.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the shareholders of NUMAR: (a) by mutual consent of Halliburton and NUMAR;
(b) by Halliburton, upon a material breach of any covenant or agreement on the part of NUMAR set forth in the Merger Agreement or if any representation or warranty of NUMAR shall have become untrue in any material respect, in either case such that the conditions to the obligation of Halliburton to consummate the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating NUMAR Breach"); (c) by NUMAR, upon a material breach of any covenant or agreement on the part of Halliburton or Merger Sub set forth in the Merger Agreement or if any representation or warranty of Halliburton or Merger Sub shall have become untrue in any material respect, in either case such that the conditions to the obligation of NUMAR to consummate the Merger would not be satisfied, subject to a cure period under certain circumstances (a "Terminating Halliburton Breach"); (d) by either Halliburton or NUMAR, if there shall be any order of any court or governmental authority that is final and nonappealable preventing the consummation of the Merger, subject to a limited exception; (e) by either Halliburton or NUMAR, if the Merger shall not have been consummated before December 31, 1997; provided, however, that the Merger Agreement may be extended by written notice given by either Halliburton or NUMAR to a date not later than February 28, 1998 if the Merger shall not have been consummated as a direct result of NUMAR, Halliburton or Merger Sub having failed by December 31, 1997 to receive all required regulatory approvals or consents with respect to the Merger or as the result of the entering of an order by a court or governmental authority; (f) by either Halliburton or NUMAR, if the Merger Agreement shall fail to receive the requisite vote for adoption by the shareholders of NUMAR at the Special Meeting; (g) by Halliburton, (1) if any person (other than Halliburton or any of its Affiliates) shall have commenced a tender or exchange offer to purchase 35% or more of the outstanding NUMAR Common Stock and the NUMAR Board of Directors, within 10 business days thereafter, either fails to recommend against acceptance of such tender or exchange offer by the NUMAR shareholders or takes no position with respect thereto; or (2) if any person (other than Halliburton or any of its Subsidiaries) or group shall, subsequent to the date of the Merger Agreement, acquire beneficial ownership or the right to acquire beneficial ownership of (A) 35% or more of the then outstanding NUMAR Common Stock and the Merger Agreement has failed to receive the requisite vote for adoption thereof at the Special Meeting or (B) 45% or more of the then outstanding NUMAR Common Stock.

  Subject to limited exceptions, including the survival of NUMAR's agreement to pay a termination fee to Halliburton under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of Halliburton, Merger Sub or NUMAR to the other, and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any breach of the Merger Agreement.

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of NUMAR, no amendment may be made that would reduce the amount or change the type of consideration into which each share of NUMAR Common Stock will be converted pursuant to the Merger Agreement upon consummation of the Merger. Any such amendment to the Merger Agreement must be set forth in a writing signed by Halliburton, Merger Sub, and NUMAR. At any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party thereto, (b) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (c) waive compliance by the other party with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid only if set forth in a writing signed by the party or parties to be bound thereby. Neither Halliburton nor NUMAR, however, intends to enter into any amendment to the Merger Agreement or to waive compliance by the other with the terms of the Merger Agreement if such amendment or waiver would be material to the consideration and vote of the shareholders of NUMAR upon the proposal to adopt the Merger Agreement without resoliciting the votes of such shareholders.

EXPENSES AND TERMINATION FEE

  All expenses incurred by Halliburton, Merger Sub, and NUMAR will be borne by the party incurring such expenses; provided, however, that the allocable share of Halliburton and Merger Sub, as a group, and NUMAR for all expenses related to printing, filing and mailing this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement or this Proxy Statement/Prospectus shall be one-half each; and provided further, however, that Halliburton may, at its option, pay any expenses of NUMAR that are solely and directly related to the Merger.

  The Merger Agreement provides that NUMAR will pay to Halliburton a Termination Fee equal to $9 million if:

    (a) the Merger Agreement is terminated by Halliburton because a tender or exchange offer for 35% or more of the capital stock of NUMAR is commenced, and NUMAR's Board of Directors, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by the NUMAR shareholders or takes no position with respect to the acceptance of such tender or exchange offer by the NUMAR shareholders;

    (b) the Merger Agreement is terminated by Halliburton because any person (other than Halliburton or any of its Subsidiaries) or group shall, subsequent to the date of the Merger Agreement, acquire beneficial ownership or the right to acquire beneficial ownership of (A) 35% or more of the then outstanding NUMAR Common Stock and the Merger Agreement has failed to receive the requisite vote for adoption thereof at the Special Meeting or (B) 45% or more of the then outstanding NUMAR Common Stock.

    (c) (i) the Merger Agreement is terminated by Halliburton because of an intentional or willful Terminating NUMAR Breach and (ii) either within 12 months thereafter (A) NUMAR shall have entered into a definitive agreement with respect to a Competing Transaction with any person or "group" (as defined under Section 13(d) of the Exchange Act and the regulations thereunder), other than Halliburton, its subsidiaries or affiliates, to which NUMAR shall have furnished information or with which NUMAR shall have had any contacts or entered into any discussions or negotiations relating to a Competing Transaction at any time during the period commencing 12 months prior to the date of the Merger Agreement and ending on the date of termination of the Merger Agreement or (B) any such person or "group" (as defined above) to which NUMAR shall have furnished such information or with which it shall have had such contacts, discussions or negotiations shall have acquired beneficial ownership by tender offer or exchange offer or otherwise of 35% or more of the outstanding shares of NUMAR Common Stock and, in the case of either clause (A) or (B), the NUMAR shareholders shall, as a result, have received consideration having a higher value per share than the consideration per share payable to the NUMAR shareholders under the Merger Agreement or such transaction shall be on more favorable terms to the NUMAR shareholders than the Merger.

INDEMNIFICATION

  The Merger Agreement provides that, for a period of six years after the Effective Time, (i) the articles of incorporation and bylaws of the Surviving Corporation as in effect immediately following the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of NUMAR thereunder or as to the ability of the Surviving Corporation to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify with respect to any claims made against such persons arising from their service in such capacities; and (ii) Halliburton shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by NUMAR (or substitute policies under certain circumstances) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Halliburton or the Surviving Corporation be required to expend more than 200% of the current annual premiums paid by NUMAR for such insurance.

                             STOCK OPTION AGREEMENT

  The following is a description of all of the material terms of the Stock Option Agreement. The description does not, however, purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

  Pursuant to the Stock Option Agreement, NUMAR has granted to Halliburton an option ("the Option") to acquire up to 1,261,908 shares, subject to certain adjustments (the "Option Shares"), of NUMAR Common Stock for $36.00 per share in cash, subject to certain adjustments (the "Exercise Price"). The number of Option Shares represents 15% of the shares of NUMAR Common Stock outstanding on June 9, 1997, the date of the Stock Option Agreement. The Option was granted by NUMAR as a condition of and as an inducement for Halliburton's entering into the Merger Agreement.

  The Option will remain in full force and effect from the date of the Stock Option Agreement until the earliest to occur of (i) the Effective Time; (ii) the first anniversary of the receipt by Halliburton of written notice from NUMAR of the occurrence of an Exercise Event, as defined below; or (iii) termination of the Merger Agreement prior to the occurrence of such an Exercise Event (such period being herein called the "Option Term").

  Halliburton may exercise the Option, in whole or in part, at any time during the Option Term following the occurrence of any of the following Exercise
Events:

    (i) any Person (other than Halliburton or any of its Affiliates) shall have commenced a tender or exchange offer to purchase any shares of NUMAR Common Stock such that, upon consummation of such offer, such Person would own or control 35% or more of the then outstanding NUMAR Common Stock and the Board of Directors of NUMAR, within ten Business Days thereafter, either fails to recommend against acceptance of such tender or exchange offer by NUMAR's shareholders or takes no position with respect thereto; or

    (ii) any Person (other than Halliburton or any of its Subsidiaries) shall, subsequent to the date of the Stock Option Agreement, acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any group shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, (A) 35% or more of the then outstanding NUMAR Common Stock and the Merger Agreement has failed to receive the requisite vote at the Special Meeting or (B) 45% or more of the then outstanding NUMAR Common Stock.

  The Stock Option Agreement contains provisions governing the procedure for exercise of the Option and payment for the Option Shares purchased upon such exercise and other provisions that adjust the number of

Option Shares and the Exercise Price therefor upon the occurrence of certain events, such as stock dividends, divisions, combinations and recapitalizations, as well as certain mergers, consolidations, share exchanges and sales of assets involving NUMAR.

  The Stock Option Agreement further provides (the "Put Option") that, upon the occurrence of an Exercise Event and for a period of one year thereafter, NUMAR will, upon the request of Halliburton, repurchase (a) that portion of the Option that then remains unexercised and (b) all the shares of NUMAR Common Stock theretofore acquired upon exercise of the Option and then held by Halliburton. The price for such repurchase shall be paid in cash and shall be equal to the sum of:

    (i) the aggregate exercise price paid for any shares of NUMAR Common Stock upon exercise of the Option and then held by Halliburton;

    (ii) the excess, if any, of the Applicable Price (as defined below) over the Exercise Price paid for each share of NUMAR Common Stock acquired by Halliburton upon exercise of the Option and then held by Halliburton times the number of such shares; and

    (iii) the excess, if any, of the Applicable Price over the Exercise Price per share of NUMAR Common Stock times the number of Option Shares as to which the Option has not yet been exercised.

  For this purpose, "Applicable Price" means the highest of (a) the highest price per share paid pursuant to a tender or exchange offer made for shares of NUMAR Common Stock subsequent to the date of the Stock Option Agreement; (b) the price per share to be paid by any third person or entity for shares of NUMAR Common Stock pursuant to any agreement for a business combination involving NUMAR entered into prior to the exercise by Halliburton of the Put Option; and (c) the highest bid price for the NUMAR Common Stock reported by The Nasdaq National Market during the 60 business days preceding such exercise.

  Notwithstanding these repurchase rights, Halliburton may not exercise the Put Option in a manner that would result in the payment to Halliburton of an aggregate amount of more than $12 million, including the amount of the Termination Fee, if any.

  The Stock Option Agreement also contains provisions granting NUMAR, under certain circumstances, a right of first refusal to purchase shares of NUMAR Common Stock acquired by Halliburton upon exercise of the Option and a right at NUMAR's election, for a period of six months following the date of expiration of the Put Option, to purchase all the shares of NUMAR Common Stock acquired by Halliburton upon exercise of the Option.

  Finally, the Stock Option Agreement contains provisions obligating NUMAR, if requested by Halliburton at any time within two years following the first exercise of the Stock Option, to prepare, file and cause to be made effective up to two registration statements for the purpose of registering under the Securities Act the offering, sale and delivery of the NUMAR Common Stock acquired by Halliburton upon exercise of the Stock Option. Under such circumstances, NUMAR is also obligated to use all reasonable efforts to qualify such shares under any applicable state securities laws. The expenses associated with the preparation and filing of any such registration statement and any sale covered thereby, except for any underwriting discounts or commissions or brokers' fees in respect to shares sold by Halliburton and fees and expenses of Halliburton's counsel, would be for the account of NUMAR. In connection with any such offering, NUMAR and Halliburton are required to provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

                               VOTING AGREEMENTS

  The following is a description of all of the material terms of the Voting Agreements. The description does not, however, purport to be complete and is qualified in its entirety by reference to the Voting Agreements, a form of which is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference.

  In order to induce Halliburton to enter into the Merger Agreement, four directors of NUMAR, an affiliate of one of the directors and a trust of which one of the directors is a beneficiary have entered into Voting Agreements with Halliburton pursuant to which such directors and affiliates have agreed to vote all shares of NUMAR Common Stock owned by them in favor of the Merger Agreement. These directors are Dr. Melvin N. Miller, the Chairman of the Board, President and Chief Executive Officer of NUMAR, Barry M. Davis, Seymour
G. Mandell and Dr. James H. Simons. The two related entities are Davis Venture Partners, L.P., an affiliate of Mr. Davis, and the Bermuda Trust Company Limited, as trustee of the Lord Jim Trust, of which Dr. Simons is a beneficiary. An aggregate of 1,938,290 shares of NUMAR Common Stock entitled to vote at the Special Meeting are subject to the Voting Agreements. Such shares, as of the Record Date, represented approximately 23.0% of the then outstanding shares of NUMAR Common Stock.

  Pursuant to the Voting Agreements, these affiliates have, among other things, agreed to vote all shares of NUMAR Common Stock beneficially owned by them in favor of the Merger and against any business combination proposal or other matter that may interfere or be inconsistent with the Merger (including a Competing Transaction). They have also agreed, if reasonably requested by Halliburton in order to facilitate the Merger, not to attend and not to vote any NUMAR Common Stock beneficially owned by them at any annual or special meeting of shareholders and not to execute any written consent of shareholders.

  Each of these affiliates has also agreed that neither such affiliate nor any corporation or other person or entity controlled by such affiliate, other than NUMAR and its subsidiaries (an "Affiliate Group"), will, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any shares of NUMAR Common Stock beneficially owned by any member of such Affiliate Group to any person or entity (other than to any member of such Affiliate Group or its designee), or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing.

  The Voting Agreements will terminate on the earlier of December 31, 1997 or the termination of the Merger Agreement.

        UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION

  The following unaudited pro forma condensed combined balance sheet information reflects adjustments to the historical consolidated balance sheets of Halliburton and NUMAR to give effect to the Merger, using the pooling of interests method of accounting for a business combination. Halliburton considers the proposed transaction an immaterial pooling of interests combination and will not restate its historical financial statements subsequent to the Merger. Accordingly, unaudited pro forma condensed combined income statements have not been presented herein.

  The following unaudited pro forma condensed combined information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Halliburton and NUMAR, incorporated by reference into this Proxy Statement/Prospectus.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                  JUNE 30, 1997
                                     -------------------------------------------
                                                          PRO FORMA    PRO FORMA
                                     HALLIBURTON NUMAR   ADJUSTMENTS   COMBINED
                                     ----------- ------  -----------   ---------
                                                  (IN MILLIONS)
Current assets:
  Cash and equivalents..............  $   50.4   $  4.7    $   --      $   55.1
  Receivables.......................   2,119.9      6.7        --       2,126.6
  Inventories.......................     350.2      0.1        --         350.3
  Other current assets..............     215.9      0.6        --         216.5
                                      --------   ------    ------      --------
    Total current assets............   2,736.4     12.1        --       2,748.5
Property, plant and equipment, net..   1,487.7     21.6        --       1,509.3
Other assets........................     938.8      0.7        --         939.5
                                      --------   ------    ------      --------
    Total assets....................  $5,162.9   $ 34.4    $   --      $5,197.3
                                      ========   ======    ======      ========
Current Liabilities:
  Short-term notes payable..........  $  158.2   $   --    $   --      $  158.2
  Current maturities of long-term
   debt.............................       8.4      0.1        --           8.5
  Accounts payable..................     533.0      1.1        --         534.1
  Advance billings on uncompleted
   contracts........................     322.4       --        --         322.4
  Other current liabilities.........     754.8      5.6        --         760.4
                                      --------   ------    ------      --------
    Total current liabilities.......   1,776.8      6.8        --       1,783.6
Long-term debt......................     425.0      0.1        --         425.1
Other liabilities...................     621.6      6.7        --         628.3
                                      --------   ------    ------      --------
    Total liabilities...............   2,823.4     13.6        --       2,837.0
                                      --------   ------    ------      --------
Shareholders' equity:
  Common stock......................     650.1      0.1      20.3 (a)     670.5
  Paid-in capital in excess of par
   value............................      32.6     56.6     (20.3)(a)      68.9
  Cumulative translation adjustment.     (10.7)      --        --         (10.7)
  Retained earnings.................   1,777.9    (35.9)       --       1,742.0
                                      --------   ------    ------      --------
                                       2,449.9     20.8        --       2,470.7
Less treasury stock, at cost........     110.4       --        --         110.4
                                      --------   ------    ------      --------
Total shareholders' equity..........   2,339.5     20.8        --       2,360.3
                                      --------   ------    ------      --------
    Total liabilities and
     shareholders' equity...........  $5,162.9   $ 34.4    $   --      $5,197.3
                                      ========   ======    ======      ========

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

NOTE 1. BASIS OF PRESENTATION

  The unaudited pro forma condensed combined balance sheet is based on the balance sheets of Halliburton and NUMAR at June 30, 1997 and upon the adjustments and assumptions described below. Halliburton considers the proposed transaction an immaterial pooling of interests combination and will not restate its historical financial statements subsequent to the Merger. Accordingly, unaudited pro forma condensed combined income statements have not been presented herein.

  The unaudited pro forma condensed combined balance sheet does not reflect expenses expected to be incurred by Halliburton and NUMAR in connection with the Merger or the effect of anticipated cost savings, that may be realized after consummation of the Merger.

  Halliburton and NUMAR employ accounting policies that are in accordance with generally accepted accounting principles in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires Halliburton and NUMAR management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates. In the opinion of Halliburton and NUMAR, the unaudited pro forma condensed combined balance sheet includes all adjustments necessary to present fairly the pro forma combined financial position of Halliburton and NUMAR. Intercompany transactions are not material to the unaudited pro forma condensed combined balance sheet.

NOTE 2. PRO FORMA ADJUSTMENTS

  The unaudited pro forma condensed combined balance sheet reflects the following pro forma adjustment:

    (a) The unaudited pro forma condensed combined balance sheet reflects the issuance of 0.9664 of a share of Halliburton Common Stock for each share of NUMAR Common Stock outstanding at March 31, 1997. Therefore, the historical combined common stock and paid-in capital balances have been adjusted to reflect the number of shares assumed to be issued and the differences in par value per common share of Halliburton and NUMAR.

  Halliburton and NUMAR expect to incur charges to operations of approximately $6.0 million for transaction fees and costs incident to the Merger. These expenses are not reflected in the unaudited pro forma condensed combined balance sheet. Moreover, no adjustments have been reflected in the unaudited pro forma condensed combined balance sheet for the benefits that Halliburton management anticipates to result from the Merger as described under "The Merger--Halliburton's Reasons for the Merger."

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

HALLIBURTON

  The following table sets forth information with respect to stockholders of Halliburton who were believed by management of Halliburton to own more than 5% of the Halliburton Common Stock outstanding as of the Record Date. The information set forth below is based solely upon information furnished by such stockholders or contained in filings made by such persons with the Commission, and is as of the dates specified below.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL    PERCENTOF
          NAME AND ADDRESS OF BENEFICIAL OWNER           OWNERSHIP       CLASS
          ------------------------------------           ----------    ---------
FMR Corp................................................ 13,948,787(1)   11.1%
 82 Devonshire Street
 Boston, MA.

--------
(1) Based on information contained in a Schedule 13G filed with the Commission with respect to beneficial ownership at December 31, 1996. The number of shares reported includes 12,198,191 shares beneficially owned by Fidelity Management & Research Company, 1,678,396 shares owned by Fidelity Management Trust Company and 72,200 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 1,011,496 shares of Halliburton Common Stock.

NUMAR

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth, as of the close of business on June 30, 1997 unless otherwise indicated, certain information with respect to the beneficial share holdings of each director and each of the five most highly compensated executive officers of NUMAR and all executive officers and directors as a group, as well as the holdings of each shareholder who was known to NUMAR to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act of more than 5% of the NUMAR Common Stock, based upon NUMAR records or Commission records.

                                                        COMMON
                                                        SHARES
                                                     BENEFICIALLY      PERCENT
              NAME OF BENEFICIAL OWNER                  OWNED          OF CLASS
              ------------------------               ------------      --------
Halliburton Company.................................  1,938,290(2)       23.0%
 3600 Lincoln Plaza
 500 North Akard Street
 Dallas, Texas 75201-3391
Bermuda Trust Company Limited.......................    900,000(1)(2)    10.7
 as Trustee of the Lord Jim Trust
 c/o Bank of Bermuda
 6 Front Street
 Hamilton, Bermuda
Barry M. Davis......................................    723,144(2)(4)     8.6
 c/o Davis Venture Partners, L.P.
 320 South Boston, Suite 1000
 Tulsa, Oklahoma 74103
Prince Resources Limited............................    491,870           5.9
 505 Park Avenue
 New York, New York 10022

                                                        COMMON
                                                        SHARES
                                                     BENEFICIALLY       PERCENT
              NAME OF BENEFICIAL OWNER                  OWNED           OF CLASS
              ------------------------               ------------       --------
Davis Venture Partners, L.P.........................    700,486(2)         8.3
 320 South Boston, Suite 1000
 Tulsa, Oklahoma 74103
Wellington Management Company.......................    644,300            7.7
 75 State Street
 Boston, Massachusetts 02109
Melvin N. Miller....................................    334,143(2)(5)      3.9
Seymour G. Mandell..................................    174,771(2)(6)      2.1
 1735 Market Street, Suite 3410
 Philadelphia, Pennsylvania 19103
Thomas Blades.......................................      -                -
Richard N. Chandler.................................     34,622(7)           *
George R. Coates....................................     21,811(8)           *
Edward P. Delson....................................     49,219(9)           *
David S. Hirsch.....................................     57,375(10)          *
Manfred G. Prammer..................................     10,700(11)          *
James H. Simons.....................................     13,434(2)(12)       *
Ralph F. Spinnler...................................     10,875(13)          *
All directors and executive officers as a group (11
 persons)...........................................  1,430,094(14)       16.4%

--------
  * Less than 1% of the outstanding shares.
 (1) The beneficiaries of the Lord Jim Trust are Dr. Simons, a director of NUMAR, and members of his immediate family. Dr. Simons disclaims beneficial ownership of the shares held by the trust.
 (2) Halliburton has shared voting power with respect to these shares pursuant to the Voting Agreements. See "Voting Agreements."
 (3) Consists of 325,641 shares, 241,000 shares, 139,500 shares, 63,500 shares, and 28,900 shares owned by Centennial Associates, L.P., Centennial Energy Partners, L.P., Tercentennial Energy Partners, L.P., Quadrennial Partners, L.P. and Joseph H. Reich & Co., Inc., respectively. Joseph H. Reich and Peter K. Seldin share voting and investment power with respect to each of these shares. Messrs. Reich and Seldin are general partners of each of Centennial Associates, L.P. and Centennial Energy Partners, L.P. Mr. Reich is the President, sole director and shareholder of Joseph H. Reich & Co. and Mr. Seldin is its Vice President.
 (4) Includes 700,486 shares owned by Davis Venture Partners, L.P. ("Davis Venture Partners"), 13,864 shares owned by Davis Resources, 4,419 shares held by trusts for which Mr. Davis acts as trustee and 4,375 shares issuable upon exercise of the vested portion of outstanding stock options. Mr. Davis is a general partner of Davis Venture Partners and a general partner of Davis Resources. Mr. Davis disclaims beneficial ownership of 6,932 of the shares owned by Davis Resources and the 4,419 shares held in the trusts.
 (5) Consists of 153,042 shares held jointly with Dr. Miller's wife and 183,101 shares issuable upon exercise of the vested portion of outstanding stock options.
 (6) Includes 4,375 shares issuable upon exercise of the vested portion of outstanding stock options.
 (7) Includes 25,622 shares issuable upon exercise of the vested portion of outstanding stock options.
 (8) Includes 18,811 shares issuable upon exercise of the vested portion of outstanding stock options.
 (9) Includes 39,144 shares issuable upon exercise of the vested portion of outstanding stock options.
(10) Includes 27,500 shares held in a retirement plan for Mr. Hirsch's benefit and 4,875 shares issuable upon exercise after vested portion of outstanding stock options.
(11) Includes 7,700 shares issuable upon exercise of the vested portion of outstanding stock options.
(12) Includes 4,000 shares issuable upon exercise of the vested portion of outstanding stock options.
(13) Represents shares issuable upon exercise of the vested portion of outstanding stock options.
(14) Includes 302,378 shares issuable upon exercise of the vested portion of outstanding stock options.

  Except as otherwise indicated, (i) the persons named in the above table have sole voting and investment power with respect to all shares of NUMAR Common Stock shown as beneficially owned by them, and (ii) none of the shares shown in such table or referred to in the footnotes thereto are shares of which the persons named in the table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

                   DESCRIPTION OF HALLIBURTON CAPITAL STOCK

GENERAL

  The following description of all of the material provisions of the certificate of incorporation and bylaws of Halliburton is necessarily general and does not purport to be complete and is qualified in its entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

HALLIBURTON COMMON STOCK

  Halliburton is authorized to issue 400,000,000 shares of Halliburton Common Stock, par value $2.50. As of July 22, 1997, there were, after giving effect to the Stock Split, 260,069,832 shares of Halliburton Common Stock issued and outstanding and approximately 14,500 holders of record of Halliburton Common Stock. The holders of Halliburton Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Halliburton Common Stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Halliburton Preferred Stock (as defined below), the holders of Halliburton Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Halliburton out of legally available funds. In the event of liquidation, dissolution or winding up of Halliburton, the holders of Halliburton Common Stock are entitled to share ratably in all assets of Halliburton remaining after payment of the full amounts, if any, to which the holders of outstanding Halliburton Preferred Stock are entitled. The holders of Halliburton Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Halliburton Common Stock are subject to those of holders of Halliburton Preferred Stock.

RIGHTS TO PURCHASE PREFERRED STOCK

  Halliburton is a party to that certain Restated Rights Agreement dated as of December 1, 1996 (the "Restated Rights Agreement") pursuant to which one preferred share purchase right (a "Right") has been distributed as a dividend for each share of Halliburton Common Stock outstanding or issued prior to the Distribution Date (as hereinafter defined) or termination of the Restated Rights Agreement. Each share of Halliburton Common Stock into which NUMAR Common Stock will be converted pursuant to the Merger will be accompanied by one Right. After giving effect to adjustments required by the Restated Rights Agreement as a result of the Stock Split, each Right now entitles the registered holder to purchase from Halliburton one two-hundredth of a share of Series A Junior Participating Preferred Stock, without par value ("Halliburton Series A Preferred Stock"), of Halliburton, at a price of $75.00 per one two-hundredth of a share (the "Purchase Price"), subject to further adjustment. See "--Halliburton Preferred Stock--Halliburton Series A Preferred Stock." Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for Halliburton Common Stock and will not be transferable apart from the Halliburton Common Stock.

  DETACHMENT OF RIGHTS; EXERCISE. The Rights are currently attached to all certificates representing outstanding shares of Halliburton Common Stock and no separate Right Certificates have been distributed. The Rights will separate from the Halliburton Common Stock and a distribution date ("Distribution Date") will occur upon the earlier of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Restated Rights Agreement) of Halliburton and (ii) the tenth business day following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

  The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of Halliburton Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

  If a person or group were to acquire 15% or more of the Voting Shares of Halliburton, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of Halliburton Common Stock (or under certain circumstances, the equivalent number of one two-hundredths of a share of Halliburton Series A Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

  If Halliburton were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision is required to be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

  ANTIDILUTION AND OTHER ADJUSTMENTS. The number of shares (or fractions thereof) of Halliburton Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Halliburton Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Halliburton Common Stock or a stock dividend on the Halliburton Common Stock payable in Halliburton Common Stock or subdivisions, consolidations or combinations of the Halliburton Common Stock occurring, in any such case, prior to the Distribution Date.

  EXCHANGE OPTION. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of Halliburton and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of Halliburton, the Halliburton Board of Directors may, at its option, issue Halliburton Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of Halliburton Common Stock (or one two-hundredth of a share of Halliburton Series A Preferred Stock) for each two shares of Halliburton Common Stock for which each Right is then exercisable, subject to adjustment.

  REDEMPTION OF RIGHTS. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Halliburton Board of Directors may redeem all but not less than all the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Halliburton Board of Directors in its sole discretion may establish. Immediately upon the action of the Halliburton Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  EXPIRATION; AMENDMENT OF RIGHTS. The Rights will expire on December 15, 2005, unless earlier redeemed or exchanged. The terms of the Rights may be amended by the Halliburton Board of Directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

  The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Halliburton without the approval of the Halliburton Board of Directors. The Rights

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should not, however, interfere with any merger or other business combination that is approved by the Halliburton Board of Directors.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement and is available free of charge from Halliburton.

HALLIBURTON PREFERRED STOCK

  GENERAL. Halliburton is authorized to issue 5,000,000 shares of Preferred Stock, without par value (the "Halliburton Preferred Stock"), of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Halliburton Series A Preferred Stock"). No shares of Halliburton Preferred Stock were outstanding at March 31, 1997. The Halliburton Board of Directors has authority, without stockholder approval, to issue shares of Halliburton Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of such series. The issuance of Halliburton Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Halliburton Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Halliburton. Halliburton has no present plans to issue any Halliburton Preferred Stock.

  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. The terms of the Halliburton Series A Preferred Stock are designed so that the value of each two-hundredth of a share purchasable upon exercise of a Right will approximate the value of one share of Halliburton Common Stock. The Halliburton Series A Preferred Stock is nonredeemable and will rank junior to all other series of Halliburton Preferred Stock. Each whole share of Halliburton Series A Preferred Stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash or (ii), in the aggregate, 200 times the dividend declared on the Halliburton Common Stock. In the event of liquidation, the holders of the Halliburton Series A Preferred Stock are entitled to receive a preferential liquidation payment equal to the greater of
(i) $100.00 per share or (ii), in the aggregate, 200 times the payment made on the Halliburton Common stock, plus, in either case, the accrued and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which the Halliburton Common Stock is exchanged for or changed into other stock or securities, cash or property, each whole share of Halliburton Series A Preferred Stock is entitled to receive 200 times the amount received per share of Halliburton Common Stock. Each whole share of Halliburton Series A Preferred Stock is entitled to 200 votes on all matters submitted to a vote of the stockholders of Halliburton, and holders of Halliburton Series A Preferred Stock will generally vote together as one class with the holders of Halliburton Common Stock and any other capital stock on all matters submitted to a vote of stockholders of Halliburton.

CERTAIN PROVISIONS OF HALLIBURTON CHARTER AND BYLAWS

  The Halliburton Charter contains provisions authorizing the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Halliburton or is or was serving at the request of Halliburton as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses and damages incurred thereby under the circumstances set forth therein. The Halliburton Charter also contains provisions that, in accordance with the DGCL, limit the liability of directors of Halliburton for breach of fiduciary duty by directors acting in such capacity. Pursuant to these provisions, directors of Halliburton may be liable for breach of fiduciary duty only (a) under Section 174 of the DGCL (relating to the payment of unlawful dividends and unlawful purchases of stock of the corporation) or (b) if, in addition to any and all other requirements for such liability, any such director (i) shall have breached the duty of loyalty to Halliburton, (ii) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit.

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  The provisions of the Halliburton Charter may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Halliburton entitled to vote thereon.

  Except in the case of nominations by or at the direction of the Halliburton Board of Directors, written notice must be given of any nomination of a director (i), with respect to an election to be held at an annual meeting of stockholders, not later than ninety days prior to the first anniversary of the immediately preceding annual meeting and (ii), with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth day following the day of notice of such meeting.

  Except in the case of a national emergency, all actions taken by the Halliburton Board of Directors, including the appointment and removal of officers of Halliburton and the establishment and dissolution of divisions of Halliburton, require the affirmative vote of a majority of the directors. The Halliburton Bylaws provide that the number of directors on the Halliburton Board of Directors may be increased or decreased with the approval of a majority of the then-authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

  The Halliburton Bylaws may be adopted, amended or rescinded by the vote of a majority of the Halliburton Board of Directors or by the majority of the outstanding shares of capital stock entitled to vote.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Halliburton Common Stock is ChaseMellon Shareholders Services, L.L.C.

           COMPARATIVE RIGHTS OF HALLIBURTON AND NUMAR STOCKHOLDERS

  If the Merger is consummated, the shareholders of NUMAR will become stockholders of Halliburton. The rights of the stockholders of Halliburton and NUMAR are governed by and subject to the provisions of the DGCL and the PBCL, respectively. The rights of current NUMAR shareholders following the Merger will be governed by the Halliburton Charter and Bylaws rather than the provisions of the NUMAR Charter and Bylaws. The following is a brief summary of certain differences between the rights of Halliburton stockholders and the rights of NUMAR shareholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the PBCL, the Halliburton Charter and Bylaws and the NUMAR Charter and Bylaws.

  Although the DGCL and the PBCL are similar in many respects, there are a number of differences between the two statutes that should be carefully considered by the shareholders of NUMAR in evaluating the proposed Merger. The following summary does not purport to be a complete statement of all differences between the DGCL and the PBCL, nor does it purport to be a complete statement of the provisions of the two statutes which it compares; nonetheless, the following discussion does set forth all material differences between the rights of holders of NUMAR Common Stock and those of holders of Halliburton Common Stock.

FIDUCIARY DUTIES OF DIRECTORS

  Both Delaware and Pennsylvania law provide that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Pennsylvania and Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders.

  The fiduciary duty provisions included in the DGCL, which are applicable to Halliburton, may provide significantly narrower discretion, and lessened protection from liability, to directors in exercising their fiduciary duties, particularly in a change in control context.

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  The following summarizes certain aspects of Pennsylvania and Delaware law, including the PBCL and the DGCL, as they relate to fiduciary duties of directors:

  STANDARD OF CARE. Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation.

  A director of a Pennsylvania business corporation stands in a fiduciary relationship to the corporation (and, in contrast to Delaware, not to shareholders) and must perform his duties as a director, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

  JUSTIFIABLE RELIANCE. A director of a Delaware corporation, in the performance of his duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

  In performing his duties, a director of a Pennsylvania business corporation is entitled to rely, in good faith, on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees who the director reasonably believes to be reliable and competent in the matters presented; (ii) counsel, public accountants, investment bankers or other persons as to matters which the director reasonably believes to be within the professional competence of such persons; and (iii) a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director will not be considered to be acting in good faith if he has knowledge concerning the matter in question which would cause his reliance to be unwarranted.

  CONSIDERATION OF FACTORS. The DGCL does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its stockholders.

  The PBCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a Pennsylvania corporation may, in considering what is in the best interests of the corporation, consider, to the extent they deem appropriate, (i) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and on communities served by the corporation, without prioritization of these constituencies, (ii) the corporation's short-term and long-term interests, including benefits which may accrue to the corporation from its tong-term plans and the possibility that these interests may be best served by the corporation's continued independence, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation and (iv) all other pertinent factors.

  It is unclear under the current state of development of Delaware law whether and the extent to which the board of directors, committees of the board and individual directors of a Delaware corporation may, in considering what is in the corporation's best interests or the effects of any action on the corporation, take into account the interests of any constituency other than the stockholders of the corporation. In contrast to Delaware law, Pennsylvania law provides that a director of a Pennsylvania corporation owes a duty only to the corporation (and not to the shareholders), and in considering what is in the best interests of the corporation, may choose to subordinate the interests of shareholders to the interests of employees, suppliers, customers or creditors of the corporation or to the interests of the communities served by the corporation.

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  In addition, the duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, or may be enforced directly by a stockholder or by any other person or group, whereas such duty of the board with respect to a Pennsylvania corporation may not be enforced directly by a shareholder or by any person or other group.

  SPECIFIC APPLICATIONS. Delaware courts have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. The heightened standard has two elements. First, it must be demonstrated that there is some basis for a board to conclude that a proper corporate purpose is served by implementation of any defensive measure, and, second, that measure must be found to be reasonable in relation to the perceived threat posed by the change in control.

  In exercising corporate powers, and in no way limiting their discretion, the fiduciary duty of directors of a Pennsylvania corporation does not require them to act solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration which might be offered or paid to shareholders in such an acquisition. In particular, directors of a Pennsylvania corporation are not required to redeem rights issued under any shareholder rights plan, and under existing case law, have the statutory authority under the PBCL simply to reject a potential or proposed acquisition of the corporation's shares.

  In addition, under Delaware law, unlike Pennsylvania law, when the board of directors of a Delaware corporation approves the sale of the corporation, the board of directors may have a duty to obtain the highest value reasonably available to the stockholders.

  PRESUMPTION. Under Delaware law, it is presumed that the directors of a Delaware corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. This presumption may be overcome, however, if it is shown by a preponderance of the evidence that the directors' decision involved a breach of fiduciary duty such as fraud, overreaching, lack of good faith, failure of the board to inform itself properly or actions by the board to entrench itself in office.

  Under Pennsylvania law, absent a lack of good faith or self-dealing (i.e., entering into contracts or transactions with a director or an entity in which a director has a financial or other interest), any act of the board of directors, a committee of the board or an individual director is presumed to be in the corporation's best interests. In assessing whether a director of a Pennsylvania corporation has met his or her statutory duty of care, there is not any greater obligation to justify, or higher burden of proof with respect to, any act relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other action.

  Notwithstanding the preceding, any board action relating to or affecting an acquisition or potential or proposed acquisition of control which is approved by a majority of the corporation's "disinterested directors" (i.e., directors who (i) are not affiliated with the person seeking control and (ii) are not officers or employees of the corporation) is presumed to satisfy the statutory duty of care under Pennsylvania law, unless it is proven by clear and convincing evidence that the disinterested directors did not assent to such act in good faith, after reasonable investigation.

  The net effect of the differences between Pennsylvania and Delaware law is that the board of directors of a Delaware corporation is afforded less discretion, and therefore less protection against liability, in connection with a decision to engage in, or decline to engage in, almost any transaction.

LIMITATION OF DIRECTOR LIABILITY

  Both Delaware and Pennsylvania law permit a corporation's certificate or articles of incorporation to limit a director's exposure to monetary liability for breach of fiduciary duty.

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

  The Halliburton Charter currently eliminates a director's personal liability for monetary damages to the fullest extent permitted by Delaware law. Under Delaware law, this means that a director presently has no monetary liability except for liability for (i) breach of the duty of loyalty, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend or an improper redemption of stock or (iv) any transaction from which the director derived an improper personal benefit.

  Currently, the NUMAR Bylaws eliminate a director's liability to the fullest extent permitted by Pennsylvania law. Under Pennsylvania law, this means that a director has no monetary liability for any action taken or omitted unless
(i) the director breaches or fails to perform his or her duties and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Under Pennsylvania law, a director also remains personally liable where the responsibility or liability is pursuant to any criminal statute or is for the non-payment of taxes under Federal, State or local law.

IDEMNIFICATION

  The Halliburton Charter and Bylaws require indemnification of its directors and officers to the fullest extent permitted under Delaware law. The NUMAR Charter and Bylaws provide for such indemnification to the fullest extent permitted by Pennsylvania law.

  Both Delaware and Pennsylvania law permit a corporation to indemnify any person involved in a third party action by reason of his agreeing to serve, serving or formerly serving as an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Furthermore, both states' laws provide that a corporation may advance expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

  In general, no indemnification for expenses in derivative actions is permitted under either state law where the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under both states' laws.

  In both states, the statutory provisions for indemnification are non-exclusive with respect to any other rights, such as contractual rights (and, in the case of a Pennsylvania corporation, under any bylaw, vote of shareholders, vote of disinterested directors or otherwise), to which a person seeking indemnification may be entitled. Unlike Pennsylvania law, however, Delaware law does not expressly permit such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative action. Although this broader right to indemnification in the context of derivative actions is included in the Halliburton Charter, its treatment by a court in Delaware is uncertain.

ANTI-TAKEOVER LAWS

  Section 203 of the DGCL contains certain "anti-takeover" provisions which apply to a Delaware corporation, unless the corporation elects not to be governed by such provisions in its certificate of incorporation or bylaws. Neither the Halliburton Charter nor the Halliburton Bylaws contain such an election. Thus, Halliburton is governed by Section 203 of the DGCL which precludes a corporation from engaging in any "business combination" (i.e., mergers, consolidations, sales of substantially all assets, etc.) with any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that owns 15% or more of the outstanding voting stock of the corporation (except for any such person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by the corporation) for a period of three years following the time that such stockholder obtained ownership of more than 15% of the outstanding voting

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

stock of the corporation. The three year waiting period does not apply, however, if (i) prior to the time such person obtained ownership of more than 15% of the outstanding voting stock of the corporation, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder owning in excess of 15% of such stock,
(ii), upon consummation of the transaction which resulted in the stockholder owning in excess of 15% of the outstanding voting stock of the corporation, such stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, or (iii) at or subsequent to such time as the stockholder obtained more than 15% of the outstanding voting stock of the corporation, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the acquiring stockholder.

  In contrast, the PBCL's anti-takeover statutes applicable to NUMAR provide different limitations. The relevant provisions are contained in Subchapters 25E through 25H of the PBCL and generally do not act as an impediment to a potential acquiror until such person has acquired 20% or more of the target corporation's voting stock. Once the statute is triggered, however, a five year delay is imposed on any business combination between such person and the target corporation.

AMENDMENTS TO CHARTER

  Under Delaware law, amendment of the certificate of incorporation requires the approval of the holders of a majority of the shares entitled to vote. Pennsylvania law only requires the affirmative vote of a majority of the votes actually cast on a proposed amendment at a meeting at which a quorum is present, unless the articles of incorporation require a greater percentage. Pennsylvania law also does not require shareholder approval of certain non-material amendments to the articles of incorporation. Thus, it may be more difficult under Delaware law to adopt future amendments to the Halliburton Charter than it is to amend the NUMAR Charter under Pennsylvania law.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

  Under Delaware law, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets, dissolutions, etc.) require the approval of the holders of a majority of the shares entitled to vote. This threshold is higher than the approval threshold under Pennsylvania law, which only requires approval of a majority of the votes actually cast by the shareholders at a meeting at which a quorum is present. Delaware and Pennsylvania laws each permit a corporation to increase the minimum percentage vote required. The Halliburton Charter does not contain any super-majority vote requirements to approve any fundamental transaction.

ISSUANCE OF ADDITIONAL SHARES OF CAPITAL STOCK

  The Halliburton Charter authorizes the issuance of up to 400,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, no par value. Upon completion of the merger (based upon the number of shares of Halliburton Common Stock and NUMAR Common Stock outstanding on July 22, 1997 and the Record Date, respectively), there will be 268,205,510 shares of Common Stock and no shares of Halliburton preferred stock issued and outstanding.

  The NUMAR Charter authorizes the issuance of up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. As of August 26, 1997, 8,494,572 shares of NUMAR Common Stock and no shares of NUMAR preferred stock were issued and outstanding.

  The Board of Directors of Halliburton has the same authority as the Board of Directors of NUMAR with respect to the issuance of additional shares of common stock and preferred stock.

DIVIDENDS

  Delaware law permits dividends to be paid out of (i) surplus (the excess of net assets of the corporation over capital), or (ii) net profits for the current or immediately preceding fiscal year, unless the net assets are less

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

than the capital of any outstanding preferred stock. Pennsylvania law permits the payment of dividends unless they would render the corporation insolvent, meaning either (i) the corporation would be unable to pay its debts as they become due in the ordinary course of business, or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed upon dissolution of the corporation to pay the holders of shares having a liquidation preference.

STOCK REPURCHASES

  Under Delaware law, a corporation may not purchase or redeem its own shares when the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares if such shares will be retired upon acquisition, thereby reducing the capital of the corporation. In contrast, Pennsylvania law permits a corporation to redeem any and all classes of its shares and treats such redemption or repurchase like a dividend, subject to the same limitations described under "--Dividends."

VOTING RIGHTS

  Under Delaware law cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's charter. The Halliburton Charter, however, expressly prohibits cumulative voting. This represents a departure from Pennsylvania law, pursuant to which shareholders automatically have cumulative voting rights unless the Pennsylvania corporation's charter provides otherwise.

APPRAISAL OR DISSENTERS' RIGHTS

  The rights of stockholders to demand payment in cash by a corporation of the fair value of their shares under certain circumstances are called appraisal rights under the DGCL and dissenters' rights under the PBCL. Delaware law does not afford appraisal rights to holders of shares which are either listed on a national securities exchange, quoted on The Nasdaq National Market or held of record by more than 2,000 stockholders when the plan of merger or consolidation converts such shares into stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange, quoted on The NASDAQ National Market or held of record by more than 2,000 stockholders. Pennsylvania law with respect to dissenters' rights is similar to Delaware law regarding appraisal rights, except that Pennsylvania law does provide dissenters' rights to holders of shares which are quoted on The NASDAQ National Market unless such shares are held of record by more than 2,000 shareholders or listed on a national securities exchange. As a result of the Merger, new stockholders of Halliburton will not have dissenters' rights with respect to certain corporate actions, including mergers, consolidations or share exchanges, which they had as shareholders of NUMAR.

  The definition of "fair value" in payment for shares upon exercise of appraisal or dissenters' rights is substantially identical under both states' laws. Any valuation methods may be used which are generally acceptable in the financial community.

AMENDMENTS TO BYLAWS

  Under Delaware law, if the certificate of incorporation confers on the board of directors the power to amend the Bylaws, as does the Halliburton Charter, the DGCL does not limit the power of the board to make changes in the bylaws. Under Pennsylvania law, however, the board's power to adopt or amend bylaw provisions on specified subjects is limited absent a contrary provision in the bylaws. Therefore, Halliburton's board has broader authority to amend the Halliburton Bylaws than NUMAR's board has under Pennsylvania law.

  Under Delaware law, a corporation's bylaws may be amended by the stockholders at any annual meeting, without the need to obtain the consent of the board of directors or to give prior notice that such action would be taken at the meeting. As such, the amendment process may be somewhat less restrictive than that prescribed by Pennsylvania law,

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

which requires that a copy of any proposed amendment to the bylaws, or a summary thereof, be included with the notice of the meeting at which the shareholders wish to amend a Pennsylvania corporation's bylaws.

ACTION BY WRITTEN CONSENT

  Delaware law permits a majority of stockholders to consent in writing to any action without a meeting. In contrast, Pennsylvania law permits shareholder action by majority written consent only where the articles specifically authorize less than unanimous consent.

SPECIAL MEETING OF STOCKHOLDERS

  Both Delaware and Pennsylvania laws permit a special meeting of the shareholders to be called by the board of directors or such other person as may be authorized by the corporation's charter or bylaws. Pennsylvania law, however, explicitly states that shareholders of a registered corporation, such as NUMAR, shall not have a statutory right to call special meetings.

ANNUAL MEETING OF STOCKHOLDERS

  Under Delaware law, if the annual meeting for the election of directors is not held on a designated date, the directors are required to cause such meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated, for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon application of any stockholder or director.

  Under Pennsylvania law, if the annual meeting of shareholders for election of directors is not called and held within six months after the designated time, any shareholder may call such meeting at any time thereafter without application to any court.

CASE LAW AND COURT SYSTEMS

  There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretations does not exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. Pennsylvania has not established an equivalent court system.

                                 LEGAL MATTERS

  The validity of the Halliburton Common Stock to be issued in the Merger has been passed upon for Halliburton by Vinson & Elkins L.L.P., Houston, Texas. Certain federal income tax consequences of the Merger have been passed upon for Halliburton by Vinson & Elkins L.L.P., Houston, Texas, and for NUMAR by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements included in the Halliburton Annual Report on Form 10-K for the year ended December 31, 1996 incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements included in the NUMAR Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Any proposals of holders of Halliburton Common Stock intended to be presented at the Annual Meeting of Stockholders of Halliburton to be held in 1998 must be received by Halliburton, addressed to the Secretary of Halliburton at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas, 75201-3391, no later than November 27, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

  If the Merger is not consummated, any proposals of shareholders of NUMAR intended to be presented at the Annual Meeting of Shareholders of NUMAR to be held in 1998 must be received by NUMAR, addressed to the Secretary of NUMAR at 508 Lapp Road, Malvern, Pennsylvania 19355 no later than December 17, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 9, 1997

                                  BY AND AMONG

                              HALLIBURTON COMPANY,

                             HALLIBURTON M.S. CORP.

                                      AND

                               NUMAR CORPORATION

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I
 DEFINITIONS
    Section 1.01 Definitions.............................................   A-1
    Section 1.02 Rules of Construction...................................   A-1

                                   ARTICLE II
 TERMS OF MERGER
    Section 2.01 Statutory Merger........................................   A-1
    Section 2.02 Effective Time..........................................   A-2
    Section 2.03 Effect of the Merger....................................   A-2
    Section 2.04 Articles of Incorporation; Bylaws.......................   A-2
    Section 2.05 Directors and Officers..................................   A-2

                                  ARTICLE III
 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
    Section 3.01 Merger Consideration; Conversion and Cancellation of
                  Securities.............................................   A-2
    Section 3.02 Exchange of Certificates................................   A-3
    Section 3.03 Closing.................................................   A-5
    Section 3.04 Stock Transfer Books....................................   A-5

                                   ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    Section 4.01 Organization and Qualification; Subsidiaries............   A-5
    Section 4.02 Articles of Incorporation and Bylaws....................   A-5
    Section 4.03 Capitalization..........................................   A-5
    Section 4.04 Authorization of Plan...................................   A-7
    Section 4.05 Approvals...............................................   A-7
    Section 4.06 No Violation............................................   A-7
    Section 4.07 Reports.................................................   A-7
    Section 4.08 No Material Adverse Effect; Conduct.....................   A-8
    Section 4.09 Title to Properties.....................................   A-8
    Section 4.10 Certain Obligations.....................................   A-9
    Section 4.11 Authorizations; Compliance..............................   A-9
    Section 4.12 Litigation; Compliance with Laws........................   A-9
    Section 4.13 Employee Benefit Plans..................................   A-9
    Section 4.14 Taxes...................................................  A-11
    Section 4.15 Environmental Matters...................................  A-11
    Section 4.16 Intellectual Property...................................  A-12
    Section 4.17 Insurance...............................................  A-13
    Section 4.18 Pooling; Tax Matters....................................  A-13
    Section 4.19 Affiliates..............................................  A-14
    Section 4.20 Certain Business Practices..............................  A-14
    Section 4.21 Opinion of Financial Advisor............................  A-14
    Section 4.22 Brokers.................................................  A-14
    Section 4.23 AntiTakeover Law........................................  A-14

                                                                            PAGE
                                                                            ----
                                   ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF ACQUIROR
    Section 5.01 Organization and Qualification; Subsidiaries............   A-15
    Section 5.02 Certificate of Incorporation and Bylaws.................   A-15
    Section 5.03 Capitalization..........................................   A-15
    Section 5.04 Authorization of Plan...................................   A-16
    Section 5.05 Approvals...............................................   A-16
    Section 5.06 No Violation............................................   A-16
    Section 5.07 Reports.................................................   A-17
    Section 5.08 No Material Adverse Effect; Conduct.....................   A-17
    Section 5.09 Title to Properties.....................................   A-17
    Section 5.10 Certain Obligations.....................................   A-18
    Section 5.11 Authorizations; Compliance..............................   A-18
    Section 5.12 Litigation; Compliance with Laws........................   A-18
    Section 5.13 Employee Benefit Plans..................................   A-18
    Section 5.14 Taxes...................................................   A-19
    Section 5.15 Environmental Matters...................................   A-19
    Section 5.16 Pooling; Tax Matters....................................   A-19
    Section 5.17 Insurance...............................................   A-20
    Section 5.18 Affiliates..............................................   A-20
    Section 5.19 Certain Business Practices..............................   A-20
    Section 5.20 Brokers.................................................   A-21
    Section 5.21 Acquiring Person........................................   A-21

                                   ARTICLE VI
 COVENANTS
    Section 6.01 Affirmative Covenants...................................   A-21
    Section 6.02 Negative Covenants......................................   A-21
    Section 6.03 No Solicitation.........................................   A-24
    Section 6.04 Access and Information..................................   A-24
    Section 6.05 Confidentiality Agreement...............................   A-25

                                  ARTICLE VII
 ADDITIONAL AGREEMENTS
    Section 7.01 Meeting of Shareholders.................................   A-25
    Section 7.02 Registration Statement; Proxy Statements................   A-25
    Section 7.03 Appropriate Action; Consents; Filings...................   A-26
    Section 7.04 Affiliates; Pooling; Tax Treatment......................   A-28
    Section 7.05 Public Announcements....................................   A-28
    Section 7.06 NYSE Listing............................................   A-28
    Section 7.07 Comfort Letters.........................................   A-28
    Section 7.08 Assumption of Obligations to Issue Stock and Obligations
                  of Employee Benefit Plans..............................   A-28
    Section 7.09 Operations of Company...................................   A-29
    Section 7.10 Indemnification of Directors and Officers...............   A-29
    Section 7.11 Newco...................................................   A-30
    Section 7.12 Event Notices...........................................   A-30

                                                                           PAGE
                                                                           ----
                                  ARTICLE VIII
 CLOSING CONDITIONS
    Section 8.01  Conditions to Obligations of Each Party Under This
                   Plan..................................................  A-30
    Section 8.02  Additional Conditions to Obligations of the Acquiror
                   Companies.............................................  A-31
    Section 8.03  Additional Conditions to Obligations of the Company....  A-31

                                   ARTICLE IX
 TERMINATION, AMENDMENT AND WAIVER
    Section 9.01  Termination............................................  A-32
    Section 9.02  Effect of Termination..................................  A-33
    Section 9.03  Amendment..............................................  A-33
    Section 9.04  Waiver.................................................  A-33
    Section 9.05  Fees, Expenses and Other Payments......................  A-33

                                   ARTICLE X
 GENERAL PROVISIONS
    Section 10.01 Effectiveness of Representations, Warranties and
                   Agreements............................................  A-34
    Section 10.02 Notices................................................  A-34
    Section 10.03 Headings...............................................  A-35
    Section 10.04 Severability...........................................  A-35
    Section 10.05 Entire Agreement.......................................  A-35
    Section 10.06 Assignment.............................................  A-35
    Section 10.07 Parties in Interest....................................  A-35
    Section 10.08 Failure or Indulgence Not Waiver; Remedies Cumulative..  A-36
    Section 10.09 Governing Law..........................................  A-36
    Section 10.10 Specific Performance...................................  A-36
    Section 10.11 Counterparts...........................................  A-36

                                    ANNEXES

Annex ASchedule of Defined Terms............................................A-37
Annex BNUMAR Affiliate's Agreement..........................................A-45
Annex CHalliburton Affiliate's Agreement....................................A-47

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER, dated as of June 9, 1997 (this "Plan"), is by and among Halliburton Company, a Delaware corporation ("Acquiror"), Halliburton M.S. Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("Newco"), and NUMAR Corporation, a Pennsylvania corporation (the "Company"). The Acquiror and Newco are sometimes referred to herein as the "Acquiror Companies."

                                   RECITALS:

  The Board of Directors of the Company has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and has approved and adopted this Plan and recommended approval and adoption of this Plan by the shareholders of the Company.

  The Board of Directors of the Acquiror has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term business strategy of the Acquiror and is fair to, and in the best interests of, the Acquiror and its stockholders and has approved and adopted this Plan.

  Upon the terms and subject to the conditions of this Plan and in accordance with the PBCL, Newco will merge with and into the Company and the Company will be the Surviving Corporation.

  For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of the provisions of Section 368(a) of the Code.

  The Merger is intended to be treated as a "pooling of interests" for accounting purposes.

  The parties hereto acknowledge the execution and delivery of the Stock Option Agreement and the Voting Agreements concurrently with the execution and delivery of this Plan.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Plan, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

  Section 1.01 Definitions. Certain capitalized and other terms used in this Plan are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  Section 1.02 Rules of Construction. Unless the context otherwise requires, as used in this Plan: (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural;
(f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Plan; and (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Plan.

                                  ARTICLE II

                                Terms of Merger

  Section 2.01 Statutory Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco shall merge with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Plan. As a result of the Merger, the constituent corporations shall be a single corporation which shall be the Company as the corporation herein designated as the Surviving Corporation, and the separate corporate existence of each of the constituent corporations shall cease except that of the Company, which shall continue as the Surviving Corporation.

  Section 2.02 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania and a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the PBCL and the DGCL.

  Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the PBCL, including Section 1929 thereof. Without limiting the generality of the foregoing but subject thereto, all the property, real, personal and mixed, and franchises of each of the constituent corporations, and all debts due on whatever account to either of them, including subscriptions for shares and other choses in action belonging to either of them, shall be deemed to be transferred to and vested in the Surviving Corporation without further action, and the title to any real estate, or any interest therein, vested in either of the corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall from and after the Effective Time be responsible for all the liabilities of each of the corporations so merged.

  Section 2.04 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the articles of incorporation and the bylaws of the Surviving Corporation.

  Section 2.05 Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

              Conversion of Securities; Exchange of Certificates

  Section 3.01 Merger Consideration; Conversion and Cancellation of Securities. The manner and basis of converting in the Merger the shares of each corporation into shares of the Surviving Corporation or the shares or other obligations of the Acquiror shall be as set forth in this Article III. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror Companies, the Company or the holders of any of the following securities:

    (a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenters' Shares and any Company Common Stock described in Section 3.01(c)) shall be converted into 0.4832 of one share of Acquiror Common Stock. Notwithstanding the foregoing, if between the date of this Plan and the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) All shares of Company Common Stock shall, upon conversion thereof into shares of Acquiror Common Stock at the Effective Time, cease to be outstanding and shall be automatically canceled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenters' Shares and Company Common Stock described in Section 3.01(c)) shall thereafter be deemed, for all purposes, other than the payment of dividends or distributions, to represent that number of shares of Acquiror Common Stock determined pursuant to the Common Stock Exchange Ratio and, if applicable, the right to receive cash pursuant to Section 3.02(e). The holders of certificates previously evidencing Company Common Stock shall cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by law.

    (c) Notwithstanding any provision of this Plan to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by the Acquiror or any direct or indirect wholly owned subsidiary of the Acquiror or of the Company immediately prior to the Effective Time shall be canceled and extinguished without conversion thereof.

    (d) Each share of common stock, par value $1.00 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

    (e) Notwithstanding anything herein to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Plan or consented thereto in writing and who has demanded the right to be paid the fair value for such shares of Company Common Stock in accordance with Section 1930 of the PBCL ("Dissenters' Shares") shall not be converted into shares of Acquiror Common Stock as otherwise provided in this Section 3.01 unless and until such holder fails to continue perfection of, or withdraws or otherwise loses, such right to be paid the fair value for such shares. If after the Effective Time any such holder fails to continue perfection of, or withdraws or loses, such right of appraisal, such Dissenters' Shares shall thereupon be deemed to have been, and shall be treated as if they had been, converted into shares of Acquiror Common Stock as provided in this Section 3.01

  Section 3.02 Exchange of Certificates.

  (a) Exchange Fund. At the Closing, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Company Common Stock and for exchange through the Exchange Agent in accordance with this Article III, certificates evidencing that number of shares of Acquiror Common Stock equal to the product of the Common Stock Exchange Ratio and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any Dissenters' Shares and any such shares to be canceled pursuant to Section 3.01(c)). The Exchange Agent shall, pursuant to irrevocable instructions from the Acquiror, deliver certificates evidencing Acquiror Common Stock, together with any cash to be paid in lieu of fractional interests in shares of Acquiror Common Stock pursuant to Section 3.02(e) and any dividends or distributions related to such Acquiror Common Stock, in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to Section 3.02(c). Except as contemplated by Sections 3.02(e) and
(h), the Exchange Fund shall not be used for any other purpose.

  (b) Letter of Transmittal. Promptly after the Effective Time, the Acquiror will cause the Exchange Agent to send to each record holder of Company Common Stock immediately prior to the Effective Time (other than Dissenters' Shares) a letter of transmittal and other appropriate materials for use in surrendering to the Exchange Agent certificates that prior to the Effective Time evidenced shares of Company Common Stock.

  (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of Acquiror Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger. If shares of Acquiror Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it shall be a condition of issuance of the Acquiror Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Acquiror Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Acquiror that such tax has been paid or is not applicable.

  (d) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat laws, following surrender of any such certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 3.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii), at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

  (e) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and any such fractional share interests to which a holder of record of Company Common Stock at the Effective Time would otherwise be entitled shall not entitle such holder to vote or to any rights of a stockholder of the Acquiror. In lieu of any such fractional shares, each holder of record of Company Common Stock at the Effective Time who but for the provisions of this Section 3.02(e) would be entitled to receive a fractional interest of a share of Acquiror Common Stock by virtue of the Merger shall be paid cash, without any interest thereon, as hereinafter provided. The Acquiror shall instruct the Exchange Agent to determine the number of whole shares and fractional shares of Acquiror Common Stock allocable to each holder of record of Company Common Stock at the Effective Time, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount, if any, required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by the Acquiror.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Stock for 12 months after the Effective Time shall be delivered to the Acquiror, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Acquiror for the Acquiror Common Stock and any cash to which they are entitled. Notwithstanding any other provisions herein, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any Acquiror Common Stock, cash in lieu of fractional share interests or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates evidencing Company Common Stock shall not have been surrendered prior to the seventh anniversary of the Effective Time (or such earlier date on which any shares of Acquiror Common Stock, any cash in lieu of fractional share interests or dividends or distributions with respect to Acquiror Common Stock to which the holder of such certificates would otherwise be entitled would escheat to or become the property of any governmental entity), then, immediately prior to such date, any such shares, cash, dividends or distributions in respect of such shares shall, to the extent permitted by applicable Law, become the property of the Acquiror, free and clear of all adverse claims and interests of any Person previously entitled thereto.

  (g) Withholding of Tax. The Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan to any former holder of Company Common Stock such amounts as the Acquiror (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any state, local or foreign tax Law. To the extent that amounts are so withheld by the Acquiror, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made by the Acquiror.

  (h) Investment of Exchange Fund. The Exchange Agent may invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by the Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Acquiror. The Acquiror shall deposit with the Exchange Agent as part of the Exchange Fund cash in an amount equal to any loss of principal resulting from such investments promptly after the incurrence of such a loss.

  Section 3.03 Closing. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 promptly after satisfaction or, if permissible, waiver of the conditions to Closing set forth in Article VIII herein. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania and the Certificate of Merger with the Secretary of State of the State of Delaware.

  Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company other than to reflect transfers of shares through the date on which the Effective Time occurs.

                                  ARTICLE IV

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to the Acquiror Companies that:

  Section 4.01 Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their businesses as they are now being conducted and are duly qualified and in good standing to do business in the jurisdictions in which the nature of the businesses conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Company. Section 4.01 of the Company's Disclosure Letter sets forth, as of the date of this Plan, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with (A) a specification of the nature of legal organization of such Subsidiary, (B) the jurisdiction of incorporation or other organization of such Subsidiary and (C) an indication of whether such Subsidiary is a Significant Subsidiary. Neither the Company nor any of its Subsidiaries owns an equity interest in any other partnership, joint venture arrangement or other business entity that is Material to the Company.

  Section 4.02 Articles of Incorporation and Bylaws. The Company has heretofore marked for identification and delivered to the Acquiror complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

  Section 4.03 Capitalization.

  (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which, as of March 31, 1997, 8,389,653 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's articles of incorporation or bylaws or any agreement to which the Company is a party or is bound, and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, none of which is issued and outstanding. Between March 31, 1997 and the date of this Plan, no shares of Company Common Stock have been issued by the Company, except upon exercise of Company Stock Options outstanding under the Company Option Plans. Except as set forth in
Section 4.03(a) of the Company's Disclosure Letter, the Company has not, since March 31, 1997, granted any options for, or other rights to purchase, shares of Company Common Stock.

  (b) Except for shares reserved for issuance upon exercise of Company Stock Options granted pursuant to the Company Option Plans or the Company Warrants and, in each case, listed in Section 4.03(b) of the Company's Disclosure Letter, no shares of Common Stock are reserved for issuance, and, except for such Company Stock Options, there are no contracts, agreements, commitments or arrangements obligating the Company (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company.

  (c) Section 4.03(c) of the Company's Disclosure Letter sets forth with respect to each Subsidiary of the Company (i) the numbers of shares of authorized, issued and outstanding capital stock of, or other equity interests in, each such Subsidiary, (ii) the number of such shares of capital stock or other equity interests owned of record and beneficially by the Company or another Subsidiary of the Company, together with the name of such holder or holders, and (iii) the names and addresses of any holders, other than the Company or another Subsidiary, of record or beneficially of the capital stock or other equity interests of such Subsidiary. Except as set forth in Section 4.03(c) of the Company's Disclosure Letter, (x) the issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary; (y) all such issued and outstanding shares, or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in Section 4.03(c) of the Company's Disclosure Letter are owned (A) beneficially as set forth therein and (B) free and clear of all Liens; (z) no shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Company; except for any matter under clause
(x), (y) or (z) of this Section 4.03(c) that could not reasonably be expected to have a Material Adverse Effect on the Company.

  (d) Except for the Company Stock Options and the Company Warrants listed in
Section 4.03(b) of the Company's Disclosure Letter, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act or otherwise relating to any shares of capital stock of the Company or any of its Subsidiaries, except in the case of any Subsidiaries of the Company that are not Significant Subsidiaries for any matters that could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.04 Authorization of Plan. The Company has all requisite corporate power and authority to execute and deliver this Plan and, subject to approval of the Plan by the shareholders of the Company as required by the applicable provisions of the PBCL, each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Plan and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the approval and adoption of this Plan by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the applicable provisions of the PBCL and the Company's articles of incorporation). This Plan has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by legal principles of general applicability conerning the application and availability of equitable remedies.

  Section 4.05 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky laws, (d) the HSR Act, (e) the NASD, (f) the filing and recordation of appropriate merger documents as required by the PBCL and (g) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Plan or to have a Material Adverse Effect on the Company, no filing or registration with, no waiting period imposed by and no Authorization of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Plan or any instrument required hereby to be executed and delivered by it at the Closing.

  Section 4.06 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of Governmental Authorities indicated as required in Section 4.05 and receipt of the approval of the Plan by the shareholders of the Company as required by the applicable provisions of the PBCL, neither the execution and delivery by the Company of this Plan or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Company of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under
(i) any Law, Regulation or Order applicable to the Company, (ii) the articles of incorporation or bylaws of the Company or (iii) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section (other than clause (ii) hereof) that could not reasonably be expected to have either a material adverse effect upon the ability of the Company to perform its obligations under this Plan or a Material Adverse Effect on the Company. Prior to the execution of this Plan, the Board of Directors of the Company has taken all necessary action to cause this Plan and the transactions contemplated hereby to be exempt from the provisions of Subchapter F (Business Combinations) of Chapter 25 of the PBCL.

  Section 4.07 Reports.

  (a) Since April 14, 1994, the Company has filed (i) all SEC Reports required to be filed by it with the Commission and (ii) the Company and its Subsidiaries have filed all other Reports required to be filed by any of them with any other Governmental Authorities, including state securities administrators, except where the failure to file any such Reports could not reasonably be expected to have a Material Adverse Effect on the Company. Such Reports, including all those filed after the date of this Plan and prior to the Effective Time, (x) were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the applicable Regulations of the Commission thereunder) and (y), in the case of the SEC Reports, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The Company Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports filed by the Company with the Commission after the date of this Plan (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP and (B), with respect to the SEC Reports filed by the Company prior to the date of this Plan, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

  (c) Except as set forth in Section 4.07(c) of the Company's Disclosure Letter, there exist no liabilities or obligations of the Company and its Subsidiaries that are Material to the Company, whether accrued, absolute, contingent or threatened, and that would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Company as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company since March 31, 1997 and (iii) liabilities or obligations the incurrence of which is permitted by Section 6.02(a).

  Section 4.08 No Material Adverse Effect; Conduct.

  (a) Since March 31, 1997, no event (other than any event that is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in Article IV) has, to the Knowledge of the Company, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Company.

  (b) Except as set forth in Section 4.08(b) of the Company's Disclosure Letter, during the period from March 31, 1997 to the date of this Plan, neither the Company nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Plan to the Effective Time by subsections (i) through (xii) of Section 6.02(a).

  Section 4.09 Title to Properties. The Company or its Subsidiaries, individually or together, have indefeasible title to all of the properties reflected in the Company's Consolidated Balance Sheet, other than any properties reflected in the Company's Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Company's Consolidated Balance Sheet or are not, individually or in the aggregate, Material to the Company, free and clear of Liens, other than (x) Liens the existence of which is reflected in the Company's Consolidated Financial Statements, (y) Permitted Encumbrances and (z) Liens that, individually or in the aggregate, are not Material to the Company. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Company's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Company's Audited Consolidated Financial Statements, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Company's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not Material to the Company. Neither the Company nor any of its Subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.10 Certain Obligations. Except for those listed in Section 4.10 of the Company's Disclosure Letter or filed as Exhibits to the Company's SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. Except as set forth in Section 4.10 of the Company's Disclosure Letter, all Material Contracts to which the Company or any of its Subsidiaries is a party are in full force and effect, the Company or the Subsidiary of the Company that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.11 Authorizations; Compliance. The Company and its Subsidiaries have obtained all Authorizations that are necessary to carry on their businesses as currently conducted, except for any such Authorizations as to which, individually or in the aggregate, the failure to possess could not reasonably be expected to have a Material Adverse Effect on the Company. Such Authorizations are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Company and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding suspension, revocation or cancellation of any such Authorization, except in the case of any suspension, revocation or cancellation of any such Authorization that could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that are set forth in Section 4.12 or Section 4.15 of the Company's Disclosure Letter or, individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. There are no claims pending or, to the Knowledge of the Company, threatened by any Persons against the Company or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except as set forth in Section 4.12 of the Company's Disclosure Letter, the Company and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.13 Employee Benefit Plans.

  (a) Each Benefit Plan of the Company and its Subsidiaries is listed in
Section 4.13(a) of the Company's Disclosure Letter, including, with respect to Terminated Benefit Plans, the date of termination. True and correct copies of each of the following have been made available to the Acquiror: the most recent annual report (Form 5500) relating to each such Current Benefit Plan filed with the IRS, each such Current Benefit Plan, the trust agreement, if any, relating to each such Current Benefit Plan, the most recent summary plan description for each such Current Benefit Plan for which a summary plan description is required by ERISA, the most recent actuarial report or valuation relating to each such Current Benefit Plan subject to Title IV of ERISA and the most recent determination letter, if any, issued by the IRS with respect to any such Current Benefit Plan qualified under Section 401 of the Code.

  (b) Except as set forth in Section 4.13(b) of the Company's Disclosure Letter, with respect to such Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company.

  (c) As to any such Current Benefit Plan intended to be qualified under
Section 401 of the Code, such Benefit Plan satisfies in form the requirements of such Section, except to the extent amendments are not required by Law to be made until a date after the Effective Time. There has been no termination or partial termination of any such Benefit Plan within the meaning of Section 411(d)(3) of the Code.

  (d) As to any such Terminated Benefit Plan intended to have been qualified under Section 401 of the Code, such Terminated Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

  (e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of such Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect on the Company.

  (f) There is no matter pending (other than routine qualification determination filings) with respect to any of such Benefit Plans before the IRS, the Department of Labor or the PBGC.

  (g) All contributions required to be made to such Benefit Plans pursuant to their terms and provisions have been made timely.

  (h) As to any such Current Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition which presents a significant risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 2615.3 and section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred within six years prior to the date of this Plan, (iv) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

  (i) Except as set forth in Section 4.13(i) of the Company's Disclosure Letter, in connection with the consummation of the transactions contemplated by this Plan, no payments have been or will be made under any such Current Benefit Plans or any of the programs, agreements, policies or other arrangements described in Section 4.13(k) of the Company's Disclosure Letter which, in the aggregate, would be nondeductible under Section 280G of the Code.

  (j) Except as set forth in Section 4.13(j) of the Company's Disclosure Letter, the execution and delivery of this Plan and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits under, any Current Benefit Plan or any of the programs, agreements, policies or other arrangements described in Section 4.13(k) of the Company's Disclosure Letter than it otherwise would or (ii) create or give rise to any additional vested rights or service credits under any Current Benefit Plan or any of such programs, agreements, policies or other arrangements.

  (k) Except as set forth in Section 4.13(k) of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or is bound by any severance agreement (involving $50,000 or more), program or policy. True and correct copies of all employment agreements and change-in-control agreements with officers and employees of the Company and its Subsidiaries, and all vacation, overtime and other compensation policies of the Company and its Subsidiaries relating to their employees have been made available to the Acquiror.

  (l) Except as set forth in Section 4.13(l) of the Company's Disclosure Letter, no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code. Each Benefit Plan or other arrangement described in Section 4.13(l) of the Company's Disclosure Letter may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

  (m) Neither the Company nor any of its Subsidiaries contributes or has an obligation to contribute, and has not within six years prior to the date of this Plan contributed or had an obligation to contribute, to a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (n) The vacation policies of the Company and its Subsidiaries do not provide for carryover of vacation from one calendar year to the next.

  (o) No collective bargaining agreement to which the Company or any of its Subsidiaries is a party is currently in effect or is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company and except as set forth in Section 4.13(o) of the Company's Disclosure Letter, neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has committed any unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States.

  Section 4.14 Taxes.

  (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Company, all returns and reports of or with respect to any Tax ("Tax Returns") that are required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, all Taxes that are due on or before the Effective Time have been or will be timely paid in full, all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been or will be satisfied in full in all respects and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

  (b) Except as set forth in Section 4.14(b) of the Company's Disclosure Letter, all such Tax Returns have been audited by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns.

  (c) Except as set forth in Section 4.14(c) of the Company's Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any such Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any such Tax Return.

  (d) There is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any such Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Company.

  (e) Except as set forth in Section 4.14(e) of the Company's Disclosure Letter, none of the Company and its Subsidiaries, during the last ten years, has been a member of an affiliated group filing a consolidated federal income Tax Return.

  Section 4.15 Environmental Matters. Except for matters disclosed in Section
4.15 of the Company's Disclosure Letter and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Company and its

Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations; (e) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries; and (f) the Company and its Subsidiaries have made available to the Acquiror all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Company or any of its Subsidiaries) in the possession of the Company or its Subsidiaries.

  Section 4.16 Intellectual Property.

  (a) Schedule 4.16(a) to the Company's Disclosure Letter contains:

    (i) A listing and identification of all unexpired U.S. and foreign patents, pending patent applications and unpatented, but identified, inventions which are owned by the Company or its Subsidiaries (the "Patents List");

    (ii) A listing of all U.S. and all foreign trademarks, service marks, registrations and pending applications for registrations of marks, trade names and registered U.S. and foreign copyrights which are owned by the Company or any Subsidiary of the Company (the "Trademark/Copyright List");

    (iii) A listing (the "Agreements List") of all agreements to which the Company or any Subsidiary of the Company is a party (A) under which royalties presently are payable or in the future will or may become payable by or to the Company or any Subsidiary of the Company, or (B) which concern rights to patents, technology, processes or proprietary information of any Person relating to the businesses of the Company and its Subsidiaries as they presently are conducted, have been conducted in the past or may be conducted in the future, or (C) which in any other way affect ownership, control, use or disclosure of intellectual property or technology material in any way to the businesses of the Company and its Subsidiaries as they presently are conducted, have been conducted in the past or may be conducted in the future.

  (b) Except as disclosed in Schedule 4.16(b) to the Company's Disclosure
Letter:

    (i) The Company or a Subsidiary of the Company is the record owner of, and has good title, free of any liens or other encumbrances, to all of the items on the Patents List and the Trademark/Copyright List;

    (ii) To the Knowledge of the Company, no Person has asserted that either the Company or any Subsidiary of the Company or any licensee of the Company or any Subsidiary of the Company, is infringing or has infringed within the six years prior to the date hereof, any foreign or domestic patent, trademark, service mark, trade name, or copyright, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know how or any Person;

    (iii) To the Knowledge of the Company, no Person is infringing or has infringed, within the six years prior to the date hereof, any item on the Patents List or the Trademark/Copyright List, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how of the Company or any Subsidiary of the Company;

    (iv) To the Knowledge of the Company, no operations of the Company or its Subsidiaries are infringing, or have infringed within the six years prior to the date hereof, any foreign or domestic patent, trademark, service mark, trade name or copyright of any Person, or has involved any misappropriation or improper use or disclosure of any trade secret, confidential information or know-how of any Person;

    (v) All necessary working requirements, all proofs of use, renewals and all fees, annuities and other payments which are due on or before the date of this Plan for any items in the Patents List and/or Trademark/Copyright List have been met or paid;

    (vi) None of the items in the Patents List or the Trademark/Copyright List is the subject of any pending or, to the Knowledge of the Company, threatened interference, re-examination, opposition, cancellation or other protest proceeding;

    (vii) To the Knowledge of the Company, the claims contained in the issued patents on the Patents List are valid;

    (viii) It has been the policy and practice of the Company and its Subsidiaries to require that all employees, consultants and other Persons to whom confidential information relating to the business of the Company and its Subsidiaries is disclosed shall execute and deliver written agreements (A) not to use or disclose any such confidential information, except pursuant to the terms of such agreements or with the written consent of the Company or its Subsidiary, as the case may be, and (B) to reduce to writing, disclose and assign to the Company or its Subsidiary, as the case may be, all inventions, discoveries and improvements, patentable or unpatentable, and there has been no material deviation from such policy and practice;

    (ix) To the Knowledge of the Company, there is no foreign or domestic patent which is reasonably expected by the Company or any of its Subsidiaries to restrict materially the Acquiring Companies or their Affiliates from practicing, licensing or otherwise exploiting the intellectual property of the Company and its Subsidiaries, comprising, (A) the items on the Patents List and the Trademark/Copyright List and (B) the Company's and its Subsidiaries' confidential business information and trade secrets;

    (x) To the Knowledge of the Company and its Subsidiaries, all Material obligations required to be performed to date, by the Company, its Subsidiaries and any other Person pursuant to the agreements on the Agreements List have been performed and no party to any such agreement is materially in default in any respect thereunder.

  Section 4.17 Insurance. The Company and its Subsidiaries own and are beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industry in which the Company and its Subsidiaries operate. All premiums due with respect to all such insurance policies that are Material have been paid and, to the Knowledge of the Company, all such policies are in full force and effect. Section 4.17 of the Company's Disclosure Letter sets forth a list, including the name of the underwriter, the risks insured, coverage and related limits and deductibles, expiration dates and significant riders, of the principal insurance policies currently maintained by the Company and its Subsidiaries.

  Section 4.18 Pooling; Tax Matters. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has taken or agreed to take any action that would prevent (a) the Merger from being treated as a "pooling of interests" in accordance with GAAP and the Regulations of the Commission or
(b) the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

    (a) There is no plan or intention by any shareholder of the Company who owns 5% or more of the Company Common Stock, and to the Knowledge of the management of the Company, there is no plan or intention on the part of any of the remaining shareholders of the Company, to sell, exchange or otherwise dispose of a number of shares of Acquiror Common Stock to be received in the Merger that would reduce the ownership of Acquiror Common Stock by the holders of Company Common Stock who will receive such Acquiror Common Stock in the Merger to a number of shares having a value, as of the Effective Time, of less than 50% of the value of all Company Common Stock (including shares of Company Common Stock sold for cash in lieu of fractional shares of Acquiror Common Stock and Dissenters' Shares) outstanding immediately prior to the Effective Time.

    (b) To the Knowledge of the Company, there is no agreement, plan or intention by any shareholder of the Company that owns 5% or more of the outstanding Company Common Stock to sell, exchange or otherwise dispose of any of the shares of Acquiror Common Stock to be received by such shareholder in the Merger.

    (c) The Company and the shareholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger.

    (d) There is no intercorporate indebtedness existing between the Company and the Acquiror or between the Company and Newco that was issued, acquired or will be settled at a discount.

    (e) The Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    (f) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

  Section 4.19 Affiliates. Section 4.19 of the Company's Disclosure Letter contains a true and complete list of all Persons who are directors or executive officers of the Company and any other Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company. Concurrently with the execution and delivery of this Plan, the Company has delivered to the Acquiror an executed letter agreement, substantially in the form of Annex B hereto, from each such Person so identified.

  Section 4.20 Certain Business Practices. As of the date of this Plan, neither the Company or any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment, except for any such matters that could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.21 Opinion of Financial Advisor. The Company has received the opinion of Schroder Wertheim & Co. Incorporated on the date of this Plan to the effect that the Common Stock Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock in the Merger.

  Section 4.22 Brokers. Except as set forth in Section 4.22 of the Company's Disclosure Letter, no broker, finder or investment banker (other than Schroder Wertheim & Co. Incorporated and B. G. Consulting Corp.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Plan based upon arrangements made by or on behalf of the Company. Prior to the date of this Plan, the Company has made available to the Acquiror a complete and correct copy of all agreements between the Company and Schroder Wertheim & Co. Incorporated and B. G. Consulting Corp. pursuant to which such firms will be entitled to any payment relating to the transactions contemplated by this Plan.

  Section 4.23 AntiTakeover Law. None of the provisions of Subchapters E, G and H of Chapter 25 of the PBCL is applicable to the Plan or the Merger by virtue of the operation of Article 9 of the Company's articles of incorporation. The provisions of Subchapter F of Chapter 25 of the PBCL are not applicable to the Plan or the Merger by virtue of the actions of the Board of Directors of the Company in adopting the Plan on June 9, 1997.

                                   ARTICLE V

                  Representations and Warranties of Acquiror

  The Acquiror Companies hereby represent and warrant to the Company that:

  Section 5.01 Organization and Qualification; Subsidiaries. The Acquiror, Newco and each other Significant Subsidiary of the Acquiror are legal entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their businesses as they are now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Acquiror. Section 5.01 of the Acquiror's Disclosure Letter sets forth, as of the date of this Plan, a true and complete list of all Significant Subsidiaries of the Acquiror, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other equity interests owned by the Acquiror or another Subsidiary of the Acquiror.

  Section 5.02 Certificate of Incorporation and Bylaws. The Acquiror has heretofore marked for identification and furnished to the Company complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Acquiror and each of its Significant Subsidiaries. Neither the Acquiror nor any of its Significant Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

  Section 5.03 Capitalization.

  (a) The authorized capital stock of the Acquiror consists of (i) 400,000,000 shares of Acquiror Common Stock of which as of March 31, 1997 126,455,962 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Acquiror's certificate of incorporation or bylaws or any agreement to which the Acquiror is a party or is bound and (ii) 5,000,000 shares of Preferred Stock, without par value, of which none is issued but of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. Between March 31, 1997 and the date of this Plan, no shares of Acquiror Common Stock have been issued by the Acquiror except Acquiror Common Stock issued pursuant to the exercise of outstanding Acquiror Stock Options, Acquiror Restricted Stock and Acquiror Common Stock issued otherwise as set forth in Section 5.03(a) of the Acquiror's Disclosure Letter. Except as set forth in Section 5.03(a) of the Acquiror's Disclosure Letter, the Acquiror has not, since March 31, 1997, granted any options for, or other rights to purchase, shares of Acquiror Common Stock.

  (b) Except as set forth in Section 5.03(b) of the Acquiror's Disclosure Letter and except for shares reserved for issuance pursuant to the Acquiror Stock Plans, no shares of Common Stock are reserved for issuance, and, except for Acquiror Stock Options, Acquiror Restricted Stock agreements and for the Acquiror's obligations under the Acquiror's Rights Agreement, there are no contracts, agreements, commitments or arrangements obligating the Acquiror to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Acquiror, to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Acquiror or to grant any Lien on any shares of capital stock of the Acquiror.

  (c) Except as set forth in Section 5.03(c) of the Acquiror's Disclosure Letter, (i) all the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Acquiror are owned by the Acquiror or one of its Subsidiaries, have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Subsidiary; (ii) all such issued and outstanding shares, or other equity interests, that are owned by the Acquiror or one of its Subsidiaries are owned free and clear of all Liens; (iii) no shares of capital stock of, or other equity interests in, any Significant Subsidiary of the Acquiror are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Acquiror or any of its Significant Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Significant Subsidiaries of the Acquiror or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Significant Subsidiaries of the Acquiror or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interests in, any of the Significant Subsidiaries of the Acquiror; except for any matter under clause (i), (ii) or (iii) of this Section 5.03(c) that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  (d) Except for revocable proxies granted by the Acquiror or its Subsidiaries with respect to the capital stock of Subsidiaries owned by the Acquiror or its Subsidiaries, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Acquiror or any of its Significant Subsidiaries is a party or by which the Acquiror or any of its Significant Subsidiaries is bound with respect to the voting of any shares of capital stock of the Acquiror or any of its Significant Subsidiaries.

  Section 5.04 Authorization of Plan. Each of the Acquiror and Newco has all requisite corporate power and authority to execute and deliver this Plan and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Acquiror and Newco of this Plan and each instrument required hereby to be executed and delivered by each of them at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Acquiror and Newco, respectively. This Plan has been duly executed and delivered by the Acquiror and Newco and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Acquiror and Newco, enforceable against the Acquiror and Newco in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

  Section 5.05 Approvals. Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky laws, (d) the HSR Act, (e) the NYSE, (f) the filing and recordation of appropriate merger documents as required by the PBCL and the DGCL and (g) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Acquiror or Newco to perform its obligations under this Plan or to have a Material Adverse Effect on the Acquiror, no filing or registration with, no waiting period imposed by and no Authorization of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Acquiror or Newco to permit the Acquiror or Newco to execute, deliver or perform this Plan or any instrument required hereby to be executed and delivered by it at the Closing. To the Knowledge of the Acquiror, there are no facts or circumstances that could reasonably be expected to preclude the Acquiror Common Stock to be issued in the Merger from being approved for listing on the NYSE.

  Section 5.06 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by, and receipt of all Authorizations of, Governmental Authorities indicated as required in Section 5.05, neither the execution and delivery by the Acquiror or Newco of this Plan or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Acquiror or Newco of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Acquiror or Newco, (ii) the certificate of incorporation or bylaws of the Acquiror or Newco or (iii) any contract or agreement to which the Acquiror or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of the Acquiror or Newco to perform its obligations under this Plan or a Material Adverse Effect on the Acquiror.

  Section 5.07 Reports.

  (a) Since December 31, 1993, the Acquiror has filed all SEC Reports required to be filed by the Acquiror with the Commission. The Acquiror's SEC Reports, including those filed after the date of this Plan and prior to the Effective Time, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable Regulations of the Commission thereunder and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The Acquiror's Consolidated Financial Statements and any consolidated financial statements of the Acquiror (including any related notes thereto) contained in any SEC Reports filed by the Acquiror with the Commission after the date of this Plan (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP and (B), with respect to SEC Reports filed by the Acquiror prior to the date of this Plan, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

  (c) Except as set forth in Section 5.07(c) of the Acquiror's Disclosure Letter, there exist no liabilities or obligations of the Acquiror and its Subsidiaries that are Material to the Acquiror, whether accrued, absolute, contingent or threatened, that would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of the Acquiror as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Acquiror's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Acquiror since March 31, 1997, (iii) liabilities or obligations the incurrence of which is permitted by Section 6.02(b) and (iv) liabilities or obligations that are not Material to the Acquiror.

  Section 5.08 No Material Adverse Effect; Conduct.

  (a) Since March 31, 1997, no event (other than any event that is of general application to all or a substantial portion of the Acquiror's industries and other than any event that is expressly subject to any other representation or warranty contained in Article V) has, to the Knowledge of the Acquiror, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Acquiror.

  (b) Except as set forth in Section 5.08(b) of the Acquiror's Disclosure Letter, during the period from March 31, 1997 to the date of this Plan, neither the Acquiror nor any of its Subsidiaries has engaged in any conduct that is proscribed during the period from the date of this Plan to the Effective Time by subsections (i) through (viii) of Section 6.02(b).

  Section 5.09 Title to Properties. The Acquiror or its Subsidiaries, individually or together, have indefeasible title to all of the properties reflected in the Acquiror's Consolidated Balance Sheet, other than any properties reflected in the Acquiror's Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Acquiror's Consolidated Balance Sheet or are not, individually or in the aggregate, Material to the Acquiror, free and clear of Liens, other than (x) Liens the existence of which is reflected in the Acquiror's

Consolidated Financial Statements, (y) Permitted Encumbrances and (z) Liens that, individually or in the aggregate, are not Material to the Acquiror. The Acquiror or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Acquiror's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Acquiror's Audited Consolidated Financial Statements, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Acquiror's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not Material to the Acquiror.

  Section 5.10 Certain Obligations. Except as set forth in Section 5.10 of the Acquiror's Disclosure Letter, all Material Contracts to which the Acquiror or any of its Subsidiaries is a party are in full force and effect, the Acquiror or the Subsidiary of the Acquiror that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Acquiror, each other party thereto has performed its obligations thereunder to date, other than any failure of any such Material Contract to be in full force and effect or any nonperformance thereof that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  Section 5.11 Authorizations; Compliance. To the Knowledge of the Acquiror, the Acquiror and its Subsidiaries have obtained all Authorizations that are necessary to carry on their businesses as currently conducted, except for any such Authorizations as to which the failure to possess, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror. Such Authorizations are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Acquiror and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Authorizations, except in the case of any suspension, revocation or cancellation of such Authorizations that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  Section 5.12 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that are set forth in Section 5.12 or Section 5.15 of the Acquiror's Disclosure Letter or , individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror. The Acquiror and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Acquiror or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  Section 5.13 Employee Benefit Plans. Except as set forth in Section 5.13 of the Acquiror's Disclosure Letter:

    (a) No event has occurred and, to the Knowledge of the Acquiror, there exists no condition or set of circumstances in connection with which the Acquiror or any of its Subsidiaries could be subject to any liability under the terms of any Benefit Plans of the Acquiror or any of its Significant Subsidiaries or, with respect to any such Benefit Plan, under ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

    (b) As to any such Current Benefit Plan intended to be qualified under
  Section 401 of the Code, such Benefit Plan satisfies in form the requirements of such Section, except to the extent amendments are not required by Law to be made until a date after the Effective Time. There has been no termination or partial termination of any such Benefit Plan within the meaning of Section 411(d)(3) of the Code.

    (c) As to any such Terminated Benefit Plan intended to have been qualified under Section 401 of the Code, such Terminated Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

    (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Acquiror, threatened against, or with respect to, any of such Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect on the Acquiror.

    (e) As to any such Current Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition which presents the material risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iii) no reportable event within the meaning of
  Section 4043 of ERISA (for which the disclosure requirements of Regulation section 2615.3 and section 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred within six years prior to the date of this Plan, (iv) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

    (f) Neither the Acquiror nor any of its Subsidiaries contributes or has an obligation to contribute, and has not within six years prior to the date of this Plan contributed or had an obligation to contribute, to a multiemployer plan within the meaning of Section 3(37) of ERISA.

  Section 5.14 Taxes.

    (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Acquiror, all Tax Returns that are required to be filed by or with respect to the Acquiror or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, all Taxes that are due on or before the Effective Time have been or will be timely paid in full, all withholding Tax requirements imposed on or with respect to the Acquiror or any of its Subsidiaries have been or will be satisfied in full in all respects and no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

    (b) There is no claim against the Acquiror or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any such Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Acquiror.

  Section 5.15 Environmental Matters. Except for matters disclosed in Section
5.15 of the Acquiror's Disclosure Letter and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquiror, (a) the properties, operations and activities of the Acquiror and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Acquiror and its Subsidiaries and the properties and operations of the Acquiror and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Acquiror, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Authorizations, if any, required to be obtained or filed by the Acquiror or any of its Subsidiaries under any Environmental Law in connection with the business of the Acquiror and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Acquiror or its Subsidiaries or in connection with their properties or operations; and (e) there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Acquiror and its Subsidiaries.

  Section 5.16 Pooling; Tax Matters. Neither the Acquiror nor, to the Knowledge of the Acquiror, any of its Affiliates has taken or agreed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the Commission or (b) the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

    (a) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets, at least 70 percent of the fair market value of the Company's gross assets, at least 90 percent of the fair market value of the net assets of Newco and at least 70 percent of the fair market value of the gross assets of Newco, held immediately prior to the Merger, taking into account amounts paid for Dissenters' Shares and used to pay Merger Expenses and any distributions other than regular dividends.

    (b) The Acquiror has no plan or intention to (A) liquidate the Surviving Corporation, (B) merge the Surviving Corporation with or into another corporation, (C) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by the Acquiror, (D) cause or permit the Surviving Corporation to issue additional shares of its capital stock that would result in the Acquiror's losing control (within the meaning of section 368(c) of the Code) of the Surviving Corporation,
  (E) cause or permit the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Newco except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation or (F) reacquire any of the Acquiror Common Stock issued to the holders of Company Common Stock in the Merger.

    (c) Newco has no liabilities that will be assumed by the Surviving Corporation in the Merger and will not transfer to the Surviving Corporation in the Merger any assets subject to liabilities.

    (d) Following the Merger, the Surviving Corporation will continue the historic business of the Company or use a significant portion of its assets in a business.

    (e) There is no intercorporate indebtedness existing between the Company and the Acquiror or between the Company and Newco that was issued, acquired, or will be settled at a discount.

    (f) The Acquiror does not own, nor has it owned during the past five years, any shares of capital stock of the Company.

  Section 5.17 Insurance. The Acquiror and its Subsidiaries own and are beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary for a company of the size and nature of the Acquiror and which is similarly situated. All premiums due with respect to all such insurance policies that are Material have been paid and, to the Knowledge of the Acquiror, all such policies are in full force and effect.

  Section 5.18 Affiliates. Section 5.18 of the Acquiror's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Acquiror, may be deemed to be Affiliates of the Acquiror, including all directors and executive officers of the Acquiror. Concurrently with the execution and delivery of this Plan, the Acquiror has delivered to the Company an executed letter agreement, substantially in the form of Annex C hereto, from each such Person so identified as an Affiliate of the Acquiror.

  Section 5.19 Certain Business Practices. As of the date of this Plan, neither the Acquiror or any of its Subsidiaries nor any director, officer, employee or agent of the Acquiror or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment, except for any such matters that could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

  Section 5.20 Brokers. Except as set forth in Section 5.20 of the Acquiror's Disclosure Letter, no broker, finder or investment banker (other than Dillon, Read & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Plan based upon arrangements made by or on behalf of the Acquiror.

  Section 5.21 Acquiring Person. Based on the information set forth in the Company's SEC Reports, no holder of 5% or more of the outstanding Company Common Stock whose existence is disclosed therein will at the Effective Time become an "Acquiring Person," as such term is defined in the Acquiror's Rights Agreement, as a result of any of the transactions contemplated by this Plan.

                                  ARTICLE VI

                                   Covenants

  Section 6.01 Affirmative Covenants. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Plan or consented to in writing by the Acquiror, it will and will cause its Subsidiaries to:

    (a) operate its business in the usual and ordinary course consistent with past practices;

    (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers;

    (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

    (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

  except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 6.02 Negative Covenants.

  (a) The Company covenants and agrees that, except as expressly contemplated by this Plan or otherwise consented to in writing by the Acquiror, from the date of this Plan until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

    (i) (A) increase the compensation payable to or to become payable to any director or executive officer, except for increases in salary or wages payable or to become payable upon promotion to an office having greater operational responsibilities or otherwise in the ordinary course of business and consistent with past practice; (B) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its Subsidiaries as in effect on the date of this Plan) to, or enter into any employment or severance agreement with, any director, officer or employee, either individually or as part of a class of similarly situated persons; (C) establish, adopt or enter into any Benefit Plan or
  (D), except as may be required by applicable Law and actions that are not inconsistent with the provisions of Section 7.08 of this Plan, amend or take any other actions (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or a filing under Section 13(d) or 14(d) of the Exchange Act with respect to such party) with respect to any of the Benefit Plans of such party;

    (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

    (iii) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than (1) any such acquisition by the Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Company, (2) any repurchase, forfeiture or retirement of shares of Company Common Stock or Company Stock Options occurring pursuant to the terms (as in effect on the date of this Plan) of any existing Benefit Plan of the Company or any of its Subsidiaries or (3) any periodic purchase of Company Common Stock for allocation to employee's accounts occurring pursuant to the terms (as in effect on the date of this Plan) of any existing employee stock purchase plan); (B) to effect any reorganization or recapitalization; or (C) to split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or to issue or to authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

    (iv) (A) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries, other than issuances of Company Common Stock (1) upon the exercise of Company Stock Options outstanding at the date of this Plan in accordance with the terms thereof (as in effect on the date of this Plan), (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Plan of restricted stock or bonus stock pursuant to the terms (as in effect on the date of this Plan) of any Benefit Plans of the Company or any of its Subsidiaries or (3) any periodic issuance of shares of Company Common Stock required by the terms (as in effect on the date of this Plan) of any Benefit Plans of the Company or any of its Subsidiaries,
  (B) amend or otherwise modify the terms (as in effect on the date of this Plan) of any outstanding options, warrants or rights the effect of which shall be to make such terms more favorable to the holders thereof (except as may be required by ERISA or other applicable Law); (C) take any action to accelerate the vesting of any outstanding Company Stock Options or (D) grant any Lien with respect to any shares of capital stock of, or other equity interests in, any Subsidiary of the Company;

    (v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or all or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

    (vi) sell, lease, exchange or otherwise dispose of, or grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Company or any of its Subsidiaries that are Material to the Company, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and purchase money Liens incurred in connection with the original acquisition of assets and secured by the assets acquired in an amount not to exceed $50,000 in the aggregate;

    (vii) adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of its capital stock or other equity interests or would have a material adverse effect on the ability of the Company to perform its obligations under this Plan;

    (viii) (A) change any of its methods of accounting in effect at December 31, 1996, except as may be required to comply with GAAP, (B) make or rescind any election relating to Taxes (other than any election which must be made periodically which is made consistent with past practice), (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the cost to the Company and its Subsidiaries of such settlements or compromises, individually or in the aggregate, does not exceed $50,000) or
  (D) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except, in each case, as may be required by Law and for matters that could not reasonably be expected to have a Material Adverse Effect on the Company;

    (ix) incur any obligations for borrowed money or purchase money indebtedness (other than purchase money indebtedness as to which Liens may be granted as permitted by Section 6.02(a)(vi)) that are Material to the Company, whether or not evidenced by a note, bond, debenture or similar instrument, except drawings under credit lines existing at the date of this Plan or otherwise in the ordinary course of business consistent with past practice and, in the latter instance, in no event (including purchase money indebtedness as to which Liens may be granted pursuant to Section 6.02(a)(vi)) in excess of $50,000;

    (x) release any third Person from its obligations under any existing standstill agreement relating to a Competing Transaction or otherwise under any confidentiality agreement or similar agreement;

    (xi) enter into any Material Contract with any third Person that provides for an exclusive arrangement with that third Person or is substantially more restrictive on the Company or any of its Subsidiaries or substantially less advantageous to the Company or any of its Subsidiaries than Material Contracts existing on the date hereof; or

    (xii) agree in writing or otherwise to do any of the foregoing.

  (b) The Acquiror covenants and agrees that, except as expressly contemplated by this Plan or otherwise consented to in writing by the Company, from the date of this Plan until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

    (i) declare or pay any extraordinary dividend or distribution (such term not including the Acquiror's regular quarterly dividend or any change thereto) in cash or property other than Acquiror Common Stock, except for dividends by a wholly owned Subsidiary of the Acquiror to the Acquiror or another wholly owned Subsidiary of the Acquiror;

    (ii) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Acquiror or any of its Subsidiaries (other than (1) any such acquisition by the Acquiror or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Acquiror, (2) any repurchase, forfeiture or retirement of shares of Acquiror Common Stock or Acquiror Stock Options occurring pursuant to the terms of any existing Benefit Plan of the Acquiror or any of its Subsidiaries or (3) any periodic purchase of Acquiror Common Stock for allocation to employee's accounts occurring pursuant to the terms of any existing Benefit Plan of the Acquiror or any of its Subsidiaries) or (B) effect any reorganization or recapitalization other than any reorganization or recapitalization that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Plan;

    (iii) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Acquiror or any of its Subsidiaries, other than issuances of Acquiror Common Stock (A) upon the exercise of Acquiror Stock Options outstanding at the date of this Plan in accordance with the terms thereof, (B) as Acquiror Restricted Stock, (C) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Plan of restricted stock or bonus stock pursuant to the terms of any Benefit Plans of the Acquiror or any of its Subsidiaries, (D) any periodic issuance of shares of Acquiror Common Stock occurring pursuant to the terms of any Benefit Plan of the Acquiror or any of its Subsidiaries or
  (E) any issuance of shares of Acquiror Common Stock for cash or in connection with any acquisition of equity interests, assets or businesses that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Plan;

    (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or all or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and acquisitions of equity interests, assets and businesses that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Plan);

    (v) sell, lease, exchange or otherwise dispose of, or grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Acquiror or any of its Subsidiaries that are Material to the Acquiror, except for dispositions of assets and inventories in the ordinary course of business and consistent with past practice and dispositions of assets and incurrences of Liens that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Plan;

    (vi) adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of the Acquiror's Common Stock or could reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Plan;

    (vii) incur any obligations for borrowed money or purchase money indebtedness that are Material to the Acquiror, whether or not evidenced by a note, bond, debenture or similar instrument, except drawings under credit lines existing at the date of this Plan, obligations incurred in the ordinary course of business consistent with past practice and obligations that could not reasonably be expected to have a material adverse effect on the ability of the Acquiror to perform its obligations under this Plan; or

    (viii) agree in writing or otherwise to do any of the foregoing.

  Section 6.03 No Solicitation. From the date of this Plan until the Effective Time or the termination of this Plan pursuant to Section 9.01, the Company agrees that it will not (a) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action knowingly to facilitate, any inquiries from any Person or the making of any proposal by any Person that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (b) enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, (c) agree to or endorse any Competing Transaction or (d) authorize or permit any of the Company's Representatives to take any such action, and the Company shall promptly notify the Acquiror of all relevant terms of any such inquiries and proposals received by the Company, any of its Subsidiaries or any Company Representative relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to the Acquiror a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 6.03 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender offer or exchange offer for shares of Company Common Stock commenced prior to the Company Shareholders' Meeting. Pending the Effective Time or the termination of the Plan, the Company shall not, through action of its Board of Directors, approve the acquisition of Company Common Stock by any Person, other than the Acquiror and any of its Subsidiaries and Affiliates, who, following such acquisition, would be an "interested shareholder" under Subchapter F of Chapter 25 of the PBCL.

  Section 6.04 Access and Information.

  (a) Each of the Company and the Acquiror shall, and shall cause its Subsidiaries to, (i) afford to the other and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, in the case of the Company, the "Company's Representatives" and, in the case of the Acquiror, the "Acquiror's Representatives") access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books and records and (ii) furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party.

  (b) If this Plan is terminated for any reason pursuant to Article IX hereof, each of the Company and the Acquiror shall, within ten days after a request therefor from the other, return or destroy (and provide the other party within such ten day time period with a certificate of an executive officer certifying such destruction) all of the information furnished to such party and its Representatives pursuant to the provisions of Section 6.04(a) and all internal memoranda, analyses, evaluations and other similar material containing, reflecting or prepared from any such information, in each case other than information available to the general public without restriction.

  Section 6.05 Confidentiality Agreement. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.01 Meeting of Shareholders. The Company shall, promptly after the date of this Plan, take all actions necessary in accordance with the PBCL and the Company's articles of incorporation and bylaws to convene a special meeting of the Company's shareholders to consider adoption of this Plan (the "Company Shareholders' Meeting"), and the Company shall consult with the Acquiror in connection therewith. The Company covenants and agrees that (i) the Board of Directors of the Company shall recommend approval of the Plan to the shareholders of the Company at the Company Shareholders' Meeting, (ii) the Company Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Plan; and (iii) the Company shall use all reasonable efforts to solicit from shareholders of the Company proxies in favor of the adoption of this Plan and to secure the vote or consent of shareholders required by the PBCL and the Company's articles of incorporation and bylaws to approve and adopt this Plan; provided, however, that the Board of Directors of the Company may withdraw, modify or change its recommendation of this Plan to the extent necessary to conform such recommendation to a recommendation adopted in good faith by the Board of Directors pursuant to section 14e-2 of the Exchange Act in response to a tender offer or exchange offer for the Company Common Stock commenced after the date of this Plan and prior to the Effective Time.

  Section 7.02 Registration Statement; Proxy Statements.

  (a) As promptly as practicable after the date of this Plan, the Acquiror shall prepare a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), which, with the assistance of the Company, shall contain a prospectus/proxy statement relating to the vote of shareholders of the Company at the Company Shareholders' Meeting (the "Prospectus/Proxy Statement"), in connection with the registration under the Securities Act of the offering, sale and delivery of Acquiror Common Stock to be issued in the Merger pursuant to this Plan. As promptly as practicable after the date of this Plan, the Company shall assist the Acquiror in preparing the Prospectus/Proxy Statement and shall, pursuant to the Proxy Rules under the Exchange Act, file the same, in preliminary form, with the Commission, together with a form of proxy, in connection with the vote of the Company's shareholders with respect to this Plan (such Prospectus/Proxy Statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Company Proxy Statement"). The Acquiror and the Company agree to use all reasonable efforts to effect such filing on or before June 17, 1997 and to mail such Prospectus/Proxy Statement to the shareholders of the Company on or before July 30, 1997; provided, however, that neither party shall be compelled by such undertaking to make any concession to any Governmental Authority that it in good faith regards as inappropriate. As soon as reasonably appropriate, the Acquiror shall file the Registration Statement with the Commission pursuant to the registration provisions of the Securities Act. The Acquiror and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of the Acquiror Companies and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Company Proxy Statement to its shareholders entitled to notice of and to vote at the Company Shareholders' Meeting.

  (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Company Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting shall not, at the date the Company Proxy Statement (or any supplement thereto) is first mailed to shareholders or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Company Proxy Statement, the Company shall promptly inform the Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

  (c) The information supplied by the Acquiror Companies for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Acquiror Companies for inclusion in the Company Proxy Statement to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting shall not, at the date the Company Proxy Statement (or any supplement thereto) is first mailed to shareholders or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Acquiror or any of its Affiliates, or to their respective officers or directors, should be discovered by the Acquiror that should be set forth in an amendment to the Registration Statement or a supplement to the Company Proxy Statement, the Acquiror shall promptly inform the Company. All documents that the Acquiror Companies are responsible for filing with the Commission in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

  (d) No amendment or supplement to the Registration Statement or the Company Proxy Statement will be made by the Acquiror or the Company without the approval of the other party which will not be unreasonably withheld or delayed. The Acquiror and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Company Proxy Statement, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement or the Company Proxy Statement, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

  Section 7.03 Appropriate Action; Consents; Filings.

  (a) The Company and the Acquiror shall each use all reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Plan, (ii) to obtain from any Governmental Authorities any Authorizations or Orders required to be obtained or made by the Acquiror or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby, including the Merger,
(iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Plan and the Merger required under (A) the Securities Act (in the case of Acquiror) and the Exchange Act and the Regulations thereunder, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law. The Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Acquiror shall furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Company Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Plan.

  (b) Each of the Company and the Acquiror shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Company, the Acquiror or their Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract of the Acquiror or Material Contract of the Company; and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or the Acquiror or is likely to delay or impede the ability of either the Acquiror or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

  (c) The Acquiror Companies and the Company agree to cooperate and use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court or Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Plan, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Each of the Acquiror Companies and the Company also agree to take any and all actions, including the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by any Court or Governmental Authority as a condition to the granting of any Authorization or Order necessary for the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to the Closing not to be satisfied; provided, however, that in no event shall either party take, or be required to take, any action that could reasonably be expected to have an Material Adverse Effect on the Company or the Acquiror.

    (d) (i) Each of the Company and Acquiror shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Plan, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or
  (C) required to prevent a Material Adverse Effect on the Company from occurring prior to or after the Effective Time or a Material Adverse Effect on the Acquiror from occurring after the Effective Time.

    (ii) If any party shall fail to obtain any consent from a third Person described in subsection (d)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

  Section 7.04 Affiliates; Pooling; Tax Treatment.

  (a) The Company shall use all reasonable efforts to obtain from any Person who may be deemed to have become an Affiliate of the Company after the date of this Plan and on or prior to the Effective Time a written agreement substantially in the form of Annex B hereto as soon as practicable after attaining such status.

  (b) The Acquiror Companies shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by shareholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

  (c) Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

  (d) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

  Section 7.05 Public Announcements. The Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation.

  Section 7.06 NYSE Listing. The Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

  Section 7.07 Comfort Letters.

  (a) The Company shall use all reasonable efforts to cause Coopers & Lybrand LLP, the Company's independent accountants, to deliver a letter dated as of the date of the Company Proxy Statement, and addressed to the Company and the Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and the Company Proxy Statement.

  (b) The Acquiror shall use all reasonable efforts to cause Arthur Andersen LLP, the Acquiror's independent accountants, to deliver a letter dated as of the date of the Prospectus/Proxy Statement, and addressed to the Acquiror and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accounts in connection with registration statements and proxy statements similar to the Registration Statement and the Prospectus/Proxy Statement.

  Section 7.08 Assumption of Obligations to Issue Stock and Obligations of Employee Benefit Plans.

  (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding Company Stock Option shall be assumed by the Surviving Corporation and shall become an option to purchase that number of shares of Acquiror Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding option to purchase Company Common Stock; provided, however, that in the case of any option to which Section 421 of the Internal Revenue Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code.

  (b) On or prior to the Effective Time, the Company shall take or cause to be taken all such actions, reasonably satisfactory to the Acquiror, as may be necessary or desirable in order to authorize the transactions contemplated by subsection (a) of this Section.

  (c) The Acquiror shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Company Stock Options assumed by the Surviving Corporation pursuant to Section 7.08(a) above.

  (d) As promptly as practicable after the Effective Time, the Acquiror shall file one or more Registration Statements on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock subject to the Company Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and to comply with applicable state securities and blue sky laws.

  (e) Except as provided herein or as otherwise agreed to by the parties, each of the Company Option Plans providing for the issuance or grant of Company Stock Options shall be assumed as of the Effective Time by the Surviving Corporation with such amendments thereto as may be required to reflect the Merger.

  (f) Provided that the Acquiror shall not be obligated with respect to any action taken by the Company or its Subsidiaries with respect to the Employee Benefit Plans of the Company or its Subsidiaries in violation of the provisions of Section 6.02(a), the Acquiror hereby agrees to guarantee and to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to honor and perform all obligations of the Surviving Corporation and each Subsidiary of the Surviving Corporation under all Benefit Plans of the Company and such Subsidiaries listed on Section 4.13(a) of the Company's Disclosure Letter and all employment contracts of the Company listed on
Section 4.10 of the Company's Disclosure Letter.

  Section 7.09 Operations of Company. Section 7.09 of the Acquiror Disclosure Letter sets forth the intentions of the Acquiror with respect to the method of operating the business of the Company and its Subsidiaries from and after the Effective Time and with respect to the continuation by the Company and its Subsidiaries of the employment of their respective employees. Such matters are the intentions of the Acquiror as of the date of the Plan, are subject to change in the discretion of the Acquiror and shall not be construed to create any third party rights in any Person other than the parties to this Agreement.

  Section 7.10 Indemnification of Directors and Officers.

  (a) Until six years from the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation as in effect immediately after the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company thereunder or to reduce or limit the ability of the Company to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its bylaws and applicable law to indemnify to the fullest extent possible the present and former directors, officers, employees and agents of the Company against claims made against them arising from their service in such capacities prior to the Effective Time.

  (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made against any present or former director, officer, employee or agent of the Company based on or arising out of the services of such Person prior to the Effective Time in the capacity of such Person as a director, officer, employee or agent of the Company, the provisions of subsection (a) of this Section respecting the articles of incorporation and bylaws of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

  (c) The Acquiror hereby agrees after the Effective Time to guarantee the payment of the Surviving Corporation's indemnification obligations described in Section 7.10(a) up to an amount determined as of the Effective Time equal to (i) the fair market value of any assets of the Surviving Corporation or any of its

Subsidiaries distributed to the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), minus (ii) any liabilities of the Surviving Corporation or any of its Subsidiaries assumed by the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), minus (iii) the fair market value of any assets of the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) contributed to the Surviving Corporation or any of its Subsidiaries and (iv) plus any liabilities of the Acquiror or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) assumed by the Surviving Corporation or any of its Subsidiaries.

  (d) Notwithstanding subsections (a), (b) and (c) of this Section 7.10, the Acquiror and the Surviving Corporation shall be released from the obligations imposed by such subsection if the Acquiror shall assume the obligations of the Surviving Corporation thereunder by operation of Law or otherwise. Notwithstanding anything to the contrary in this Section 7.10, neither the Acquiror nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

  (e) The Acquiror shall cause to be maintained in effect until six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (or substitute policies providing at least the same coverage and limits and containing terms and conditions that are not materially less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Acquiror or the Surviving Corporation be required to expend more than 200 percent of the current annual premiums paid by the Company for such insurance.

  (f) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

  Section 7.11 Newco. Prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Plan and will not have any assets (other than the minimum amount of cash required to be paid to Newco for the valid issuance of its stock to the Acquiror).

  Section 7.12 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 shall cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                              Closing Conditions

  Section 8.01 Conditions to Obligations of Each Party Under This Plan. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

    (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated by the Commission.

    (b) Shareholder Approval. This Plan shall have been approved and adopted by the requisite votes of the shareholders of the Company.

    (c) No Order. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (d) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

    (e) Pooling of Interests. The Acquiror and the Company shall have been advised in writing by Arthur Andersen LLP on the date upon which the Effective Time is to occur that, in reliance in part on the concurrent opinion of Coopers & Lybrand LLP that the Company is a "poolable entity", the Merger should for financial accounting purposes be treated as a Pooling Transaction.

    (f) Dissenters' Rights. The holders of record of no more than 7% of the outstanding Company Common Stock shall, immediately prior to the Closing, have perfected and continued to perfect statutory dissenters' rights under Subchapter D of the PBCL.

  Section 8.02 Additional Conditions to Obligations of the Acquiror Companies. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Acquiror Companies, in whole or in part, to the extent permitted by applicable Law:

    (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Plan shall be true and correct as of the date of this Plan and as of the Effective Time as though made again on and as of the Effective Time except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be Material to the Company. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Effective Time, to such effect.

    (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Plan to be performed or complied with by it on or prior to the Effective Time. The Acquiror Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the date of the Effective Time, to such effect.

    (c) Tax Opinion. The Acquiror shall have received the opinion dated on or prior to the effective date of the Registration Statement of Vinson & Elkins L.L.P. to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) the Acquiror, the Company and Newco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the Acquiror, the Company or Newco by reason of the Merger.

  Section 8.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law.

    (a) Representations and Warranties. Each of the representations and warranties of the Acquiror Companies contained in this Plan shall be true and correct as of the date of this Plan and as of the Effective Time as though made again on and as of the Effective Time except to the extent that any misrepresentations and breaches of warranty at the Closing shall not in the aggregate be Material to the Acquiror. The Company shall have received a certificate of the Chairman of the Board, the President or any Vice President and the Chief Financial Officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

    (b) Agreements and Covenants. The Acquiror Companies shall have performed or complied in all material respects with all agreements and covenants required by this Plan to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate of the Chairman of the Board, the President or any Vice President and the Chief Financial Officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

    (c) Tax Opinion. The Company shall have received the opinion dated on or prior to the effective date of the Registration Statement of Drinker Biddle & Reath LLP to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) the Acquiror, the Company and Newco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of the Company upon the receipt of shares of Acquiror Common Stock in exchange for shares of Company Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

    (d) Investment Banker's Opinion. The Company shall have received, on or prior to the date of mailing of the Company Proxy Statement to the holders of Company Common Stock, a written opinion from Schroder Wertheim & Co. Incorporated, dated the date of such mailing, confirming the opinion to which reference is made in Section 4.21.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.01 Termination. This Plan may be terminated at any time prior to the Effective Time, whether before or after approval of this Plan and the Merger by the shareholders of the Company:

    (a) by mutual consent of the Acquiror and the Company;

    (b) by the Acquiror, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Plan, or if any representation or warranty of the Company shall have become untrue in any material respect, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, the Acquiror may not terminate this Plan under this Section 9.01(b);

    (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Acquiror Companies set forth in this Plan, or if any representation or warranty of the Acquiror Companies shall have become untrue in any material respect, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts and for so long as the Acquiror Companies continue to exercise such reasonable efforts, the Company may not terminate this Plan under this Section 9.01(c);

    (d) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.03;

    (e) by either Acquiror or the Company, if the Merger shall not have been consummated before December 31, 1997; provided, however, that this Plan may be extended by written notice of either Acquiror or the Company to a date not later than February 28, 1998, if the Merger shall not have been consummated as a result of the Company or the Acquiror Companies having failed by December 31, 1997 to receive all required Authorizations and Orders with respect to the Merger or as a result of the entering of an Order by a Court or Governmental Authority; and provided, further, that, prior to February 28, 1998, no party shall be entitled to terminate this Plan pursuant to this Section 9.01(e) if such party is in material breach of any representation, warranty, covenant or agreement on the part of such party set forth in this Plan;

    (f) by either Acquiror or the Company, if this Plan shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Shareholders' Meeting;

    (g) by the Acquiror, if

      (i) any Person (other than the Acquiror or any Affiliate of the Acquiror) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) a tender or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 35% or more of the then outstanding Company Common Stock and the Board of Directors of the Company, within 10 Business Days thereafter, either fails to recommend against acceptance of such tender or exchange offer by the Company's shareholders or takes no position with respect thereto; or

      (ii) any Person (other than the Acquiror, the Company or any of their Subsidiaries) shall, subsequent to the date of this Agreement, acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any Group shall have been formed that beneficially owns, or has the right to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, (A) 35% or more of the then outstanding Company Common Stock and the Plan has failed to receive the requisite vote at the Company Shareholders' Meeting or (B) 45% or more of the then outstanding Company Common Stock.

  The right of any party hereto to terminate this Plan pursuant to this
Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Plan.

  Section 9.02 Effect of Termination. Except as provided in Section 9.05 of this Plan, in the event of the termination of this Plan pursuant to Section 9.01, this Plan shall forthwith become void, there shall be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Plan.

  Section 9.03 Amendment. This Plan may be amended by the parties hereto by action authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Plan by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Plan upon consummation of the Merger. This Plan may not be amended except by an instrument in writing signed by the parties hereto.

  Section 9.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.04, the Acquiror Companies shall be deemed to be one party.

  Section 9.05 Fees, Expenses and Other Payments.

  (a) Except as provided in subsections (b) and (c) of this Section 9.05, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that incurred such Expenses; provided, however, that the allocable share of the Acquiror Companies as a group and the Company for all Expenses of printing, filing and mailing the Registration Statement and the Company Proxy Statement and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Company Proxy Statement shall be one-half each; and provided, further that Acquiror may, at its option, pay any Expenses of the Company.

  (b) (i) The Company agrees that, if the Acquiror shall terminate this Plan pursuant to Section 9.01(g)(i) or 9.01(g)(ii), then in each such case the Company shall pay to the Acquiror $ 9 million.

  (ii) The Company agrees that, if (A) Acquiror shall terminate this Plan pursuant to Section 9.01(b) and such termination is the result of an intentional or willful breach by the Company of any agreement, covenant, representation or warranty herein and (B) either (1) within 12 months after such termination of this Plan the Company shall have entered into a definitive agreement with respect to a Competing Transaction with any Person or Group, other than Acquiror, its Subsidiaries or Affiliates, to which the Company shall have furnished information or with which the Company shall have had any contacts or entered into any discussions or negotiations relating to a Competing Transaction at any time during the period commencing 12 months prior to the date of this Plan through the date of termination of this Plan or (2) within 12 months after such termination of this Plan, any Person or Group to which the Company shall have furnished such information or with which it shall have had such contacts, discussions or negotiations shall have acquired beneficial ownership, by tender offer or exchange offer or otherwise, of 35% or more of the outstanding Company Common Stock and, in either case, the consideration received or to be received by the shareholders of the Company participating in such transaction shall be higher on a per share basis than the consideration payable to the shareholders of the Company under this Plan on a per share basis or such transaction shall be on more favorable terms to the shareholders of the Company than the Merger, then in such case the Company shall pay to Acquiror $9 million.

  (iii) For purposes of subsection (b)(ii) of this Section 9.05, the value of the consideration received or to be received by the Company's shareholders shall be determined as of the date of the agreement or the transaction therein referenced, the value of the consideration payable to such shareholders under this Plan shall be determined as of the date of termination of this Plan and the consideration per share received or to be received by the shareholders of the Company in any transaction other than the Merger shall be equitably adjusted to give effect to any stock dividend, stock split or stock combination effected subsequent to the date of this Plan.

  (c) Any payment required to be made pursuant to Section 9.05(b) of this Plan shall be made to the Acquiror not later than two Business Days after delivery to the Company of notice of demand for payment, and shall be made by wire transfer of immediately available funds to an account designated by the Acquiror in the notice of demand for payment delivered pursuant to this
Section 9.05(c).

                                   ARTICLE X

                              General Provisions

  Section 10.01 Effectiveness of Representations, Warranties and Agreements.

  (a) Except as set forth in Section 10.01(b) of this Plan, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Plan.

  (b) The representations and warranties in this Plan shall terminate at the Effective Time.

  Section 10.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

    (a) If to any of the Acquiror Companies, to:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard
      Dallas, Texas 75201-3391
      Attention:Lester L. Coleman
                   Executive Vice President and General Counsel
      Telecopier No.: (214) 978-2658
  with a copy to:

      Vinson & Elkins L.L.P.
      First City Tower
      1001 Fannin
      Houston, Texas 77002-6760
      Attention: William E. Joor III
      Telecopier No.: (713) 758-2346

  (b) If to the Company, to:

      NUMAR Corporation
      508 Lapp Road
      Malvern, Pennsylvania 19355
      Attention:Edward P. Delson
                   Senior Vice President and Chief Financial Officer Telecopier No.: (610) 644-8131

  with a copy to:

      Drinker Biddle & Reath LLP
      1000 Westlakes Drive
      Suite 300
      Berwyn, Pennsylvania 19312
      Attention: Walter Mostek, Jr.
      Telecopier No.: 610/993-8585

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

  Section 10.03 Headings. The headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

  Section 10.04 Severability. If any term or other provision of this Plan is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Plan shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Plan so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 10.05 Entire Agreement. This Plan (together with the Annexes, the Company's Disclosure Letter and the Acquiror's Disclosure Letter) constitutes the entire agreement of the parties, and, except for the Confidentiality Agreement which shall remain in full force and effect, supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.

  Section 10.06 Assignment. This Plan shall not be assigned by operation of Law or otherwise.

  Section 10.07 Parties in Interest. This Plan shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Plan, express or implied, other than Section 7.10 which is intended also to benefit the directors and officers of the Company therein referenced, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Plan.

  Section 10.08 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Plan are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

  Section 10.09 Governing Law. This Plan shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of the Company shall be governed by the provisions of the PBCL and that any matter involving the internal corporate affairs of the Acquiror or Newco shall be governed by the provisions of the DGCL.

  Section 10.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Plan to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Plan for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section is without prejudice to any other rights that the parties hereto may have for any failure to perform this Plan.

  Section 10.11 Counterparts. This Plan may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          HALLIBURTON COMPANY

                                                   /s/ Lester L. Coleman
                                          By:__________________________________
                                             Lester L. Coleman
                                             Executive Vice President and
                                             General Counsel

                                          HALLIBURTON M. S. CORP.

                                                   /s/ Lester L. Coleman
                                          By:__________________________________
                                             Lester L. Coleman
                                             President

                                          NUMAR CORPORATION

                                                   /s/ Melvin M. Miller
                                          By:__________________________________
                                             Melvin M. Miller
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                                                        ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Plan shall have the meanings set forth below unless the context shall otherwise require:

  "Acquiror" shall mean Halliburton Company, a Delaware corporation, and its successors from time to time.

  "Acquiror Common Stock" shall mean the common stock, par value $2.50 per share, of the Acquiror.

  "Acquiror Companies" shall have the meaning ascribed to such term in the first paragraph of this Plan.

  "Acquiror Representatives" shall have the meaning ascribed to such term in
Section 6.04.

  "Acquiror Restricted Stock" shall mean Acquiror Common Stock issued in restricted stock awards pursuant to the Halliburton Company 1993 Stock and Long-Term Incentive Plan or the Halliburton Company Restricted Stock Plan for Non-Employee Directors and subject to the restrictions provided therein.

  "Acquiror Stock Options" shall mean stock options granted pursuant to the Acquiror Stock Plans.

  "Acquiror Stock Plans" shall mean the Halliburton Company 1993 Stock and Long-Term Incentive Plan and the Halliburton Company Restricted Stock Plan for Non-Employee Directors and the Landmark Graphics Corporation 1984 Incentive Stock Option Plan, the Landmark Graphics Corporation 1985 Incentive Stock Option Plan, the Landmark Graphics Corporation 1987 Nonqualified Stock Option Plan, the Landmark Graphics Corporation 1989 Flexible Stock Option Plan, the Landmark Graphics Corporation Directors' Stock Option Plan, the Landmark Graphics Corporation Consultants' Stock Option Plan, the Landmark Graphics Corporation 1990 Employee Stock Option Plan and the Landmark Graphics Corporation 1994 Flexible Incentive Plan.

  "Acquiror's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Acquiror and its Subsidiaries as of December 31, 1995 and December 31, 1996 and the related consolidated statements of operations and cash flows for the fiscal years ended December 31, 1994, 1995 and 1996, together with the notes thereto, all as audited by Arthur Andersen LLP, independent accountants, under their report with respect thereto dated January 22, 1997 and included in the Acquiror's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission.

  "Acquiror's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Acquiror as of December 31, 1996 included in the Acquiror's Audited Consolidated Financial Statements.

  "Acquiror's Consolidated Financial Statements" shall mean the Acquiror's Audited Consolidated Financial Statements and the Acquiror's Unaudited Consolidated Financial Statements.

  "Acquiror's Disclosure Letter" shall mean a letter of even date herewith delivered by the Acquiror to the Company with the execution of the Plan, which, among other things, shall identify exceptions to the Acquiror's representations and warranties contained in Article V by specific section and subsection references.

  "Acquiror's Rights Agreement" shall mean the Restated Rights Agreement dated December 1, 1996 between Halliburton Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

  "Acquiror's Unaudited Consolidated Financial Statements" shall mean the unaudited consolidated balance sheet of the Acquiror and its Subsidiaries as of March 31, 1997 and the related consolidated statements of operations and cash flows for the fiscal quarters ended March 31, 1996 and March 31, 1997, together with the notes thereto, included in the Acquiror's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission.

  "Affiliate" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

  "Articles of Merger" shall have the meaning ascribed to such term in Section 1926 of the PBCL.

  "Authorization" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any Governmental Authority.

  "Benefit Plans" shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained, or contributed to within six years prior to the date of this Plan; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

  "Business Day" means any day other than a day on which banks in the State of Texas or the Commonwealth of Pennsylvania are authorized or obligated to be closed;

  "Certificate of Merger" shall have the meaning ascribed to such term in
Section 252 of the DGCL.

  "Closing" shall mean a meeting, which shall be held in accordance with
Section 3.03, of representatives of the parties to the Plan at which, among other things, all documents deemed necessary by the parties to the Plan to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Plan are executed and delivered.

  "Closing Date" shall mean the date of the Closing as determined pursuant to
Section 3.03.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

  "Common Stock Exchange Ratio" shall mean the ratio of conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger as provided in
Section 3.01(a).

  "Company" shall mean NUMAR Corporation, a Pennsylvania corporation, and its successors from time to time.

  "Company Common Stock" shall mean the common shares, par value $0.01 per share, of the Company.

  "Company Option Plans" shall mean the Company's 1994 Stock Incentive Plan, 1995 Employee Stock Purchase Plan and the individual stock option agreements with the individuals named in Section 4.03(b) of the Company's Disclosure Letter.

  "Company Proxy Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Company Representatives" shall have the meaning ascribed to such term in
Section 6.03.

  "Company Stock Options" shall mean stock options granted pursuant to the Company Option Plans.

  "Company Shareholders' Meeting" shall have the meaning ascribed to such term in Section 7.01.

  "Company Warrants" shall mean those certain warrants to purchase 37,879 shares of Company Common Stock pursuant to the Warrant Agreement between the Company and MMC/GATX Partnership No. I dated August 16, 1991, as amended by Amendments Nos. 1, 2 and 3 thereto.

  "Company's Consolidated Balance Sheet" shall mean the consolidated balance sheet of the Company as of December 31, 1996 included in the Company's Audited Consolidated Financial Statements.

  "Company's Disclosure Letter" shall mean a letter of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of the Plan, which, among other things, shall identify exceptions to the Company's representations and warranties contained in Article IV by specific section and subsection references.

  "Company's Audited Consolidated Financial Statements" shall mean the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1995 and December 31, 1996 and the related consolidated and combined statements of operations and cash flows for the fiscal years ended December 31, 1994, 1995 and 1996, together with the notes thereto, all as audited by Coopers & Lybrand LLP, independent accountants, under their report with respect thereto dated March 4, 1997 and included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission.

  "Company's Consolidated Financial Statements" shall mean the Company's Audited Consolidated Financial Statements and the Company's Unaudited Consolidated Financial Statements.

  "Company's Unaudited Consolidated Financial Statements" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1997 and the related consolidated statements of operations and cash flows for the three months periods ended March 31, 1996 and March 31, 1997, together with the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission.

  "Competing Transaction" shall mean (a) a merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries; (b) a sale, lease, exchange, transfer or other disposition of 35% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (c) the acquisition (in the case of a Group, through the formation of such Group or otherwise) by a Person or Group of beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of 35% or more of the outstanding Company Common Stock, whether by tender offer or exchange offer or otherwise or (d) the acquisition in any manner, directly or indirectly, of a Material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Plan.

  "Confidentiality Agreement" shall mean that certain confidentiality agreement between the Acquiror and the Company dated May 27, 1997.

  "Constituent Corporations" shall mean the Company and Newco.

  "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

  "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

  "Current Benefit Plans" shall mean Benefit Plans that are sponsored, maintained, or contributed to by a specified Person or any of its Subsidiaries as of the date of this Plan.

  "DGCL" shall mean the General Corporation Law of the State of Delaware.

  "Dissenters' Shares" shall have the meaning ascribed to such term in Section 3.01(e).

  "Effective Time" shall mean the date and time of the completion of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in accordance with Section 2.02.

  "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended ("OPA"), any state or local Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws. For purposes of the Plan, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

  "Exchange Agent" shall mean ChaseMellon Shareholder Services, L.L.C.

  "Exchange Fund" shall mean the fund of Acquiror Common Stock, cash in lieu of fractional share interests and dividends and distributions, if any, with respect to such shares of Acquiror Common Stock established at the Exchange Agent pursuant to Section 3.02(a).

  "Expenses" shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Plan, the preparation, printing, filing and mailing of the Registration Statement and the Company Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

  "GAAP" shall mean accounting principles generally accepted in the United States as in effect from time to time consistently applied by a specified Person.

  "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

  "Group" shall have the meaning accorded to such term as it is defined under
Section 13(d) of the Exchange Act and the Regulations promulgated thereunder.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "IRS" shall mean the Internal Revenue Service.

  "Knowledge" shall mean, with respect to either the Company or the Acquiror, the actual knowledge of any executive officer of such party.

  "Law" shall mean all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

  "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

  "Material" shall mean material to the condition (financial and other), results of operations, business or prospects of a specified Person and its Subsidiaries, if any, taken as a whole; provided, however, that, as used in this definition the word "material" shall have the meaning accorded thereto pursuant to Section 11 of the Securities Act.

  "Material Adverse Effect" shall mean any change or effect that would be material and adverse to the consolidated business, condition (financial or otherwise), operations, performance or properties of a specified Person and its Subsidiaries, if any, taken as a whole; provided, however, that, as used in this definition the word "material" shall have the meaning accorded thereto pursuant to Section 11 of the Securities Act.

  "Material Contract" shall mean each contract, lease, indenture, agreement, arrangement or understanding to which a specified Person or any of its Subsidiaries is a party or to which any of the assets or operations of such specified Person or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant, in the case of the Company, to Paragraph (2), (4) or (10) of Item 601(b) and, in the case of the Acquiror, to Paragraph (10) (other than clause (iii) thereof) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by such Person under the Securities Act on the date of determination. Notwithstanding the foregoing, such term shall, in the case of the Company, include any of the following contracts, agreements or commitments, whether oral or written:

    (1) Any collective bargaining agreement or other agreement with any labor union;

    (2) any agreement, contract or commitment with any other Person, other than any agency or representation entered in the ordinary course of business, containing any covenant limiting the freedom of such specified Person or any of its Subsidiaries to engage in any line of business or to compete with any other Person;

    (3) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year of $100,000 or more;

    (4) any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer or director thereof (i) having more than one year to run from the date hereof,
  (ii) providing for an obligation to pay or accrue compensation of $100,000 or more per annum or (iii) providing for the payment or accrual of any additional compensation upon a change in control of such Person or any of its Subsidiaries or upon any termination of such employment or consulting relationship following a change in control of such Person or any of its Subsidiaries;

    (5) any agency or representation agreement with any Person that is not terminable by the Company or one of its Subsidiaries without penalty upon not more than one year's notice; and

    (6) any confidentiality agreement, development agreement or license agreement relating to the products of the Company or any of its Subsidiaries.

  "Merger" shall mean the merger of Newco with an into the Company as provided in Article II of this Plan.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "Newco" shall mean Halliburton M.S. Corp., a Delaware corporation and a wholly owned Subsidiary of the Acquiror.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local.

  "PBCL" shall mean the Business Corporation Law of the Commonwealth of Pennsylvania.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Permitted Encumbrances" shall mean the following:

    (1) liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

    (2) mechanics' and materialmen's liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the specified Person or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

    (3) liens in respect of judgments or awards with respect to which the specified Person or one of its Subsidiaries shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person or such Subsidiary shall have secured a stay of execution pending such appeal or such proceeding for review; provided that such Person or such Subsidiary shall have set aside on its books adequate reserves with respect thereto;

    (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

    (5) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent.

  "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority.

  "Plan" shall mean the Agreement and Plan of Merger made and entered into as of June 9, 1997 among Acquiror, Newco and the Company, including any amendments thereto and each Annex (including this Annex A) and schedule thereto (including the Acquiror's Disclosure Letter and the Company's Disclosure Letter).

  "Pooling Transaction" shall mean a business combination that is treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the Commission.

  "Prospectus/Proxy Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Registration Statement" shall have the meaning ascribed to such term in
Section 7.02(a).

  "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE or the NASD.

  "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the Commission).

  "Representatives" shall mean, collectively, the Company's Representatives and the Acquiror's Representatives.

  "SEC Reports" shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of shareholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a specified Person with the Commission pursuant to the Securities Act or the Exchange Act.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Significant Subsidiary" means any Subsidiary of the Company or Acquiror, as the case may be, that constitutes a significant subsidiary of such party as such term is defined in Rule 1-02 of Regulation S-X of the Commission.

  "Stock Option Agreement" shall mean that certain Stock Option Agreement of even date herewith between the Acquiror and the Company.

  A "Subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

  "Surviving Corporation" shall mean the Company as the corporation surviving the Merger.

  "Tax Returns" shall have the meaning ascribed to such term in Section 4.14(a) of the Plan.

  "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

  "Terminated Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by a specified Person or any of its Subsidiaries within six years prior to the date of this Plan but which have been terminated prior to the date of this Plan.

  "Terminating Acquiror Breach" shall have the meaning ascribed to such term in
Section 9.01(c).

  "Terminating Company Breach" shall have the meaning ascribed to such term in
Section 9.01(b).

  "Voting Agreement" shall mean one of those several Voting Agreements of even date herewith between the Acquiror and certain shareholders of the Company.

                                                                        ANNEX B

                          NUMAR AFFILIATE'S AGREEMENT

Halliburton Company
3600 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-3391

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of NUMAR Corporation, a Pennsylvania corporation (the "Company"), as that term is defined in the Regulations of the Commission under the Securities Act.

  Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Halliburton Company, a Delaware corporation (the "Acquiror"), Halliburton M.S. Corp., a newly formed Delaware corporation and a wholly owned subsidiary of the Acquiror ("Newco"), and the Company to be dated as of June 9, 1997 (the "Plan") providing, among other things, for the merger of Newco with and into the Company (the "Merger"), the undersigned will be entitled to receive shares of Acquiror Common Stock in exchange for shares of Company Common Stock owned by the undersigned at the Effective Time of the Merger as determined pursuant to the Plan. Capitalized terms used but not defined herein are defined in Annex A to the Plan and are used herein with the same meanings as ascribed to them therein.

  The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

  In consideration of the agreements contained herein, the Acquiror's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of
(i) Company Common Stock during the period from the date hereof until the earlier of the Effective Time and the termination of the Plan (which period, if the Merger is consummated, will be greater than 30 days), (ii) Acquiror Common Stock received by the undersigned pursuant to the Merger or otherwise owned by the undersigned until such time as financial statements that include at least 30 days of combined operations of the Company and the Acquiror after the Merger shall have been publicly reported, unless the undersigned shall have delivered to the Acquiror prior to any such sale, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for the Acquiror, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to the Acquiror, to the effect that such sale, transfer or other disposition will not cause the Merger to not to be treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and the Regulations of the Commission or (iii) Acquiror Common Stock received by the undersigned pursuant to the Merger in violation of the Securities Act or the Regulations thereunder. The undersigned has been advised that the offering, sale and delivery of the shares of Acquiror Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the shareholders of the Company, the Acquiror Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

  The undersigned also understands that instructions will be given to the transfer agent for the Acquiror Common Stock with respect to the Acquiror Common Stock to be received by the undersigned pursuant to the

Merger and that there will be placed on the certificates representing such shares of Acquiror Common Stock, or any substitutions therefor, a legend stating in substance as follows:

  "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and Halliburton Company, a copy of which agreement is on file at the principal offices of Halliburton Company."

  It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if (i) the undersigned shall have delivered to the Acquiror an opinion of counsel, in form and substance reasonably satisfactory to the Acquiror, to the effect that (A) the sale or other disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act and (B) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act and (ii) the other restrictions set forth herein are no longer applicable.

  By its execution hereof, the Acquiror agrees that it will, as long as the undersigned owns any Acquiror Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

  If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          By:__________________________________
                                             Name:
                                             Title:
                                             Date:
                                             Address:

ACCEPTED this    day of June, 1997

Halliburton Company

By:__________________________________
  Name:
  Title:

                                                                        ANNEX C

                       HALLIBURTON AFFILIATE'S AGREEMENT

Halliburton Company
3600 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-3391

Ladies and Gentlemen:

  The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Halliburton Company, a Delaware corporation (the "Acquiror"), as that term is defined in the Regulations of the Commission under the Securities Act.

  The undertakings contained in this Affiliate's Agreement are being given by the undersigned in connection with that certain Agreement and Plan of Merger by and among the Acquiror, Halliburton M.S. Corp., a newly formed Delaware corporation and a wholly owned subsidiary of the Acquiror ("Newco"), and NUMAR Corporation, a Pennsylvania corporation (the "Company"), to be dated as of June 9, 1997 (the "Plan"), providing, among other things, for the merger of Newco with and into the Company (the "Merger"). Capitalized terms used but not defined herein are defined in Annex A to the Plan and are used herein with the same meanings as ascribed to them therein.

  The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

  In consideration of the agreements contained herein, the Acquiror's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of
(i) Company Common Stock during the period from the date hereof until the earlier of the Effective Time and the termination of the Plan (which period, if the Merger is consummated, will be greater than 30 days) or (ii) Acquiror Common Stock owned by the undersigned until such time as financial statements that include at least 30 days of combined operations of the Company and the Acquiror after the Merger shall have been publicly reported, unless the undersigned shall have delivered to the Acquiror prior to any such sale, transfer or other disposition, a written opinion from Arthur Andersen LLP, independent public accountants for the Acquiror, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to the Acquiror, to the effect that such sale, transfer or other disposition will not cause the Merger to not to be treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and the Regulations of the Commission.

  If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          By:__________________________________
                                             Name:
                                             Title:
                                             Date:
                                             Address:

ACCEPTED this    day of June, 1997

Halliburton Company

By:__________________________________
  Name:
  Title:

                                                                      APPENDIX B


                             STOCK OPTION AGREEMENT

                                 BY AND BETWEEN

                              HALLIBURTON COMPANY

                                      AND

                               NUMAR CORPORATION

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT (the "Agreement"), dated as of June 9, 1997, by and between NUMAR Corporation, a Pennsylvania corporation (the "Company"), and Halliburton Company, a Delaware corporation (the "Grantee").

                                   RECITALS

  The Grantee, the Company and Halliburton M.S. Corp., a Delaware corporation and a wholly owned subsidiary of the Grantee ("Newco") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Plan") providing, among other things, for the merger (the "Merger") of Newco with and into the Company which shall be the surviving corporation.

  The Board of Directors of the Company has recommended the approval of the Plan by the stockholders of the Company.

  As a condition and inducement to the Grantee's willingness to enter into the Plan, the Grantee has requested that the Company agree, and the Company has agreed, to grant the Grantee the Option (as defined below).

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, the Company and the Grantee agree as follows:

  1. Capitalized Terms. Capitalized terms used but not defined herein are defined in the Plan and are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  2. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares equal to up to 15.0% of the shares of Company Common Stock outstanding as of the date hereof (as adjusted as set forth herein) (the "Option Shares"), at a purchase price of $36.00 per Option Share (the "Exercise Price").

  3. Term. The Option shall be exercisable and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event (as hereinafter defined) or (iii) termination of the Plan prior to the occurrence of an Exercise Event (the "Option Term"). The rights and obligations set forth in Sections 7, 8, 9 and 10 shall not terminate at the expiration of the Option Term, but shall extend to such time as is provided in those Sections.

  4. Exercise of Option.

  (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term following the occurrence of an Exercise Event. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

  (b) As used herein, an "Exercise Event" shall mean any of the following events:

    (i) any Person (other than the Grantee or any Affiliate of the Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) a tender or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such Person would own or control 35% or more of the then outstanding Company Common Stock and the Board of Directors of the Company, within ten Business Days thereafter, either fails to recommend against acceptance of such tender or exchange offer by the Company's shareholders or takes no position with respect thereto; or

    (ii) any Person (other than the Grantee, the Company or any of their Subsidiaries) shall, subsequent to the date of this Agreement, acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any Group shall have been formed that beneficially owns, or has the right to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, (A) 35% or more of the then outstanding Company Common Stock and the Plan has failed to receive the requisite vote at the Company Shareholders' Meeting or (B) 45% or more of the then outstanding Company Common Stock.

  (c) If the Grantee wishes to exercise the Option, it shall send a written notice (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, however, that, if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable Law, Regulation or Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided, further, that, without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with such purchase, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and shall expeditiously process the same (and the Company shall cooperate with the Grantee in the filing of any such notice or application and the obtaining of any such Authorization), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such Authorization has been obtained and, in either event, any requisite waiting period has passed.

  (d) Notwithstanding Section 4(c), in no event shall any Closing Date be more than 12 months after the related Notice Date, and, if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any required Authorization of a Governmental Authority, the exercise of the Option effected on the Notice Date shall be deemed to have expired. If (i) the Grantee receives official notice that an Authorization of any Governmental Authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required Authorization of a Governmental Authority, the Grantee shall be entitled to exercise its right as set forth in Section 7 or to exercise the Option in connection with the resale of the Company Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 4 and Section 5 shall apply with appropriate adjustments to any such exercise in connection with such a resale.

  5. Payment and Delivery of Certificates.

  (a) On each Closing Date, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

  (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

  (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 9, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

  A new certificate or certificates evidencing the same number of shares of the Company Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend, insofar as it applies to the Securities Act, if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  6. Adjustment Upon Changes in Capitalization, Etc.

  (a) In the event of any change in the Company Common Stock by reason of a stock dividend, split-up, combination, recapitalization, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Company Common Stock then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 15.0% of the number of shares of the Company Common Stock then issued and outstanding shares of Company Common Stock; provided, however, that the number of shares of the Company Common Stock subject to the Option shall only be increased to the extent the Company then has available authorized but unissued and unreserved shares of the Company Common Stock.

  (b) If the Company shall enter into an agreement (i) to consolidate, exchange shares or merge with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any Person, other than the Grantee or one of its Subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of its Subsidiaries, then, and in each such case, the proper provisions shall be made in the agreement governing such transaction so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised this Option immediately prior to such transaction or the record date for determining stockholders entitled to participate therein, as appropriate.

  (c) The provisions of Sections 7, 8, 9, 10 and 11 shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

  7. Repurchase at the Option of Grantee.

  (a) At any time during the Option Term, at the request of the Grantee made at any time after the first Repurchase Event (as hereinafter defined) and ending on the first anniversary thereof (the "Put Period"), the Company (or any successor thereto) shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised and (ii) all (but not less than all) the shares of Company Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has beneficial ownership. The date on which the Grantee exercises its rights under this Section 7 is referred to as the "Grantee Request Date." Such repurchase shall be at an aggregate price (the "Section 7 Repurchase Consideration") equal to the sum of:

    (i) the aggregate exercise price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for any Option Shares as to which the Option has theretofore been exercised and with respect to which the Grantee then has beneficial ownership;

    (ii) the excess, if any, of the Applicable Price (as defined below), over the Exercise Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by the Grantee for each Option Share as to which the Option has been exercised and with respect to which the Grantee then has beneficial ownership, multiplied by the number of such shares; and

    (iii) the excess, if any, of (x) the Applicable Price for each share of Company Common Stock over (y) the Exercise Price (subject to adjustment pursuant to Section 6), multiplied by the number of Option Shares as to which the Option has not been exercised.

  (b) If the Grantee exercises its rights under this Section 7, the Company shall, within five Business Days after the Grantee Request Date, pay the
Section 7 Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option and the certificates evidencing the shares of Company Common Stock purchased thereunder with respect to which the Grantee then has beneficial ownership, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 7, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Liens.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant a tender or exchange offer made for shares of Company Common Stock after the date hereof and on or prior to the Grantee Request Date, (ii) the price per share to be paid by any third Person for shares of Company Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with the Company entered into on or prior to the Grantee Request Date, or (iii) the highest bid price per share of Company Common Stock as quoted on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, the highest bid price per share as quoted on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 60 Business Days preceding the Grantee Request Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, a "Repurchase Event" means the occurrence of any Exercise Event specified in Section 4(b)(ii), (iii) or (iv).

  (e) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 7 in a manner that would result in the cash payment to the Grantee of an aggregate amount under this Section 7 of more than $12 million, including the amount, if any, paid to the Grantee pursuant to Section 9.05(b) of the Plan; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

  8. Repurchase at the Option of the Company.

  (a) Unless the Grantee shall have previously exercised its rights under
Section 7, at the request made by the Company at any time during the six-month period commencing at the expiration of the Put Period (the "Call Period"), the Company may repurchase from the Grantee, and the Grantee shall sell to the Company, all (but not less than all) the shares of Company Common Stock acquired by the Grantee pursuant hereto and with respect to which the Grantee has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (A) the Current Market Price (as hereinafter defined) or (B) the Exercise Price per share in respect of the shares so acquired (such price per share multiplied by the number of shares of Company Common Stock to be repurchased pursuant to this Section 8 being herein called the "Section 8 Repurchase Consideration"). The date on which the Company exercises its rights under this Section 8 is referred to as the "Company Request Date." Notwithstanding the first sentence of this Section 8(a), the Grantee, within 30 days following the Company Request Date, may deliver an Offeror's Notice pursuant to Section 10, in which case the provisions of Section 10 and not those of this Section 8 shall control (unless the sale to a third Person contemplated thereby is not consummated). The Company's rights under this
Section 8 shall be suspended (and the Call Period shall be extended accordingly) during any period when the exercise of such rights would subject the Grantee to liability pursuant to Section 16(b) of the Exchange Act by reason of the issuance of the Option, any adjustment pursuant to Section 6 hereof, the Grantee's purchase of shares of Company Common Stock hereunder or the Grantee's sale of shares pursuant to Section 7, 8 or 10.

  (b) If the Company exercises its rights under this Section 8 and the Grantee does not deliver an Offeror's Notice or, having delivered an Offeror's Notice, the Grantee does not sell the shares to a third Person pursuant thereto, the Company shall, within five Business Days after the expiration of the Grantee's right to deliver an Offeror's Notice or to sell the shares subject to an Offeror's Notice to a third Person, pay the Section 8 Repurchase Consideration in immediately available funds, and the Grantee shall surrender to the Company certificates evidencing the shares of Company Common Stock purchased hereunder, and the Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 8, the Grantee had sole record and beneficial ownership of such shares and that such shares were then held free and clear of all Liens.

  (c) As used herein, "Current Market Price" means the average closing sales price per share of Company Common Stock quoted on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) for the ten Business Days preceding the date of the Company's request for repurchase pursuant to this Section 8.

  9. Registration Rights.

  (a) The Company shall, if requested by the Grantee at any time and from time to time within two years of the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is necessary or desirable in order to permit the offering, sale and delivery of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

  (b) The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that the Company shall not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; and provided further that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition (financial or other), business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee shall not be required to pay any of such expenses and shall retain all remaining rights to request registration.

  (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

  10. First Refusal. At any time after the first occurrence of an Exercise Event and prior to the second anniversary of the first purchase of shares of Company Common Stock pursuant to the Option, if the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares or other securities acquired by it pursuant to the Option, it shall give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by the Company shall be settled within ten Business Days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds. If the Company shall fail or refuse to purchase all the shares or other securities covered by an Offeror's Notice, the Grantee may, within sixty days from the date of the Offeror's Notice, sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence shall not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 10 shall not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company, (c) any sale by means of a public offering registered under the Securities Act or (d) any transfer to a wholly owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  11. Listing. If the Company Common Stock or any other securities then subject to the Option are then listed on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on another trading market or exchange), the Company, upon the occurrence of an Exercise Event, shall promptly file an application to list on The Nasdaq National Market, such other market comprising a part of The Nasdaq Stock Market or such other trading market or exchange, as applicable, the shares of the Company Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

  12. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  13. Miscellaneous.

  (a) Expenses. Except as otherwise provided in the Plan or in Sections 7, 8 or 9 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Plan, this Agreement (including the Plan and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  (d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the PBCL.

  (e) Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to the Company to:

    NUMAR Corporation
    508 Lapp Road
    Malvern, Pennsylvania 19355
    Attention:Edward P. Delson
    Senior Vice President and Chief Financial Officer
    Telecopier No.: (610) 644-8131

      with a copy to:

      Drinker Biddle & Reath LLP
      1000 Westlakes Drive
      Suite 300
      Berwyn, Pennsylvania 19312
      Attention: Walter Mostek, Jr.
      Telecopier No.: (610) 993-8585

  If to Grantee to:

    Halliburton Company
    3600 Lincoln Plaza
    500 North Akard
    Dallas, Texas 75201-3391
    Attention:Lester L. Coleman
    Executive Vice President and General Counsel
    Telecopier No.: (214) 978-2658

      with a copy to:

      Vinson & Elkins L.L.P.
      2300 First City Tower
      1001 Fannin Street
      Houston, Texas 77002-6760
      Attention: William E. Joor III, Esq.
      Telecopier No.: (713) 615-5282

  (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          NUMAR CORPORATION

                                             /s/ Melvin M. Miller
                                          By: _________________________________
                                             Melvin M. Miller
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                          HALLIBURTON COMPANY

                                             /s/ Lester L. Coleman
                                          By: _________________________________
                                             Lester L. Coleman
                                             Executive Vice President and
                                             General Counsel

                                                                      APPENDIX C

                                    FORM OF

                                VOTING AGREEMENT

                                 BY AND BETWEEN

                   CERTAIN SHAREHOLDERS OF NUMAR CORPORATION

                                      AND

                              HALLIBURTON COMPANY

                               VOTING AGREEMENT

  VOTING AGREEMENT ("Agreement") dated as of June 9, 1997, between Halliburton
Company, a Delaware corporation (the "Acquiror"), and           (the
"Shareholder"), a holder of common shares, par value $0.01 per share, of NUMAR Corporation, a Pennsylvania corporation (the "Company").

                                   RECITALS:

  The Shareholder beneficially owns an aggregate of      common shares
(together with any additional common shares as to which beneficial ownership is acquired by any member of the Shareholder Group described below, the "Company Shares"), par value $0.01 per share ("Company Common Shares"), of the Company.

  The Acquiror is prepared to enter into an Agreement and Plan of Merger with the Company (the "Plan") providing for the merger of a wholly owned subsidiary of Acquiror with and into the Company and the conversion in such merger of each Company Common Share into the number of shares of the Common Stock, par value $2.50 per share, of the Acquiror set forth in the Plan (the "Merger").

  To facilitate the Merger, the Shareholder is willing to enter into certain arrangements with respect to the Company Shares.

  NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  1. Shareholder's Support of the Merger. From the date hereof until December 31, 1997, or, if earlier, termination of the Plan:

    (a) Except as contemplated by the Plan or hereby, neither the Shareholder nor any Person controlled by the Shareholder, other than the Company and its subsidiaries (collectively, the "Shareholder Group"), will, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Company Shares to any Person other than any member of the Shareholder Group or the Acquiror or its designee, or grant an option with respect to any of the Company Shares or enter into any other agreement or arrangement with respect to any of the Company Shares.

    (b) The Shareholder agrees that the Shareholder will vote, and will cause each member of the Shareholder Group to vote, all Company Shares entitled to vote and beneficially owned by such Persons (i) in favor of the Merger and (ii), subject to the provisions of paragraph (c) below, against any combination proposal or other matter that may (in the reasonable opinion of the Acquiror) interfere or be inconsistent with the Merger (including without limitation a Competing Transaction).

    (c) The Shareholder agrees that, if requested by the Acquiror in writing in order to facilitate the Merger, the Shareholder will not, and will cause each member of the Shareholder Group not to, attend or vote any Company Shares beneficially owned by any such Person at any annual or special meeting of shareholders or execute any written consent of shareholders.

    (d) Neither the Shareholder nor any other member of the Shareholder Group will initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries, a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, the acquisition by a Person or Group of beneficial ownership or the right to acquire beneficial ownership of 50% or more of the outstanding Company Common Shares, whether by tender offer, exchange offer or otherwise, or the acquisition in any manner, directly or indirectly, of a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by the Plan (a "Competing Transaction"), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Shareholder or any member of the Shareholder Group or any investment banker, financial advisor, attorney, accountant or other representative retained by the Shareholder or any other member of the Shareholder Group to take any such action. The Shareholder shall promptly notify the Acquiror of all relevant terms of any such inquiries or proposals received by such Shareholder or any other member of the Shareholder Group or by any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and, if such inquiry or proposal is in writing, such Shareholder shall deliver or cause to be delivered to the Acquiror a copy of such inquiry or proposal.

    (e) The Shareholder hereby consents to the Acquiror's announcement in any press release, public filing, advertisement or other document, that the Shareholder has entered into this Agreement.

    (f) To the extent inconsistent with the provisions of this Section 1, the Shareholder hereby revokes, and will cause each member of the Shareholder Group to revoke, any and all proxies with respect to such member's Company Common Shares or any other voting securities of the Company.

  2. Miscellaneous

  (a) The Shareholder, on the one hand, and the Acquiror, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedies to which they may be entitled at law or equity.

  (b) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

  (c) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telecopier (subject to receipt of electronic confirmation) or sent by registered mail, postage prepaid:

  If to the Acquiror:

    Halliburton Company
    3600 Lincoln Plaza
    500 N. Akard Street
    Dallas, Texas 75201-3391
    Attention:Lester L. Coleman
    Executive Vice President and General Counsel
    Telecopier No.: (214) 978-2658

    with a copy to:

    Vinson & Elkins L.L.P.
    First City Tower
    1001 Fannin
    Houston, Texas 77002-6760
    Attention: William E. Joor III
    Telecopier No.: (713) 758-2346

  If to the Shareholder:


or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telecopier shall be deemed delivered on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

  (d) From and after the termination of this Agreement, the covenants of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

  (e) For purposes of this Agreement, the following terms shall have the following meanings:

    (i) Affiliate. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

    (ii) Associate. "Associate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

    (iii) Beneficial Owner. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Company Shares in accordance with the interpretations of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Shares that such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant, options or otherwise.

    (iv) Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (v) Person. A "Person" shall mean any individual, firm, corporation, partnership, trust, limited liability company or other entity.

    (vi) Significant Subsidiary. "Significant Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of SEC Regulation S-X as in effect on the date hereof.

  (g) The Shareholder hereby represents and warrants to the Acquiror as follows: The Shareholder has full power and authority to enter into this Agreement; neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) conflict with or result in a breach, default or violation of (A) any of the terms, provisions or conditions of the certificate of incorporation or bylaws of any member of the Shareholder Group or (B) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any member of the Shareholder Group is a party or to which it is subject, (ii) result in the creation of any lien, charge or other encumbrance on any Company Common Shares or (iii) require any member of the Shareholder Group to obtain the consent of any private nongovernmental third party; and no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement (with the exception of an amended
Schedule 13D to be filed by the Shareholder pursuant to the Exchange Act) or the Shareholder's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

  (h) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  (i) No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

  (j) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania.

  (k) This Agreement constitutes the entire agreement, and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates.

  (l) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the Shareholder and the Acquiror have each caused this Agreement to be duly executed by an officer or other Person, thereunto duly authorized, all as of the day and year first above written.

                                          HALLIBURTON COMPANY

                                          By: _________________________________
                                            Lester L. Coleman
                                            Executive Vice President and
                                            General Counsel

                                          [Shareholder]

                                          By: _________________________________

                                                                     APPENDIX D

                                                                August 29, 1997

The Board of Directors
NUMAR Corporation
508 Lapp Road
Malvern, Pennsylvania 19355

Members of the Board of Directors:

  You have asked us to advise you with respect to the fairness from a financial point of view to the shareholders of NUMAR Corporation ("NUMAR" or the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of a wholly-owned subsidiary of Halliburton Company ("Halliburton") with and into NUMAR pursuant to the Agreement and Plan of Merger (the "Merger" Agreement") dated June 9, 1997, among the Company, Halliburton and Halliburton M. S. Corp. ("Newco"). Pursuant to the Merger each outstanding common share, par value $.01 per share, of the Company ("Company Common Stock"), other than shares held in treasury or held by Halliburton or any direct or indirect wholly-owned subsidiary of NUMAR or Halliburton or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.48322 shares (the "Exchange Ratio") of Halliburton common stock, par value $2.50 per share ("Halliburton Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroder Wertheim has acted as financial advisor to NUMAR with respect to the Merger, for which we will receive fees, a portion of which is contingent upon consummation of the Merger. Since 1994, Schroder Wertheim has also worked with NUMAR on several corporate transactions for which we have received fees.

  In arriving at our opinion, we have:

    i. reviewed the Merger Agreement and certain related documents;

    ii reviewed certain publicly available financial and other information of the Company and Halliburton, respectively;

    iii. considered certain prospective financial information provided by NUMAR management;

    iv. held discussions with senior NUMAR and Halliburton management regarding the business, operations, financial condition and prospects of the Company and Halliburton, respectively (independently and combined);

    v. reviewed the valuations of publicly traded companies that we deemed comparable to the Company;

    vi. compared the financial terms of the Merger to the financial terms of other transactions which we deemed relevant;

    vii. prepared discounted cash flow analyses of NUMAR's operations;

    viii. reviewed the historical trading prices and volumes of the Company and Halliburton Common Stock; and

    ix. performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

  In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to or obtained by us. We have not attempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of NUMAR or Halliburton, nor have we been furnished with any such appraisals. With respect to financial forecasts and projections for NUMAR, we have been advised by NUMAR, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect NUMAR management's most currently available estimates and judgments as to the expected future financial performance of NUMAR.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of NUMAR or any of its assets.

  Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

  This opinion is for the information of the Board of Directors of NUMAR for its use in evaluating the Merger Agreement. Our opinion does not address the merits of the underlying decision by NUMAR to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger and may not be reproduced, disseminated, quoted or referred to in any manner or for any purpose without our prior written consent.

  Based upon and subject to the foregoing considerations, we are of the opinion, as investment bankers, that as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of NUMAR.

                                          Very truly yours,

                                          Schroder Wertheim & Co. Incorporated


                                          By:__________________________________
                                                     Robert I. Israel
                                                     Managing Director

                                                                     APPENDIX E

                     PENNSYLVANIA BUSINESS CORPORATION LAW
                        SUBCHAPTER D. DISSENTERS RIGHTS

  1571 APPLICATION AND EFFECT OF SUBCHAPTER.--(a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).

    Section 1930 (relating to dissenters rights).

    Section 1931(d) (relating to dissenters rights in share exchanges).

    Section 1932(c) (relating to dissenters rights in asset transfers).

    Section 1952(d) (relating to dissenters rights in division).

    Section 1962(c) (relating to dissenters rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(c) (relating to dissenters rights upon election).

    Section 2705(d) (relating to dissenters rights upon renewal of election).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

  (b) Exceptions.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

    (i) listed on a national securities exchange; or

    (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

  (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

    (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

    (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

    (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

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

  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

  (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) A copy of this subchapter.

  (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

  (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

  1572 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

  "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

  "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

  "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

  "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

  1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS.--(a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially

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

owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

  1574 NOTICE OF INTENTION TO DISSENT.--If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

  1575 NOTICE TO DEMAND PAYMENT.--(a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

  1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.--(a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

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

  1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.--(a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subjection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

  1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.--(a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

  1579 VALUATION PROCEEDINGS GENERALLY.--(a) General rule.--Within 60 days after the latest of:

    (1) Effectuation of the proposed corporate action;

    (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

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

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

  1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS.--(a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

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